===============================================================================
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 16, 1999
                           REGISTRATION NO. 333-334765

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            IXION BIOTECHNOLOGY, INC.
                 (Name of Small Business Issuer in Its Charter
     Delaware                        2834                      59-3174033
  (State or Other             (Primary Standard             (I.R.S. Employer
   Jurisdiction of                 Industrial              Identification No.)
  Incorporation or              Classification
   Organization)                 Code Number)

                          13709 Progress Blvd., Box 13
                           Alachua, Florida 32615-9495
                                  904-418-1428
           (Address and Telephone Number of Principal Executive
                 Offices and Principal Place of Business)

                                Weaver H. Gaines
                          13709 Progress Blvd., Box 13
                           Alachua, Florida 32615-9495
                                  904-418-1428
            (Name, Address and Telephone Number of Agent for Service)
                                     ------
                                    Copy to:
                              Bruce Brashear, Esq.
                           Brashear & Associates, P.L.
                               926 NW 13th Street,
                              Gainesville, FL 32601
                    352-336-0800 Facsimile No. 352-336-0505

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                       CALCULATION OF REGISTRATION FEE

---------------------------------- ------------------------- ----------------- --------------------- ----------------
Title of Each Class of             Amount to be Registered   Proposed Max      Proposed Max          Amount of
Securities to be Registered        (1)                       Offering Price    Aggregate Offering    Registration
                                                             Per Security      Price (1)(2)          Fee (1)(2)
---------------------------------- ------------------------- ----------------- --------------------- ----------------
---------------------------------- ------------------------- ----------------- --------------------- ----------------
Units Consisting of                150,000 Units             $10.00            $1,500,000            $1,212
---------------------------------- ------------------------- ----------------- --------------------- ----------------
---------------------------------- ------------------------- ----------------- --------------------- ----------------
 (a) One Share Voting Common
Stock, par value $.01 per share
("Common Stock"                    150,000 Shares
---------------------------------- ------------------------- ----------------- --------------------- ----------------
---------------------------------- ------------------------- ----------------- --------------------- ----------------
 (b).25 Charitable Benefit Warrant
to purchase shares of Voting
Common Stock at $20.00
per share                          37,500 Warrants
---------------------------------- ------------------------- ----------------- --------------------- ----------------
---------------------------------- ------------------------- ----------------- --------------------- ----------------
Voting Common Stock purchaseable
pursuant to Warrants
                                   37,500 Shares             $20.00            $750,000              $606
---------------------------------- ------------------------- ----------------- --------------------- ----------------

 (1) 400,000 Units and 100,000 Warrants and Warrant Shares originally registered. Registration fee calculated on original registration amount.
 (2) Estimated solely for purposes of calculating the registration fee.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         IXION BIOTECHNOLOGY, INC.------CROSS REFERENCE SHEET------

Form SB-2 Item Nos. and Caption              Prospectus Caption
--------------------------------------- ---------------------------------------
1. Front of Registration Statement      Outside Front Cover Page
   and Outside Front Cover of
   Prospectus
--------------------------------------- ---------------------------------------
2. Inside Front and Outside Back        Inside Front and Outside Back Cover
   Cover Pages of Prospectus            Pages
--------------------------------------- ---------------------------------------
3. Summary Information and Risk Factors Prospectus Summary; Risk Factors
--------------------------------------- ---------------------------------------
4. Use of Proceeds                      Use of Proceeds
--------------------------------------- ---------------------------------------
5. Determination of Offering Price      Plan of Distribution
--------------------------------------- ---------------------------------------
6. Dilution                             Dilution
--------------------------------------- ---------------------------------------
7. Selling Security-Holders             Not Applicable
--------------------------------------- ---------------------------------------
8. Plan of Distribution                 Outside Front Cover Page; Plan of
                                        Distribution
--------------------------------------- ---------------------------------------
9. Legal Proceedings                    Business - Legal Proceedings
--------------------------------------- ---------------------------------------
10. Directors, Executive Officers,      Management
    Promoters and Control Persons
--------------------------------------- ---------------------------------------
11. Security Ownership of Certain       Principal Shareholders
    Beneficial Owners and Management
--------------------------------------- ---------------------------------------
12. Description of Securities           Description of Securities; Shares
                                        Eligible For Future Sale
--------------------------------------- ---------------------------------------
13. Interest of Named Experts and       Legal Matters; Experts
    Counsel
--------------------------------------- ---------------------------------------
14. Disclosure of Commission Position   Description of Securities
    on Indemnification for Securities
    Act Liabilities
--------------------------------------- ---------------------------------------
15. Organization Within Last Five Years Certain Relationships and Related Party
                                        Transactions
--------------------------------------- ---------------------------------------
16. Description of Business             Prospectus Summary; Business
--------------------------------------- ---------------------------------------
17. Management's Discussion and         Management's Discussion and Analysis of
    Analysis or Plan ofOperation        Financial Conditions and Results of
                                        Operations
--------------------------------------- ---------------------------------------
18. Description of Property             Business
--------------------------------------- ---------------------------------------
19. Certain Relationships and Related   Certain Relationships and Related Party
    Transactions                        Transactions
--------------------------------------- ---------------------------------------
20. Market for Common Equity and        Description of Securities
    Related Stockholder Matters
--------------------------------------- ---------------------------------------
21. Executive Compensation              Management
--------------------------------------- ---------------------------------------
22. Financial Statements                Financial Statements
--------------------------------------- ---------------------------------------
23. Changes in and Disagreements with   Not Applicable
    Accountants on Accounting and
    Financial Disclosure
--------------------------------------- ---------------------------------------

                       Initial Public Offering Prospectus





                                      IXION


                                  150,000 Units
                                 $10.00 per Unit
                        Minimum Purchase 50 Units ($500)



Ixion Biotechnology, Inc.            We are a recently-founded biotechnology
13709 Progress Blvd., Box 13         company, and have lost money since we were
Alachua, FL 32615-9495               founded.  We are developing two product
904-418-1428                         lines.  One is a cure for immune mediated
Fax: 904-418-1583                    diabetes (also called Type I diabetes)
Email: Info@ixion-biotech.com        based on transplanting artificially-grown
                                     human pancreatic islets.  We grow these
                                     islets from stem cells which we obtain
                                     from adult donors.

                                     The other product line is a diagnosis and
                                     treatment of oxalate-related diseases.
The Offering                         Oxalate is found normally in the body, but
                                     can be toxic, especially to mammals.
                                     Unfortunately, oxalate is a common
               Per                   byproduct of metabolism and is also present
               Unit      Total       in large amounts in typical diets.  In high
                                     concentrations, oxalate causes death, but
Public Price  $10.00   $1,500,000    even in smaller concentrations it is
Commissions   $  .50   $   75,000    associated with various pathological
                                     disorders, such as kidney stones, cystic
Proceeds to                          fibrosis, hyperoxaluria, and Crohn's
Ixion         $ 9.50   $1,425,000    disease.

This is our initial public offering, and no public market exists for our shares.
     The offering price may not reflect the market price, if any, for our shares after the offering.

         We are making this offering directly, meaning there are no brokers involved (except in Florida where a broker is required under Florida law). We will sell the shares directly. You must purchase a minimum of 50 Units ($500). Because there is no minimum total number of Units to be sold, and no escrow, we will get all funds immediately. See "Use of Proceeds." We will terminate the offering upon the earliest of:
the sale of all Units, December 10, 1999, or Any earlier date on which we decide to close the offering. See "Plan of Distribution."


These securities are speculative. The investment involves a high degree of risk, and you should purchase Units only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is February 16, 1999.

                               [GRAPHICS OMITTED]

                                TABLE OF CONTENTS


                                Page                                       Page

 Prospectus Summary               3     Management                           42
 Risk Factors                     6     Certain Relationships and
 Special Note Regarding                 Related Party Transactions           47
  Forward Looking Statements     12     Principal Shareholders               48
 Use of Proceeds                 13     Description of Securities            49
 Dilution                        14     Certain Federal Income Tax
 Dividend Policy                 14     Consequences                         52
 Capitalization                  15     Shares Eligible for Future Sale      55
 Selected Financial Data         16     Plan of Distribution                 56
 Management's Discussion                Legal Matters                        58
  and Analysis of Financial             Experts                              58
  Condition and Results of              Where You Can Get More Information   58
  Operations                     17     Unit Purchase Agreement              59
 Business                        23     Index to Financial Statements        F-1


         On December 10, 1997, when our initial registration statement first became effective, we became a reporting company. Last year we distributed our annual report containing audited financial statements to our shareholders, and we made copies of our quarterly reports available to them as well. We intend to continue that practice.
         This prospectus is available in an electronic format at http://www.ixion-biotech.com. We will also send you promptly, without charge, a paper copy of this prospectus if you ask for one. Please request paper copies from us directly at 904-418-1428 or from our printer, BACOMPT, at 317-574-7481 or 1-800-595-9886. Materials available at or linked to our website are not incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY
         This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                                About Our Company

          We are a development stage, discovery research biotechnology company, with several product candidates in development. We hold world-wide exclusive licenses to patents and pending patents in two key areas: diabetes and oxalate-related disorders.

         We are developing diabetes products based on our ability to grow functioning islets of Langerhans starting with pancreatic stem cells. A stem cell is an unusual type of cell which can reproduce and differentiate into more specialized types of cells. We get the stem cells from adult donors. We are developing cell lines of in vitro (in test tube) islet stem cells in commercial quantities for use in cell transplantation to cure diabetes. We intend to optimize the growth of functioning islets or islet progenitors in vitro from stem cells or progenitor cells that we have established in cell cultures. The transplantation of islets is the only known potential cure for immune mediated (Type I) diabetes.

         We are also developing products based on our oxalate technology for the diagnosis and treatment of oxalate-related diseases. Oxalate is found normally in blood, urine, and other tissues, but it is toxic, especially to mammals. Unfortunately, oxalate is a common byproduct of metabolism and is also present in large amounts in typical diets. In high concentrations, oxalate causes death, but even in smaller concentrations, it is associated with various pathological disorders, such as calcium oxalate kidney stones, cystic fibrosis, hyperoxaluria, cardiomyopathy, cardiac conductance disorders, Crohn's disease, renal failure and toxic death, and vulvodynia.

         Our oxalate technology is based on genes from Oxalobacter formigenes. O formigenes is a non-pathogenic, anaerobic intestinal bacterium, which means it is a benign bacterium and that it can not live in oxygen. It inhabits the colon where it degrades oxalate in healthy people. Inadequate colonies of O. formigenes means a reduced ability to cope with oxalate.

         The most developed product candidates in our development pipeline are a therapy for the management of oxalate-related disorders and an associated diagnostic test.

         The diagnostic component of our oxalate disease management product is a molecular diagnostic test for the rapid and sensitive detection of human O. formigenes. The therapeutic component is a tablet consisting of recombinant (genetically engineered) enzymes normally found in O. formigenes. These enzymes degrade oxalate. The tablet's working name is IxC1-62/47. It has been shown to be effective in lowering urinary oxalate levels in animal studies. We believe that our tablet will greatly diminish the recurrence of calcium oxalate kidney stones and will have positive therapeutic effects on other oxalate-related disorders.

         We are in the development stage, meaning we are primarily developing our products and have not started to manufacture or sell them. We have earned only limited revenues, mostly from research and development payments, and have an accumulated deficit of $2,649,623 and a working capital deficit of $329,470 at September 30, 1998. See "Risk Factors." As a result of the difficulty of raising funds during 1998, we have reduced the scale of our operations in order to continue our research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  The Offering

Securities offered                     150,000 Units at a price of $10.00 per
                                       Unit.  Minimum purchase is 50 Units.

What's in the Unit                     Each  Unit  consists  of one
                                       share  of  common  stock  and  1/4  of  a
                                       Charitable  Benefit  Warrant.  Four Units
                                       are   required   to  acquire   one  whole
                                       Charitable  Benefit  Warrant.  Each whole
                                       Charitable Benefit Warrant entitles the holder to purchase one share of common stock at a price of $20.00 per share. See
                                       "Description of Securities."

Shares outstanding on January 31,      2,514,014 shares, including 34,420 shares
1999                                   sold in this offering since December
                                       10, 1997.

Shares to be outstanding after  the
offering                               2,629,594 shares, if all Units are sold.

Total shares to be outstanding after
offering and exercise of all options
and warrants                           2,775,076, if all Units are sold.

Charitable Benefit Warrants
outstanding after offering             37,500, if all Units are sold.

Total public price                     $1,500,000

Maximum discounts and commissions
                                       $75,000

Estimated offering expenses            $121,818

Net proceeds after commissions and
expenses                               $1,303,182, if all Units are sold.

Use of Proceeds We intend to spend the proceeds for research and development, capital investment, repayment of bridge loans, patent prosecution, capital investment, and working capital and general corporate purposes. Because there is no minimum number of Units to be sold, and no escrow, we will get all funds immediately.

Risk Factors                           Investing in our securities is very
                                       risky, and you should be able to bear a
                                       complete loss of your investment.  See
                                       "Risk Factors" and "Dilution."

                             Summary Financial Data

                                   Year Ended               Nine Months Ended
                                  December 31,                September 30
                                     1996      1997        1997        1998
                                 ---------- -----------  ----------  ---------
                                                               (unaudited)
Statement of Operations  Data:
Total Revenues                   $171,205   $  221,452   $ 219,547    $  3,624
Total Expenses                    724,844    1,003,406     806,507     673,888
 Net Loss                        (553,639)    (781,954)   (586,960)   (670,264)

Net Loss per Share (Basic)     $   (0.23)   $   (0.32)   $   (.24)  $   (.27)
Weighted Average
 Common Shares                  2,407,224    2,458,440   2,456,412    2,482,687


Balance Sheet Data (unaudited)                           September 30, 1998
                                                        --------------------
                                                             (unaudited)
Cash and cash equivalents                                    $   39,073
Working capital deficit                                        (329,470)
Total assets                                                    358,852
Total liabilities                                             1,718,053
Total capital deficiency                                     (1,359,201)

                                  RISK FACTORS
         Investing in Ixion's securities is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others. We have classified the following risk factors into three main groups, although they overlap to some degree:

     Business risks particular to our company; Investment risks of this offering; and Business risks which we share in common with other companies in the biotechnology sector.

The business risks particular to Ixion are the following:

         New Business Venture; Absence of Products. Our securities are subject to the risks inherent in any new business venture. We have limited experience and a short history of operations, especially with respect to marketing and selling any products. We have had only minimal revenues, none of which came from the sale of products. With the exception of our molecular diagnostic test for the presence of the anaerobic bacterium, Oxalobacter formigenes, none of our products has been finally designed, developed, tested, or marketed. None, including the molecular diagnostic test, has received regulatory approval. We can not assure you that we will be able to complete the design and testing of our products, that the products will be approved by the FDA or accepted in the marketplace, or that we will be able to sell them at a profit. Furthermore, as a young company, we especially vulnerable to the problems, delays, expenses, and difficulties encountered by any company in the development stage, many of which are out of our control. Consequently, an investment in our securities is highly speculative.

         History of Operating Losses; Accumulated Deficit; Working Capital Deficit. We lost $781,954 in 1997, and we expect a net loss of approximately $900,000 for 1998. As of September 30, 1998, our accumulated deficit was $2,649,623. We had a working capital deficit (current assets less current liabilities) at that date of $329,470. Our losses have resulted principally from expenses of research and development and from general and administrative expenses. These expenses have exceeded our revenues. We have not received any revenue from the sale or license of our molecular diagnostic test, and we cannot assure you that we will be able to generate significant revenues in the future, or that we will successfully complete the transition from development stage to successful operations or profitability. We will have to do significant research, development, testing, and regulatory work, which, together with our general and administrative expenses, will result in material operating losses in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We Do Not Expect Commercialization of Our Products in Near Future. Our product candidates need significant additional development, preclinical and clinical trials, regulatory approval, and additional investment prior to product introduction. We may be unable to market any products for several years. Furthermore, it will be a number of years, if ever, before we will receive material revenues from product sales or royalties. In addition, our products are subject to the risks of failure inherent in the development of products based on innovative technologies. Accordingly, we can not assure you that we will be successful in our research and development efforts, that any of our product candidates will prove safe, effective, and non-toxic in clinical trials, that we will develop any commercially successful products, that the patent rights of others will not keep us from marketing our products, or that others will not develop equally-good or better products.

     Our products are based on novel scientific approaches. There is, therefore, substantial risk that these approaches may be unsuccessful. See "Business - Product Development."

         Our Proposed Products May Not be Accepted in the Market. Patients, doctors, and third-party payors must accept our molecular diagnostic test for O. formigenes and our other products as medically useful and cost-effective. Market acceptance will require substantial education about the benefits of our molecular diagnostic test and other products. We can not assure you that the market will accept our products , even if approved for marketing, on a timely basis. If patients, the medical community, and third-party payors do not accept our products or acceptance takes a long time, then revenues and profits would be reduced. See "Dependence on Reimbursement," below.

         Earnings Inadequate to Pay Fixed Charges. We do not expect any earnings for the foreseeable future. That means, by definition, that earnings will be inadequate to cover fixed charges, including interest on our outstanding 10% Unsecured convertible notes. Payment of principal on our unsecured convertible notes will depend on our ability to raise additional funds through the sale of our securities, corporate alliances, or otherwise.

     Dependence  on Key  Personnel.  Because  of the  scientific  nature  of our
business,   we  depend  greatly  on  attracting  and  retaining  management  and scientific personnel, especially Dr. Ammon Peck, our Chief Scientist and Chairman of our Scientific Advisory Board. We have only one full-time executive, Weaver H. Gaines, Chairman and Chief Executive Officer. David C. Peck, our President and Chief Financial Officer and Kimberly A. Ramsey, our Controller, are consultants who devote substantial time to other employers. We have an employment contract with Mr. Gaines, an exclusive consulting agreement with Dr. Peck, and a consulting agreement with Mr. David Peck. The agreements of Dr. Peck, Mr. Gaines, and Mr. Peck all contain non-compete provisions, but all allow termination on short notice. The loss of any of these individuals could have a material adverse effect on us. We have a $500,000 key person life insurance policy on Dr. Peck. See "Management - Consulting Agreement with Dr. Peck," "Management - Employment Agreements."

         Reliance on Relationships with the University of Florida. We have sought a close and favorable relationship with the University of Florida. We have licensed both our diabetes and oxalate technologies from them. We are an affiliate of the Biotechnology Program of the University, which provides business support services and specialized equipment to us. Our Chief Scientist and three members of our Scientific Advisory Board are faculty members at the University. See "Business Scientific Advisory Board." We can not assure you that disputes will not cause our favorable relationship with the University to deteriorate. A deterioration in the relationship between us and the University would affect us adversely. See "Business - Business Strategy," "Business - Relationship with the University of Florida," and "Business - Licensed Technology."

         State of Florida and University of Florida Conflicts of Interest Laws and Rules. Our Chief Scientist and three members of our Scientific Advisory Board work for the Florida State University System. As a result, we and they must comply with Florida statutes and University policy on conflicts of interest. In order for us to do business with the University (which includes licensing technology or cooperative research), Dr. Peck must obtain an exemption from the Florida conflict of interest statutes annually. The University must also approve service on our Scientific Advisory Board for its employees. If the University were to decline to approve the outside activities of Dr. Peck or the University employees who are members of our Scientific Advisory Board, or were to change the terms of its conflicts of interest policy, it could have a material adverse effect on us. See "Business - Government Regulation."

         Dependence on Licensed Technology. Our rights to develop most of our proposed products come from our license agreements with the University of Florida. We own no patents outright. In the event that our license agreements terminate for any reason, we would lose our rights to manufacture and market products. See "Business - Licensed Technology."

         Uncertain Ability to Protect Proprietary Technology. Our success will partly depend on our ability to obtain patent protection in the United States and abroad. We also must be able to protect our trade secrets and to avoid infringing the patent rights of others.

         We have received three US patents and have two US notices of allowance pending. We have six additional US patent applications pending. Two of the patents and one patent allowance are for our oxalate technology, and one issued and one allowed patent relate to our islet regeneration technology. However, we can not assure you that our patent rights will provide us with significant protection against competitive products or otherwise be commercially viable.

         Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We also can not assure you that our existing or future patents will not be challenged, infringed upon, invalidated, or circumvented by others. In addition, patents may have been granted, or may be granted, to others covering products or processes we need for developing our products. If our products or processes infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, we might be unable to develop, manufacture, or sell our products. In such event, we may be required to obtain licenses from third parties. We can not be sure that we will be able to obtain such licenses on acceptable terms, or at all. See "Business - Licensed Technology."

         Risk of Product Liability; Risk of No Insurance. Our business exposes us to product liability claims inherent in the testing and marketing of medical products. We currently carry no product liability insurance, but intend to acquire such insurance prior to selling any of our products for commercial use. We can not assure you that we will be able to get or keep adequate liability insurance at a reasonable cost. Our inability to get or keep insurance at acceptable cost could prevent or inhibit the commercialization of our products. In addition, a liability claim, even one without merit, could result in major legal expenses.

         No Dividends Expected. We have never paid any cash dividends on our common stock, and we do not intend to pay any in the foreseeable future. Limited Experience in Sales and Marketing. We have no experience in pharmaceutical sales, marketing, or distribution. To market any of our products directly, we would have to develop a substantial marketing and sales force. Alternatively, we intend, for certain products, to obtain the assistance of companies with established distributions systems and direct sales forces. We can not assure you that we will be able to establish sales and distribution capabilities or that we will be able to enter into licensing or other agreements with established companies to sell our products. See "Business - Business Strategy" and "Business
- Manufacturing and Marketing."

         Absence of Manufacturing Facilities or Personnel; Dependence on Others. We own no manufacturing facilities or equipment, and employ no manufacturing personnel. We expect to use third parties to manufacture our products on a contract basis. We can not assure you that we will be able to obtain contract manufacturing services on reasonable terms. See "Business - Business Strategy" and "Business - Facilities."

         The following risk factors are risks of this particular offering.

         Need for Additional Financing. Based on our operating plan, we expect that the net proceeds of this offering, assuming the sale of all the Units, together with possible contract research revenue and grant income, will be adequate to provide for operating requirements for approximately 12 months. However, even if we sell all the Units, we will need a lot more money to reach the point of a commercially successful product.

         Our plan of operations has been adjusted for four possible levels of sales of Units, ranging from all 150,000 Units sold to 75,000 Units Sold. (See "Use of Proceeds.") If only 100,000 Units were to be sold, we believe we will still be able, subject to the uncertainties of research and development, to file for regulatory approval for the XEntrIX TM Oxalobacter formigenes Monitor and to make further progress on our diabetes research over the next 12 months. Without additional funds, however, we will not be able to file for regulatory approval for IxC1-62/47, our oxalate therapeutic. If we sell fewer than 150,000 Units, however, our operations will necessarily be scaled back well below optimum levels. If only 75,000 Units are sold in total (given that 34,420 Units have already been sold through the date of this prospectus), our operations would be severely curtailed and additional financing would be essential in the next 12 months.

          Even if we are able to sell all 150,000 Units, we will need still more capital. Our future capital requirements will depend on the costs involved in future capital raising activities, continued scientific progress in our research and development programs, the size of our programs, any new programs, the progress of preclinical and clinical testing, the costs of obtaining regulatory approvals, the costs of patents, competing technological and market developments, and whether we are able to enter into collaborative agreements.

         We intend to seek additional financing even during the pendency of this offering, through collaborations with corporate partners, private sales of debt or equity, or other sources. In these efforts to raise capital, we may sell securities which are senior to the common stock or which further dilute you. We can not assure you that we will be able to get additional funding on acceptable terms, or at all. If adequate funds are not available, we will have to curtail or defer our research and development programs or to obtain funds through arrangements that may require us to give up rights. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Use of Proceeds."

         No Minimum Amount for This Offering. Because there is no minimum number of Units required to be sold in the offering, all the cash received will go directly to us to be used as described in "Use of Proceeds." Since December 10, 1997, when this offering first became effective, through January 31, 1999, we have sold a total of 34,420 Units for $344,200. The total expenses of the offering through September 30, 1998, are approximately $116,000. The sale of a total of less than 100,000 Units through the end of the offering, would materially and adversely effect us in we would have to significantly limit our operational expenses, by curtailing or deferring one or more of our research and development programs or to obtain funds through arrangements that would require us to relinquish certain technological or product rights. Such spending reductions would significantly extend the development time for our products and limit the number of products developed. See "Use of Proceeds."

          Direct Public Offering: No Underwriter. We are offering the Units directly, meaning there are no underwriters, brokers, dealers or placement agents (except in Florida, where a broker is required under Florida securities laws). The absence of an underwriter has adversely affected our ability to sell Units.

         Control by Management and Existing Shareholders. At January 31, 1999, the current officers, directors, and members of their families sharing their household, own beneficially approximately 65% of our outstanding shares. In the event we sell all of the Units offered, those persons will still own approximately 62% of our common stock. They will still be able to control all matters requiring approval by stockholders, including the election of directors, amendment of our certificate of incorporation, or approval of a merger or sale of substantially all our assets. This concentration of ownership may also delay or prevent a change in control that may be favored by other stockholders. See "Management" and "Principal Shareholders."

         Use of Offering Proceeds to Repay Bridge Loans from Officers; Discretion to Change Use of Proceeds. We will use some of the net offering proceeds to repay a portion of bridge loans from officers rather than to support our research and development activities. Bridge loans from officers totaled $350,000 (over 20% of the offering) at January 31, 1999. The board of directors may also change the nature in which the proceeds are used. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Product Research and Development Plan."

         Absence of Public Trading Market for Securities; Valuation and Volatility of Small Biotech Company Stocks. There is no public market for our common stock, and no public market is likely after the offering. There is also no public market for the Charitable Benefit Warrants, and by their terms, they will never be tradable. We may, after termination of the offering, establish a passive, bulletin board system on the Internet supplying information to buyers and sellers of our shares to provide limited liquidity. Any passive bulletin board system must comply with rulings of the SEC strictly limiting the operations of such system. In the absence of a public trading market, you may be unable to resell the common stock for an extended period of time, if at all. See "Plan of Distribution."

          Development stage biotechnology valuations are rarely based upon traditional financial standards, like earnings multiple, current yield, or book value. In fact, the perception of the future value of the proprietary science, and any possible applications deriving from it, together with relative illiquidity and momentum often form the basis of stock performance in this industry. There is great risk that perceptions will change over time, affecting our ability to fund operations. Thus, future trading prices, if any, of our shares will depend on many factors, including, among others, those mentioned above, together with prevailing interest rates, our operating results, preclinical and clinical trial results, scientific defections, personnel turnover at corporate partners, general conditions in the biotechnology industry, announcements of discoveries of new products by us or our competitors, and the market for similar securities.

     In particular, the public market for small biotechnology stocks is highly volatile and has seen extreme price and volume fluctuations which have particularly affected the market prices for emerging biotechnology companies and which often have been unrelated to their operating performances.

          Arbitrary Determination of Offering Price. We have unilaterally and arbitrarily determined the offering price. Among the factors we considered in determining such price were offering prices of other early stage biotech initial public offerings during 1997, our capital requirements, our negative book value, the percentage of ownership to be held by investors following the offering, the prospects for our business and the biotech industry, the early stage of our products, the lack of revenue and the prospects for future revenues, and the current state of the economy in the United States.

         The offering price does not necessarily bear any relationship to our assets, negative book value, or other investment criteria, and you should not consider it an indication of the actual value of our securities. If a public market for our shares were to develop or if we were to merge with another company, the public market price or the merger price for our shares could be substantially less than the offering price. See "Plan of Distribution."

         Risks of Low-Priced Stocks. The SEC defines a "penny stock" generally as any equity security with a market price less than $5.00 per share. If the trading price, if any, of our shares were to fall below $5.00 per share, the shares may become subject to Rule 15g-9 under the Exchange Act. That rule imposes requirements on broker-dealers that sell "penny stocks" to persons other than established customers and institutional accredited investors. A broker-dealer must make a special suitability determination and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule, if applied to us, would affect the ability of broker-dealers to sell our shares and would affect the ability of holders to sell our shares in the secondary market. There is no liquidity in our shares now, but if a public market arose and we became subject to the penny stock rules, the market liquidity could be adversely affected. See "Description of Securities."

         Limitations on Transfer and Exercise of Charitable Benefit Warrants. The Charitable Benefit Warrants included in the Units may not be resold by investors. They are not otherwise transferable (other than by will or descent) except by gift to an approved qualified charitable organization. Charitable Benefit Warrants may be exercised at any time through their expiration date only by an approved qualified charitable organization. All other holders may not exercise their Charitable Benefit Warrants except during the tenth and final year of their term. See "Description of Securities Charitable Benefit Warrants Included in the Units."

         Possible Adverse Impact of Shares Available for Future Sale. Sales of substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of our Unsecured convertible notes) in the public market, if any, after this offering or the prospect of such sales could adversely affect the market price of your common stock and may have a material adverse effect on our ability to raise capital to fund our operations. Upon completion of this offering, assuming all Units are sold, we will have 2,629,594 shares of common stock outstanding. The 150,000 shares included in the Units will be freely tradeable under the Securities Act, except for any shares held by our "affiliates." Affiliates' shares will be subject to the limitations of Rule 144. The remaining 2,479,594 shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with Rule 144. The officers and directors, who together hold 1,635,544 shares and rights to purchase an additional 82,452 shares (of which 31,477 can be acquired within the next 60 days), have agreed not to sell any shares in the public market for a period of 180 days from the date of this prospectus. We are unable to predict the effect that sales made under Rule 144 may have on any market price for our shares should one develop. It is likely that market sales of large amounts of our shares after this offering, if a market for the shares develops, would depress the price of Ixion stock. See "Shares Eligible for Future Sale - Registration Rights."

         Immediate and Substantial Dilution. You will experience an immediate and substantial dilution between the initial public offering price of $10.00 per share and the pro forma net tangible book value per share of common stock after the offering. The dilution will amount to $10.19 (102%) if all Units are sold; $10.29 (103%) if 75% of the Units are sold; $10.38 (104%) if 50% of the Units are sold; and $10.48 (105%) if 25% of the Units are sold. You will be further diluted if holders of outstanding options, warrants, and Unsecured convertible notes who have rights to acquire common stock at prices below $10.00 per share exercise such rights. See "Dilution."

         Risk factors that apply to Ixion as a member of the biotechnology industry include the following:

         Uncertainty Associated with Preclinical and Clinical Testing. Before obtaining regulatory approvals for the commercial sale of any of our products, we must extensively test them in preclinical and clinical trials. We have no experience in managing clinical trials and intend to employ third parties to conduct them. We have not completed the required preclinical studies for our oxalate products; and have not even commenced preclinical work on any diabetes product. Furthermore, we can not assure you that preclinical or clinical trials of any of our products will result in regulatory approvals. Biotech companies have had significant setbacks in advanced clinical trials, even after good results in earlier stages. Clinical failures would have a material adverse effect on our business, operating results, and financial condition. See "Business - Government Regulation."

         Ethical, Legal, and Social Implications of Islet Progenitor/Stem Cell Therapies. Our islet stem cell diabetes program involves the use of tissue cloned from human cells, and therefore may raise ethical, legal, and social issues. The cloning of human tissue in scientific research is a national issue. Many research institutions have adopted policies regarding the ethical uses of cloning, and state and federal legislatures are considering legislation. These policies may limit the scope of our research in this area. Any inability to conduct research on human stem or progenitor cells due to such factors as government regulation or otherwise could have a material adverse effect on us.

         Intense Competition. The biotech and pharmaceutical industries are intensely competitive. Technological change can rapidly and significantly affect drug and device development. Our competitors include major drug and diagnostic companies, specialized biotech firms, and universities and other research institutions. Most of our competitors have much greater financial and research resources than we do. These greater resources may allow our competitors to discover or develop technologies and products that are more effective or less costly than any of ours. In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and obtaining FDA approvals, so they may succeed in obtaining approvals for competitive product candidates more rapidly than we. See "Business Competition."

         Dependence on Reimbursement. We will not be able to commercialize our products successfully unless we can get adequate reimbursement from government and private health insurers, managed care plans, and other organizations. Third-party payors attempt to keep health care costs down by challenging the price or benefit of medical products and services. Products with long-term benefits but initial short-term costs may not be acceptable to managed care plans or others with short-term payback requirements. In particular, services or products which are determined to be "investigational" or which are not considered "reasonable and necessary" for diagnosis or treatment may be denied reimbursement coverage. To date, no third-party payor has agreed to reimburse patients for our molecular test for the detection of Oxalobacter formigenes. As a result, we expect that patients will initially be billed directly for this test.

         We do not know if insurers or third-party payors will ever provide full reimbursement coverage for our molecular test for O. formigenes test or any of our other products. If adequate reimbursement coverage is not available, we do not know whether individuals will want to pay directly. If insurers or third-party payors do not provide adequate coverage and reimbursement for our products, our ability to sell them would be adversely affected.

         Government Regulation; Risk of no Regulatory Approval. Our activities are subject to extensive regulation by the FDA and health authorities in foreign countries. Regulatory approval for our planned products is required before we can market them. Obtaining regulatory authorization involves, among other things, lengthy and detailed laboratory and clinical testing, manufacturing validation, and other complex procedures. The approval process is costly, time-consuming, and subject to unexpected delays. The FDA has discretion in the approval process, and we can not predict when or whether we will satisfy the FDA. We can not assure you that the FDA will not require additional information or additional clinical trials that could substantially delay approval of our applications. Moreover, we can not be sure that FDA approval will cover the clinical indications we seek or that it will not contain significant limitations in the form of warnings, precautions, or contra-indications. Any failure to obtain, or any material delay in obtaining, regulatory approvals would materially and adversely affect our ability to generate product sales. Even if we obtain regulatory approvals, a marketed product is subject to continuing regulatory review, and later discovery of previously unknown problems with a product or manufacturer, or failure to comply with manufacturing or labeling requirements, may result in restrictions on such product or enforcement action against the manufacturer, including withdrawal of the product from the market. See "Business Government Regulation."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements in this prospectus regarding the dates on which we anticipate commencing clinical trials or filing for regulatory approval, constitute forward-looking statements under the federal securities laws. Such statements are subject to risks and uncertainties that could cause the actual timing of such clinical trials or filings to differ materially from those we project. With respect to such dates, we have made assumptions regarding, among other things, the successful and timely completion of preclinical tests, the approval of investigational new drug applications for each of our drug candidates by the FDA, the availability of a simplified application way to seek market clearance from the FDA for our molecular diagnostic test, the availability of adequate clinical supplies, the absence of delays in patient enrollment, and the availability of the capital resources necessary to complete the preclinical tests and conduct the clinical trials.

         Our ability to commence clinical trials or file for regulatory approval on the dates anticipated is subject to risks, including the risks discussed under "Risk Factors." You should not rely on the dates on which we anticipate filing regulatory approval or commencing clinical trials.

     Statements regarding our research and development plans also constitute forward-looking statements. Actual research and development activities may vary significantly from the current plans depending on numerous factors including changes in the costs of such activities from current estimates, the results of the programs, the results of clinical studies referred to above, the timing of regulatory submissions, technological advances, determinations as to commercial potential, and the status of competitive products.

         Our projections regarding the likely effect of Year 2000 issues on our company is also a forward-looking statement.

         All of the above estimates are based on the current expectations of our management team, which may change in the future due to a large number of potential events, including unanticipated future developments.

                                 USE OF PROCEEDS
         The net proceeds to us from the sale of the Units, after deduction of estimated offering expenses, and our anticipated use of proceeds at each level of Units sold is set forth below. There is no minimum number of Units that must be sold in the offering, and all funds will be paid directly to us.

         The offering became effective on December 10, 1997, and was originally for 400,000 Units. Since then, we have sold a total of 34,420 Units, and consequently have reduced the number of Units for sale in this offering to the amount we reasonably believe can be sold through December 10, 1999.

         We intend to use a majority of the net proceeds (regardless of the number of Units sold) to pay the expenses of the offering, to repay bridge loans from officers, and to fund our general corporate operations and research and development activities, including product characterization, method development, testing (including toxicology), cell line characterization, process development, clinical lot manufacturing, stability research protocols, and preclinical studies. We have broad discretion over the amounts and timing of expenditures. We currently expect to spend the net proceeds as follows:

                          150,000        125,000       100,000       75,000
                         Units Sold    Units Sold    Units Sold    Units Sold
                           (100%)         (75%)         (50%)        (25%)
Gross proceeds from
 offering                $1,500,000    $1,250,000    $1,000,000      $750,000
Less offering expenses      121,818       121,818       121,818       121,818
                             (8.1%)        (9.8%)       (12.1%)       (16.2%)
Maximum commissions          75,000        62,500        50,000        37,500
Net proceeds from
 offering                $1,303,183    $1,065,682      $828,182      $590,682



Use of Net Proceeds

 R&D, diabetes              250,000       200,000       150,000       125,000
 R&D, oxalate               386,000       324,600       274,000       200,500
 Repay bridge loans         300,000       200,000       100,000        50,000
  from officers
 Capital equipment           80,000        70,000        60,000        60,000
 Patents                    150,000       150,000       125,000       100,000
 General corporate          136,582       121,082       119,182        55,182

     If fewer than 150,000 Units are sold, we would delay or scale back our operations, as indicated above. In each case, in the opinion of management, the net proceeds of this offering, together with anticipated revenues from operations, will allow our product development and operations to proceed at the varying rates set forth above for at least 12 months. If only 100,000 total Units were to be sold, we believe we will nevertheless be able, subject to the uncertainties of research and development to carry out our research and development program in oxalate technology through filing a 510(k) on the molecular diagnostic test for Oxalobacter formigenes. We would not be able to file an IND with regard to IxC1-62/47, the oxalate therapeutic, with the FDA. We would, however, be able to make further progress on our diabetes research over the next 12 months without additional capital. If only 75,000 Units are sold in total (given that 34,420 Units have already been sold through the date of this prospectus), our operations would be severely curtailed and additional financing would be essential in the next 12 months. See "Management's Discussion of Results of Operations and Financial Condition Liquidity and Capital Resources."

         Until required for operations, our policy is to invest our cash reserves, if any, in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.

                                    DILUTION

         As of September 30, 1998, our common stock had a negative net tangible book value of $(1,812,915) or approximately $(.73) per share. The following table sets forth the difference between the price to be paid by new shareholders and the negative net tangible book value per share at September 30, 1998, as adjusted to give effect to the offering.

                               150,000         125,000        100,000         .75,000
                              Units Sold      Units Sold     Units Sold      Units Sold
Assuming a public
 offering price of              $10.00          $10.00         $10.00          $10.00


Net proceeds                  $1,303,182      $1,065,682      $828,182        $590,682

Net tangible book deficit per
 share for  existing
 shareholders before
 offering 1                     $(0.73)         $(0.73)        $(0.73)         $(0.73)

Increase per share attributable
 to payment  for shares
 purchased by  new investors     $0.54           $0.44          $0.35           $0.25

Pro forma net tangible book
 deficit after offering 2       $(0.19)         $(0.29)        $(0.38)         $(0.48)

Dilution per share to
 new investors 2, 3             $10.19          $10.29         $10.38          $10.48

(1) "Net tangible book deficit per share" means Ixion's tangible net deficit (tangible assets less total liabilities and less unamortized debt discount) divided by shares of common stock outstanding. (2)"Dilution" means the difference between the public offering price per share and the net tangible book deficit per share after giving effect to the offering. (3) Does not include the effects of any options or warrants or conversion of our unsecured convertible notes.

         We were initially capitalized by a sale of common stock to our founders. Subsequently, we have completed two private placements of common stock and a private placement of unsecured convertible notes. The following table sets forth the difference between our officers, directors, promoters, and affiliates, and purchasers of the Units in the offering with respect to the number of shares purchased (or which such persons have the right to purchase), the total cash consideration paid (or to be paid), and the average price per share. The table assumes that all of the Units offered are sold.

                         Shares Issued 1        Total Consideration 1   Average Price
                       Number     Percent 2      Amount     Percent 2     Per Share
                       ------     ---------      ------     ---------     ---------
Officers, directors,
 promoters and
 affiliates          1,877,966      69.3%       $798,323      24.7%          $0.43

New Investors          150,000       5.5%     $1,500,000      46.3%         $10.00

         (1) Includes 82,452 shares which may be issued to officers, directors, promoters, and affiliates upon exercise of stock options or conversion of Unsecured convertible notes, 31,477 of which are issuable within 60 days, and assumes the sale of all Units offered. (2) Shares purchased (or with rights to purchase) divided by the sum of total shares outstanding after offering, plus all shares officers, directors, and promoters have rights to purchase.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1998, and as adjusted to reflect the receipt of the net proceeds from this offering. Please read this table together with our financial statements and notes included elsewhere in this prospectus.

--------------------------------------------- --------------------------------------------------------------------

                                                                      September 30, 1998
                                                                           As Adjusted
--------------------------------------------- --------------------------------------------------------------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

                                                               150,000      125,000      100,000       75,000
                                                   Actual    Units Sold   Units Sold   Units Sold    Units Sold
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

Debt:
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
     Short-term debt including current
portion of long-term debt..................   $     258,975  $  258,975   $  258,975   $  258,975   $  258,975

--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

     Long-term debt less current portion 1.       1,347,059   1,347,059    1,347,059    1,347,059    1,347,059
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

 Stockholders' Equity (Deficiency):
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

     Common  Stock,  $0.01 par value,
4,000,000 shares  authorized,  2,508,144
shares issued and outstanding,2 2,629,594
(100% sold), 2,604,594 (75% sold),
2,579,594 (50% sold), or 2,554,594 (25%
sold), as  adjusted 3......................          25,081      26,296       26,046       25,796       25,546
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

     Additional paid-in capital 2..........       1,571,322   2,873,004    2,635,754    2,398,504    2,161,254
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

     Common stock warrants outstanding.....          35,494      35,494       35,494       35,494       35,494
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

Deficit accumulated during the development        2,649,623)  (2,649,623)  (2,649,623)  (2,649,623) (2,649,623)
                                                  ----------  -----------  -----------  ----------- -----------
stage......................................
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

     Less unearned compensation............        (341,475)    (341,475)    (341,475)    (341,475)   (341,475)
                                                   ---------    ---------    ---------    ---------   ---------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------
--------------------------------------------- -------------- ------------ ------------ ------------ --------------

     Total capital (deficiency).............    $(1,359,201)   $ (56,304)  $ (293,804)   $(531,304)   $(768,804)
                                                ------------   ----------  -----------   ----------   ------------



     (1) Includes deferred fees and deferred salaries, including accrued interest, payable to related parties. (2) Actual Common stock at September 30, 1998 includes $286 from the 28,550 Units sold through that date, and actual Additional paid-in capital includes $285,215 from the 28,550 Units sold through that date. (3) Excludes 100,900 shares reserved for issuance pursuant to the exercise of outstanding stock options, 35,953 of which are exercisable, 23,630 shares reserved for issuance pursuant to outstanding warrants, 192,600 shares reserved for issuance to employees and 31,500 reserved for issuance to directors and members of the Scientific Advisory Committee pursuant to options available for grant under our 1994 Stock Option Plan, 1,000 shares reserved for issuance under our 1994 Board Retainer Plan, and up to 323,557 shares issuable upon conversion of our Unsecured convertible notes.

                             SELECTED FINANCIAL DATA

         We are providing the following selected financial data to aid you in your analysis of this potential investment. We derived this information from (1) our 1996 and 1997 historical financial statements; and (2) from our internally-prepared unaudited financial statements for the nine-months periods ended September 1996 and September 1997 and the period from March 25, 1993 through September 30, 1998. Our financial statements as of December 31, 1996 and 1997 with the notes thereto together with our internally-prepared unaudited financial statements and notes, are included elsewhere in this prospectus. Our unaudited financial statements, in our opinion, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our financial position and results of operations for the unaudited interim periods. Please read the data set forth below in conjunction with our financial statements, related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                         For the
                                       Period March
                                           25,
                                      1993 (Date of                                 For the Nine Months
                                        Inception)            Year Ended                   Ended
                                         through           ___December31___           __September 30,__
                                       September 30
Statement of Operations Data:            __1998__      __1996__         1997    __1997__     __1998__
                                          ------        ------         ------    ------       ------

Revenues:                              (unaudited)                                      (unaudited)
  Income under research agreement       $275,001       $139,079       $135,922   $135,922        _

  Income from SBIR Grant                  91,650         20,000         71,650     71,650        _
  Interest income                         23,334          7,760         10,147      9,223        367
  Other income
                                          17,805          4,366          3,733      2,752      3,257
                                          ------          -----          -----      -----      -----
  Total revenues                         407,790        171,205        221,452    219,547      3,624
                                      --------------  -----------      -------    -------      -----

Expenses:
  Operating, general and               1,405,038        276,642        336,572    290,271    307,097
  administrative
  Research and development             1,355,744        392,010        554,751    432,378    269,474
  Interest                               296,601         56,192        112,083     83,858     97,317
                                      --------------    -------        -------     ------    -------
                                       3,057,413        724,844      1,003,406    806,507    673,888
                                      --------------    -------        -------     ------    -------
    Total expenses

Net Loss                            $ (2,649,623)     $ (553,639)   $ (781,954) $(586,960) $(670,264)
                                      ============    ===========   ============ =========  =========



Basic and Diluted Net Loss per                        $    (0.23)    $   (0.32) $   (0.24) $   (0.27)
                                                       ===========   =========== ==========  ========
Share


Weighted Average Common Shares                          2,407,224     2,458,440  2,456,412   2,482,687
                                                       ===========   =========== =========== ===========

Balance Sheet Data:                                         September 30,
                                   (unaudited)
                                                            1997          1998
Cash and cash equivalents                                  88,103        39,073
Working capital (deficit)                                   1,783      (329,470)
Total Assets                                              384,832       358,852
Total Liabilities                                       1,116,604     1,718,053
Total Capital Deficiency                                (731,772)    (1,359,201)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Special Note Regarding Forward-Looking Statements."

Overview

         Ixion is a development stage, biotechnology company. We are in the development stage because we are devoting substantially all of our efforts to establishing our business, and our planned principal operations have not commenced.

         Since we were founded in March of 1993, we have principally been doing research and development, securing patent protection, and raising capital. We have not received any revenues from the sale of products. In June 1998, we reached an agreement in principle with the University of Florida Diagnostic Referral Laboratories for them to provide a service to physicians using our molecular diagnostic test, the XEntrIx TM Oxalobacter formigenes Monitor. We have received no revenue to date under this agreement. Provided the Diagnostic Referral Laboratories markets the service and provided doctors accept the test as useful, we may receive revenue from this test during 1999. (See "Risk Factors
- Our Proposed Products May Not be Accepted in the Market.") However we do not expect any of our other product candidates to be commercially available for at least several years. From inception through September 30, 1998, we incurred cumulative losses of $2,649,623. These losses were due primarily to expenditures on general and administrative activities, research and development, patent preparation and prosecution, and interest charges.

     We expect to continue to incur substantial research and development costs resulting from ongoing research and development programs, manufacturing of products for use in clinical trials and preclinical and clinical testing of our products.

     We also expect that general and administrative costs, including amortization of patents, legal and regulatory costs necessary to support preclinical development and clinical trials, SEC reporting costs, and the creation of a marketing and sales organization, if warranted, will increase in the future, assuming we can finance the increased requirements. Accordingly, we expect to incur operating losses for the foreseeable future.

     We have only a limited operating history upon which you can base an evaluation our prospects. You should consider the risks, expenses, and difficulties encountered by companies at an early stage of development when evaluating our prospects. To address these risks, we must, among other things, successfully develop and commercialize our products, secure all necessary proprietary rights, respond to competitive developments, and continue to attract, retain and motivate qualified persons.

         There can be no assurance that we will be successful in addressing these risks.

         Our operating expenses will depend on several factors, including the level of research and development expenses and our success in raising capital. Research and development expenses will depend on the progress and results of our product development efforts, which we cannot predict. We may sometimes be able to control the timing of development expenses in part by accelerating or decelerating preclinical testing and clinical trial activities. As a result of these factors, we believe that period-to-period comparisons in the future are not necessarily meaningful and you should not rely on them as an indication of future performance. Due to all of the foregoing factors, it is possible that our operating results will be below the expectations of market analysts, if any, and investors. In such event, the prevailing market price, if any, of our common stock would likely be materially adversely affected.


Results of Operations

Nine Months Ended September 30, 1998 and 1997


         Our revenues under a research agreement with Genetic Institute decreased from $135,922 in the nine months ended September 30 of 1997 to $0 for that period in 1998. Revenues under our SBIR grant declined from $71,650 in the first nine months of 1997 to $0 for that period in 1998. Revenues under the Genetics Institute agreement and the SBIR ceased at the end of 1997.


         Interest income decreased 96% from $9,223 in the first nine months of 1997 to $367 in the first nine months of 1998. This decrease was attributable to the expenditure of the proceeds from the sale of our unsecured convertible notes in the last quarter of 1996, which proceeds had been invested during 1997. Interest income relating to the investment of proceeds of the unsecured convertible notes ceased in the first quarter of 1998.

         Operating, general and administrative expenses increased 5.8% from $290,271 in the first nine months of 1997 to $307,097 in the equivalent period of 1998. These increased expenses reflect increased legal expenses, increased advertising and promotion, and increased legal and accounting fees relating to SEC reporting, offset to some degree by decreased directors' fees, compared to the first nine months of 1997. We expect our general and administrative expense to modestly decrease during 1998 and 1999 as a result of a reduction in the scale of operations, offset, to some degree, by increased amortization of capitalized patent costs as new patents are issued, and increased legal and accounting expenses resulting from filings with the SEC under the Exchange Act.

     Research and development expenditures consist primarily of payroll-related expenses of research and development personnel, laboratory supplies, animal supplies, laboratory rent, depreciation on laboratory equipment, development activities, payments for sponsored research, and payments to scientific and regulatory consultants.

         Research and development expenses decreased 37.7% from $432,378 in the first nine months of 1997 to $269,474 in the first nine months of 1998, primarily as a result of a temporary reduction in research and development personnel during the first quarter of 1998, and concomitant reduction in lab supplies, together with a reduction of one technician for most of 1998, the termination of our consulting contract with our regulatory advisor, and a significant reduction in the stock compensation expense relating to our scientific advisors.

          Interest expense increased 16% from $83,858 in the first nine months of 1997 to $97,317 in the first nine months of 1998 due primarily to interest on bridge loans from officers, and the compounding of interest on deferred fees and salaries, including deferred interest, payable to related parties. Interest expense will continue to increase during 1998 and 1999, as a result of the continued compounding of interest on deferred fees and salaries accounts and additional bridge loans from officers.

Years Ended December 31, 1996 and 1997


         Revenues under the Genetics Institute research agreement decreased 2.3% from $139,079 in 1996 to $135,922 in 1997. In both years these revenues related entirely to recognition and receipt of income from a research support agreement with Genetics Institute, Inc. Revenues under the Genetics Institute agreement ceased at the end of the agreement in 1997. Income from our SBIR grant increased from $20,000 in 1996 to $71,650 for 1997. That grant expired on September 30, 1997.


         Interest income increased 31% from $7,760 in 1996 to $10,147 in 1997. This increase was attributable to the proceeds from the sale of unsecured convertible notes in the last quarter of 1996, which were invested for only one quarter in 1996 compared to the full year in 1997. Interest income relating to the proceeds of our unsecured convertible notes will decline in 1998.

         Operating, general and administrative expenses increased 21.7% from $276,642 in 1996 to $336,572 in 1997. These increased expenses reflect increased personnel, increased patent amortization expenses, amortization of certain capitalized costs incurred in connection with the offering of our unsecured convertible notes in the fourth quarter of 1996, offset to some degree by a decline in legal expenses in 1997 compared to 1996. Both the amortization expenses commenced during 1997. We do not expect our general and administrative expense to increase materially during 1998 as a result the reduction of the scale of operations, offset, to some degree by increased rent, increased amortization of capitalized patent costs as new patents are issued, and continued amortization of capitalized private placement expenses.

     Research and development expenditures consist primarily of payroll-related expenses of research and development personnel, laboratory supplies, animal supplies, laboratory rent, depreciation on laboratory equipment, development activities, payments for sponsored research, and payments to scientific and regulatory consultants.

         Research and development expenses increased 41.5% from $392,010 in 1996 to $554,751 in 1997, primarily as a result of additional research and development personnel, and increased research activities.

          Interest expense increased 99.5% from $56,192 in 1996 to $112,083 in 1997 due primarily to cash interest on our 10% Notes, the amortization of debt discount (initially $285,835) attributable to the beneficial conversion feature of our Variable Notes, both issued in the last quarter of 1996, and the compounding of interest on deferred fees and salaries, including deferred interest, payable to related parties. Interest expense will continue to increase during 1998, and 1999 primarily as a result of the continued compounding of interest on deferred fees and salaries accounts and interest on bridge loans from officers.


Liquidity and Capital Resources

     In December, 1997, we commenced the public offering of 400,000 Units of newly issued securities, for an aggregate of $4,000,000. Each Unit consists of one share of common stock and .1/4 of a Charitable Benefit Warrant. Each whole Charitable Benefit Warrant entitles you to purchase one share of common stock at a price of $20.00 per share. Ixion is directly (except in Florida where sales must be made through a broker) making the offering in ten states, primarily over the Internet. There is no minimum number of Units to be sold in the offering, and all funds received have gone and will go immediately to us. On December 10, 1998, we extended the offering through the earliest of: the sale of all Units, December 10, 1999, or the date we decide to close the offering.

In addition, we have reduced the size of the offering from 400,000 Units to 150,000 Units, including the 34,320 Units we sold during 1998. At January 31, 1999, we have sold a total of 34,420 Units in the offering.

         During 1998, our development activities were funded primarily by the proceeds from the offering and bridge loans from the Chairman and Chief Executive Officer and the President. The bridge loans total $350,000 at January 31, 1999. Interest on the bridge loans from officers is at 8% but can be reset annually, at the election of either party, to the prime rate in effect on January 1 of any given year, plus 3%. We have no agreement with the officers to advance further funds, however, the officers have continued to fund operating requirements voluntarily to meet working capital needs. We can not assure you that the officers will continue to voluntarily fund bridge loans during 1999. We do not have any bank financing arrangements. Our long-term indebtedness consists primarily of deferred fees and salaries payable to related individuals and our unsecured convertible notes.

         At September 30, 1998, we had $39,073 in cash and cash equivalents. Until required for operations, our policy is to invest any cash reserves in bank deposits, money market funds, certificates of deposit, commercial paper, corporate notes, U.S. government instruments and other investment-grade quality instruments.

         On January 1, 1996, we purchased laboratory equipment pursuant to a chattel mortgage agreement in the amount of $32,309. The agreement calls for monthly payments of $897, commencing August 1, 1996. At September 30, 1998, $8,975 in principal remains outstanding under this agreement..

         In connection with the Genetics Institute sponsored research agreement referred to above, some patent-related expenses were reimbursed by Genetics Institute. We may be contractually obligated to repay these reimbursed expenses in installments over a 36 month period upon a determination by Genetics Institute not to exercise their option contained in the sponsored research agreement. Reimbursement has not commenced, we have accrued $42,317 as a long term liability pending final action under the agreement.

         Through September 30, 1998, we have paid offering-related expenses of $116,561 which have been applied against the proceeds of the public offering. We expect further offering-related expenses to be modest.

         On October 8, 1998, upon the expiration of our lease at the Biotechnology Development Institute, we moved to comparable rental facilities across the street from our former location. The new lease will be for increased space and rent and for a three-year term, with two one-year renewal options. We expect that annual payments under the new lease (including amortization of tenant improvements and an emergency generator) will be approximately $84,000 per year (not including utilities). We will continue to have access, as a graduate affiliate, to the Biotechnology Development Institute's specialized facilities, centralized equipment, and core laboratories. Relocation will not materially affect our research and development operations; however, we incurred relocation expenses and have been obliged to purchase or lease laboratory and office furnishings and equipment. We estimate that the principal amount of such lease or purchase is approximately $80,000.

     We have incurred negative cash flows from operations since our inception. We have spent and expect to continue to spend, substantial funds to complete our planned product development efforts, commence clinical trials, and diversify our technology. Our future capital requirements and the adequacy of available funds will depend on numerous factors, including the success of the continuing public offering of our securities, the successful commercialization of the XEntrIx (TM) Oxalobacter formigenes Monitor (our new diagnostic test) and IxC1-62/47 (our lead therapeutic compound), progress in our product development efforts, the magnitude and scope of development efforts, progress with preclinical studies and clinical trials, the cost of contract manufacturing and research organizations, cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the development and marketing of our products.

         We require all of the proceeds of this offering to meet our planned operating requirements through December 31, 1999. Shortfalls in the proceeds of the public offering to date have forced a curtailment in our planned operating requirements to adjust to reduced resources. In the event our plans change or our assumptions change or prove to be inaccurate or the proceeds of the offering continue to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), we will require additional financing. We will be required to obtain additional funds in any event through equity or debt financing, strategic alliances with corporate partners and others, mergers or the sale of substantially all our assets, or through other sources in order to bring our products through regulatory approval to commercialization. The terms and prices of any equity or debt financings or corporate combination may be significantly more favorable to new investors than those of the Units sold in the offering, resulting in significant dilution to current investors. We do not have any material committed sources of additional financing. We can not assure you that additional funding, consolidation, or alliance, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, our business, financial condition, and results of operations will be materially and adversely affected.


Product Research and Development Plan

     Our plan of operation for 1999 consists primarily of research and development and related activities, resources permitting, including:
               further research into islet and islet stem cell growth and differentiation, aimed at developing cell lines of functioning islets for transplantation into diabetic patients; further research into identifying and characterizing novel growth factors associated with islets to discover factors important in islet cell differentiation and possible regulation of diabetes and to identify stem cell markers to which we hope to produce monoclonal antibodies useful in stem cell isolation research into differential gene expression studies on differentiated islet cells; further research into encapsulation materials for transplantation of islets; further preclinical development of a quantitative version of our molecular diagnostic test, the XEntrIx (TM) Oxalobacter formigenes Monitor, further development of our oxalate therapeutic compound, IxC1-62/47; continuing the prosecution and filing of patent applications; and hiring additional employees.

Our  actual   research  and   development   and  related   activities  may  vary
significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of our research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential, the status of competitive products, and, most important, our success in raising capital. The focus and direction of our operations will also be dependent upon the establishment of collaborative arrangements with other companies, and other factors.

         We can not assure you that we will be able to commercialize our technologies or that profitability will ever be achieved. We expect that our operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, most of which are outside our control.

Year 2000 Compliance

         Many computer systems and computer chips embedded in equipment are unable to tell the difference between the year 1900 and the year 2000. This is know as the Year 2000 issue. Many businesses are at risk for possible miscalculations or systems failures as a result of their computers, software, or equipment's not being Year 2000 compliant.

         Our assessment of Year 2000 compliance issues is not complete.

     Software and Computers. Our computers all run Windows operating systems which are or will be Year 2000 compliant according to our tests and information received from Microsoft. We have been assured by the vendors that our office applications programs are Year 2000 compliant. We have been also been assured by the vendor that our finance and accounting software, our only mission-critical software, is Year 2000 compliant.

     Equipment. Most of our laboratory equipment does not use a computer or embedded chip. Our policy is that all equipment that we purchase must be Year 2000 compliant. Our assessment of our laboratory equipment is not complete. With respect to equipment made available to us as a result of our affiliation with the Biotechnology Development Institute, we have requested a statement of compliance.

     Suppliers. We are contacting key suppliers regarding their Year 2000 compliance in order to determine if there might be any effect on our operations. In general, our suppliers (primarily scientific reagent and disposable equipment vendors), have developed or are in the process of developing plans to address Year 2000 issues. We will continue to monitor and evaluate the progress of our suppliers.

         In general our review of the potential consequences of Year 2000 compliance issues on us leads us to believe that those issues will prove to be immaterial to our business, operations, and financial condition. Accordingly, we do not have contingency plans and have no plans to develop any unless our further assessment indicates one is necessary.

                                    BUSINESS

Ixion Biotechnology, Inc.

         Ixion is a development stage, discovery research biotechnology company, with several product candidates in development. We are the holder of world-wide exclusive licenses to patents and pending patents in two key areas: diabetes and oxalate-related disorders.

         We are developing diabetes products based on our islet progenitor/stem cell technology, including a proprietary line of in vitro (in test tube) islet stem cells for use in islet transplantation therapy. This development program is aimed at optimizing the growth of functioning islets or islet progenitors in vitro islet progenitor stem cells which Ixion has established in cell cultures. The transplantation of islets or islet stem cells is the only known potential cure for Type I diabetes. We believe that successful islet transplantation therapy will provide better management of diabetes than conventional treatment with insulin and other metabolic regulators. Conventional treatment can result in hyper- and hypo-glycemic episodes which are a major cause of diabetic complications. Ixion's technology is intended to ameliorate this condition by implanting functional islets into the body in order to materially improve control of blood glucose levels.

         In addition to developing our cell transplantation therapy, we have an ongoing discovery program to identify and characterize islet stem cells as well as novel growth factors associated with them. The goal of this program is to discover factors important in islet cell differentiation and to identify stem cell markers to which we hope to produce antibodies useful in stem cell isolation and research. All of our potential diabetes products are in the discovery research stage.

         Diabetes is a chronic, complex metabolic disease. Immune mediated diabetes (often referred to as Insulin Dependent Diabetes, Juvenile Diabetes, or Type I Diabetes) is characterized by an inability to produce insulin due to the destruction of the insulin-producing cells of the pancreatic islets of
Langerhans. Immune mediated diabetes also leads to many serious conditions ranging from death from diabetic coma or insulin shock, to end stage renal disease, blindness, amputations, nerve damage, and cardiovascular and periodontal disease. Over 16 million people in the United States have diabetes, of whom five to ten percent (or about 800,000 patients) have immune mediated diabetes, the most severe form of the disease, and must take insulin. An additional one and one-half million Type II patients in the United States also take insulin. Annual expenditures on all forms of diabetes are nearly $100 billion.

     We are also developing products based on our oxalate technology for the diagnosis and treatment of oxalate-related diseases. Our oxalate technology is based on genes from the non-pathogenic anaerobic intestinal bacteria, Oxalobacter formigenes. O. formigenes produces enzymes which degrade oxalate in healthy people. Inadequate colonies of O. formigenes result in reduced ability to degrade oxalate. Excess oxalate plays a role in a variety of disorders including kidney stones,
                       hyperoxaluria,
                       cardiomyopathy,
                       cardiac conductance disorders,
                       cystic fibrosis,
                       Crohn's disease,
                       renal failure and toxic death, and
                       vulvodynia

         There are approximately one million kidney stone incidents annually in the United States. Annual expenditures on kidney stone incidents exceed $1.8 billion. There are approximately 25,000 cystic fibrosis patients in the United States; these patients are at materially increased risk of kidney stones as a result of excess oxalate. There are from 5,000 to 16,000 new cases of inflammatory bowel disease annually, resulting in 100,000 hospitalizations, 60% from Crohn's disease which is associated with enteric hyperoxaluria. Vulvodynia, a chronic multifactorial disorder, believed to be in some degree oxalate-related, results in painful and debilitating symptoms affecting the tissue surrounding the vagina and urethra. There are no population studies of the incidence or prevalence of vulvodynia, but estimates range as high as 150,000 to 200,000 U.S. women with this condition. Very few effective treatments, if any, exist for these disorders.

         The most developed product candidate in Ixion's development pipeline is a combination diagnostic and therapy for the management of oxalate-related disorders.

         The diagnostic component of our oxalate-related disease management product is a DNA probe for the rapid and sensitive detection of human O. formigenes (the XEntrIX TM Oxalobacter formigenes Monitor). The current tests for O. formigenes are laborious, time consuming, and unreliable, and are limited by (1) the difficulties of anaerobic culture methods, (2) the inability to standardize and accurately quantitate the presence of the bacteria, and (3) the fact that the tests cannot be automated. In addition, the current tests are not sensitive and are poorly suited to a clinical setting. The XEntrIX TM Oxalobacter formigenes Monitor, on the other hand, can accurately and reliably detect very small numbers of O. formigenes, can be made quantitative, and is capable of automation.

         The therapeutic component of our oxalate-related disease management product is an orally administered product consisting of a recombinant form of two enzymes normally found in O. formigenes and responsible for oxalate degradation (IxC1-62/47). We believe that the administration of IxC1-62/47 will greatly diminish the recurrence of calcium oxalate kidney stones and will have positive therapeutic effects on other oxalate-related disorders.

         We intend to file an Investigational New Drug application with the Food and Drug Administration for our IxC1-62/47 enzyme therapy for oxalate-related diseases and an application under Section 510(k) of the Food, Drug, and Cosmetic Act for the XEntrIX TM Oxalobacter formigenes Monitor. The date on which we will be able to make these filings depends upon our cash resources. See "Business - Government Regulation."

         Ixion is in the development stage. We have earned only limited revenues, the majority of which have been research and development payments, and we have an accumulated deficit of $2,649,623 from our inception through September 30, 1998.
See "Risk Factors."

Industry Description and Outlook

         In 1998, the U.S. biotechnology industry was composed of approximately 1,300 companies, public and private. The public market for biotechnology financing was very poor during 1998, particularly for smaller companies and many companies are running low on cash. The biotechnology industry is part of the broader health care industry in the United States, which accounts for approximately 14%of the country's gross domestic product, or approximately $1 trillion.

         Diabetes. Diabetes is the world's most common metabolic disease. In 1995, there were over 16 million diabetics in the United States. There were 21 million diabetics in Europe and as many as 100 million worldwide. Immune mediated diabetes patients compose from 5% to 10% of the total number of diabetics in the U.S., or approximately 800,000 patients. An additional 1.5 million Type II diabetics also take insulin. There are approximately 500,000 to 600,000 new patients annually in the U.S., of which 35,000 to 50,000 are Type I diabetics. Approximately 25 percent of the new Type II patients (or approximately 110,000) will also take insulin.

         In 1995, diabetes accounted for over 10% of total U.S. health care expenditures, or approximately $100 billion. In 1992, the American Diabetes Association estimated that another $47 billion was spent in indirect costs, such as lost wages. Other sources have estimated that indirect costs may actually exceed the direct costs. Complications of the disease include amputations of toes and feet, blindness, ulcers, nerve damage and cardiovascular, periodontal, and kidney disease. Approximately 30% to 40% of people with Type I diabetes will develop diabetic nephropathy leading to kidney dialysis and renal transplants. Overall, diabetes is the seventh leading cause of death in the U.S.

         Current therapies, including insulin shots or oral hypoglycemic medication modulate blood glucose, but cannot consistently maintain the diabetic's blood glucose at normal levels. The Diabetes Control and Complications trial, a nine-year NIH study, demonstrated that maintaining blood glucose at normal levels reduces by approximately 60% the risk of development and progression of diabetes complications. However, there is no therapy that supplies insulin in response to changes in blood glucose with the speed and precision of functioning islets. We believe that approximately 500,000 insulin dependent diabetics are candidates for islet transplantation and that successful transplantation of islets capable of providing constant glucose control will help control the complications of the disease. While islet transplantation is the only known potential cure for Type I diabetes, transplant therapy is an early stage procedure and results, as is common for early stage procedures, for the adult islet transplants performed to date have been disappointing. Although there can be no assurance, we believe that the success rate of transplant therapy will improve over time.

         Kidney stones. Kidney stones are a major health care problem in the United States, and a worse one in other parts of the world. Nearly one in every 1000 residents in the United States has been hospitalized for stones, and autopsies have revealed that one in every 100 persons have observable stone formation in their kidneys. Between seven and ten of every 1000 hospital admissions in the United States are for kidney stones; this is approximately 248,000 hospital admissions annually. There are approximately one million kidney stone incidents annually, the seventh leading cause of physician visits. Nationwide, approximately 12% of the U.S. population will develop stones in their lifetimes, but stones are particularly common in the region from Virginia to New Mexico, commonly referred to as the "stone belt." In other parts of the world, particularly the Middle-East, Asia, and India, kidney stones are an even worse problem since hot climates seem to favor stone formation.

         If a stone cannot be passed, it is surgically removed or shattered by extracorporeal shock-wave lithotripsy. Both treatments are expensive, with the average lithotripsy costing $4,617 and surgery costing $8,308 (including the hospital stay). Approximately 30% of patients with kidney stones are hospitalized, the remainder pass the stone at home, which, while not particularly expensive, is exceedingly painful. Based on 1993 data, the total annual cost of kidney stones in the United States was conservatively estimated at $1.83 billion annually.

         Unfortunately, kidney stones usually recur; although for most patients, the time between episodes can be years. The majority of kidney stones are made of oxalate, which is an end product of metabolism in the body, and an important component of a typical diet. The intestinal oxalate degrading bacteria, Oxalobacter formigenes, plays an important role in oxalate homeostasis, both by regulating intestinal absorption of dietary oxalate and also its secretion into intestinal lumen from the blood. We believe that it may be clinically important to screen and treat patients with oxalate-associated diseases for the presence or absence of the bacterium. Indeed, recent research indicates an increased risk of kidney stones in patient populations with significantly decreased intestinal colonization by O. formigenes. This appears to be particularly true of patients with cystic fibrosis, who are at materially increased risk of kidney stones as a result of excess oxalate.

         Inflammatory Bowel Disease. Inflammatory bowel disease is a general term which covers two primary chronic disorders that cause inflammation or ulceration in the small and large intestine: Crohn's disease and ulcerative colitis. The cause of inflammatory bowel disease is unknown, with many theories, none proven. Many persons with inflammatory bowel disease also have elevated levels of urinary oxalate, suggesting that excess oxalate may be a complicating factor in the disease, or may lead to increased risk of kidney stones. In 1987, the latest data available, the number of new cases of inflammatory bowel disease in the United States annually ranged from two to six per 100,000 of population. There were about 100,000 hospitalizations annually, approximately 64% for Crohn's.

         Vulvodynia. Vulvar vestibulitis syndrome ("vulvodynia") is a complex, multifactorial disorder with painful and debilitating symptoms affecting the tissue surrounding the vagina and urethra, including intense burning, itching, and inflammation. In chronic cases it is very disruptive of a person's life. Recognition of this condition as a significant, physiological syndrome appeared in medical journals only a decade ago. There are no population studies of the incidence or prevalence of vulvodynia although the condition may affect from 150,000 to 200,000 American women. Because the cause is often unknown, treatments have been aimed at symptoms and include xylocaine, acupuncture, hypnotherapy, interferon injections, and, as a last resort in chronic cases, surgery. Recent research suggests that vulvodynia is associated with oxalate, with some investigators reporting significant improvement following control of dietary oxalate.

         Other Oxalate Related Markets. Two additional products which could make use of Ixion's oxalate technology include improved kidney dialysis devices and an improved urological catheter. As of 1996, there were approximately 287,000 U.S. hemodialysis patients and approximately 300,000 more in Europe and Japan. The use of the Ixion oxalate technology could significantly reduce the time that patients spend in dialysis by increasing the efficiency of oxalate removal during the process.

         The world market for urological drains (catheters) was $675 million in 1995. Catheters often foster infection and account for the leading side effect of an invasive hospital procedure. One major cause of catheter infection is the build-up of oxalate crystals on the catheter. The Ixion oxalate technology would allow an improved catheter which would inhibit or dissolve encrusted oxalate crystals, thus reducing the potential for infection.

Business Strategy

         We intend to market our initial diagnostic products, while working with strategic partners to take our planned therapeutic products through clinical trials into the market.

         Basic Research. Ixion has used and intends to continue to use cooperative research and development agreements with the University of Florida for basic discovery research. The University of Florida is the tenth largest university in the nation and is the largest research institution in the Southeast. It typically ranks in the top 10 in the United States in gross royalties received from patent licenses, and the top 20 in the United States in the number of U.S. patents obtained.

         Technology Evaluation and Development. We plan to use our affiliation with the University of Florida Biotechnology Program to seek out cutting-edge university based biotechnology. Our scientific and business team will review early stage academic inventions, identify discoveries which are commercially promising, obtain licenses from the University, and develop the discoveries to add value by confirming the initial observations. Discoveries that support our core technologies will be retained for further development; the remainder will be licensed-out.

         Our relationship with the scientists at the University of Florida is based upon personal relationships between our management and University of Florida members of our Scientific Advisory Board, on the one hand, and other members of the University of Florida faculty on the other. These relationships are helped by our nearby location and by the business consulting provided by our management to University faculty at no cost, by arrangement with the Biotechnology Program. We have no formal agreement providing general access to rights to University research, nor to advance notice of disclosures by University researchers.

         The University's faculty has only recently begun to engage in commercial collaborations in significant numbers, thus many promising commercial discoveries have not been exploited, for example, we recently licensed an anti-microbial patent from two members of the University of Florida faculty. See "Business-Licensed Technology." In addition, academic intellectual property is often embryonic and, therefore, too risky, expensive, and time consuming for large pharmaceutical and biotechnology companies to acquire and develop. Ixion, on the other hand, is in a position to perform "applied basic" research inexpensively, either in our labs or through cooperative research agreements, in order to add value to the technology such that it is of greater interest to commercial licensees. By increasing the maturity stage of the technology, we hope to capture an enhanced return upon licensing-out for royalty and milestone payments. See Figure 1, below.

                                           Discovery supports core technology.
                                            /
                                           /     Ixion develops product.
                                          /
                                         /
University-Discovered----Ixion Evaluation------Substantial commercial potential,
   Very Early Stage                     \          but not within core focus.
    Technology                           \         Ixion develops technology,
                                          \            then licenses out.
                                           \
                                            \
                                             \
                                             Discovery lacks commercial  promise
                                               or  no  Ixion   capability  for
                                                     further development.
                                                    Ixion declines license.



                Figure 1 - Ixion Technology Opportunity Strategy

         Ixion intends to continue to develop collaborative arrangements with leading researchers at the University of Florida and at other research institutions in our core oxalate and diabetes areas to diversify and strengthen our intellectual property estate and to establish our reputation and credibility in the scientific and medical communities.

         Collaborative Product Development and Marketing with Established Companies. Ixion hopes to develop products in collaboration with other companies. Collaborative agreements may call for our partners to provide research funds as well as clinical and other support during product development, although we may develop and test ideas independently before entering into a collaborative agreement. We contemplate that our partners will provide an established and trained marketing and sales force, as well as manufacturing experience, clinical trial expertise, support for patent prosecution, and other capabilities.

         Independent Product Development. The quality of our scientific team also permits independent product development. Independently developed products will provide us with the flexibility either to market the product directly or enter into agreements with pharmaceutical partners on terms more favorable to us. While independent product development is riskier than collaborative development, we may be able to retain a higher proportion of any eventual product revenue stream.

         Contract Clinical Trial and Manufacturing Services. Initially, we have elected to retain contract vendors to support clinical studies and product development. Moreover, it will not initially construct our own manufacturing facilities. By contracting with a qualified manufacturing company, Ixion will be able to obtain immediate access to the necessary regulatory skill base at low entry costs. We thus expect to minimize the time to market, maintain control over development candidates, and reduce our financial risk when product risk is the greatest.

Product Development

         Our first target product for diabetes will be cell lines of cultured islet or stem cells for use in transplantation for diabetes treatment. Our first target product for oxalate-related diseases will be the XEntrIX TM Oxalobacter formigenes Monitor and the IxC1-62/47 enzymatic treatment for oxalate-related conditions. We also plan other products that will detect and measure the presence of oxalate in urine or blood. Certain of these products may be suitable for use in research applications and, subject to certain limitations, would not require FDA approval prior to use in that context. (See "Business - Government Regulation," below.)

         Descriptions of Planned Diabetes Products. Ixion intends to develop products to enhance research into the disease of diabetes, as well as therapeutic approaches where our proprietary technology offers unique solutions.

         Islet transplantation to reverse diabetes or reduce insulin dependency has been limited by, among other things, immunological attack resulting in rapid rejection of transplanted tissue. In addition to the immunologic difficulties, there are significant shortages of human islets suitable for transplant or research, with only 4,000 or fewer pancreases available for transplant annually. About 3,000 patients die each year while waiting for a pancreas graft. Xenotransplants using porcine islets face additional difficulties, such as the possibility of cross-species viruses. To date, efforts to propagate commercial quantities of human islets in vitro (in the test tube) from either fetal or adult tissue has had minimal success. We believe that a source of reproducible islet cells would significantly improve the speed and results of research into transplanted islets for diabetes.

         Ixion's islet technology permits the successful growth of in vitro pancreatic-derived, pluripotent (e.g., able to differentiate) islet-producing cells from mice. When mouse cells were implanted into clinically prediabetic mice, the implanted mice were successfully weaned from insulin until they were sacrificed for further studies. We have also been successful in propagating human islet cells from children and adult donors as well, but have not transplanted such islets at the date of this prospectus.

         The following table summarizes the current status of our islet research and development program for diabetes products.

                  Product Development-Diabetes Islet Technology
--------------- -------------------------------------- --------------------

Product                 Planned Research Products              Status(1)
--------------- -------------------------------------- --------------------
Cultured Islets    Implantation in vivo of encapsulated        Research
or Stem Cells      cells for study of protected
                   implantations  to  reverse  diabetes
---------------------------------------------------------------------------
Genetically        Implantation in vivo without encapsulation  Concept
Engineered         for study of unprotected  implantations to
Concept Islets or  reverse diabetes
Stem Cells
---------------------------------------------------------------------------
Islet  Growth      Promotion  of cell  growth  and
Factors            differentiation   of   pancreatic
                   explants                                    Research
---------------------------------------------------------------------------
Nucleic  Acid      Genetic  and  phenotype  analysis           Concept
Probes
---------------------------------------------------------------------------
Surface            Analysis  of health or  disease of          Research
Antibodies         biopsy specimens

                          Identification of cells

                    Enrichment of specific cell types

                 Isolation and identification of cells by

                         stage of differentiation

                     Production of knock-out lines of

                             pancreatic cells
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Product                  Planned Clinical Products               Status(1)

--------------- --------------------------------------------- ------------------
Cultured Islets    Encapsulated implantation in vivo to           Concept
or Stem Cells      reverse diabetes
----------------------------------------------------------------------------
Genetically        Transplantation without encapsulation          Concept
Engineered         (or other mechanical means of immunologic
Islets or Stem     protection) in vivo to reverse diabetes
Cells
----------------------------------------------------------------------------
Islet Growth            Correct disease deficiencies
Factors            Promote greater efficiency in culturing
                          cells for transplantation
                   Elucidation of diabetes disease process            Concept
                            Monitor disease stages
-----------------------------------------------------------------------------

         (1) "Concept" includes feasibility, theoretical market, and product design studies based on laboratory or other data. "Research" includes discovery research, development of the product's physical form and specifications, and its initial production. "Preclinical" denotes efficacy, pharmacology, safety, or toxicology studies in animal models.

     Descriptions  of  Planned  Oxalate  Products.  Except  for our  XEntrIX  TM
Oxalobacter formigenes Monitor, there is no method of rapidly and easily detecting the presence or absence of O. formigenes in the body. The current tests for O. formigenes are laborious, time consuming, and unreliable.

         The XEntrIX TM Oxalobacter formigenes Monitor. Our oxalate technology consists of cloned, sequenced, and expressed genes encoding the oxalate degrading enzymes from the intestine dwelling bacteria, Oxalobacter formigenes. Dr. Sidhu, in collaboration with Dr. Milton Allison, a member of Ixion's Scientific Advisory Board and the discoverer of O. formigenes, have used these genes to construct a DNA-based diagnostic test (the XEntrIX TM Oxalobacter formigenes Monitor) to detect the presence of O. formigenes in easily-collectable stool samples. O. formigenes is a gram negative anaerobe present in humans and other animals. The role of this species in intestinal management of oxalate is supported by findings showing significantly decreased intestinal colonization in patient populations at increased risk of kidney stones. Research in this area has been inhibited by the difficulty of culturing and detecting the anaerobe.

         The  XEntrIX  TM  Oxalobacter   formigenes  Monitor  is  a  significant
improvement over current tests for O. formigenes and is an important potential addition to routine diagnostic testing for several reasons.

               Our XEntrIX TM Oxalobacter  formigenes  Monitor is much easier to perform and provides accurate results in a fraction of the time required to culture and test for O. formigenes using existing methods.

               Our DNA-based method relies upon standard DNA techniques and does not require anaerobic cultures of organisms since it provides direct detection of DNA extracted from fecal samples and amplified using polymerase chain reaction ("PCR").

               Because  it is based  upon PCR and  subsequent  hybridization  to species-specific sequences, the XEntrIX TM Oxalobacter formigenes Monitor is simple to perform and provides the required level of sensitivity, accuracy, selectivity, and throughput necessary for a commercial diagnostic test.

               The XEntrIX TM Oxalobacter formigenes Monitor is sensitive to the level of 1,000 to 10,000 colony forming units/gram of fecal material. This is approximately 100-fold lower than the number of colony forming units in fecal material of normal, healthy adults.

               We are focusing ongoing development of the XEntrIX TM Oxalobacter formigenes Monitor on the following areas: Extended evaluation and enhancement of probe specificity with respect to other intestinal organisms to assure the absence of cross reactivity and misdiagnosis. Organisms currently evaluated include the following: Bacteroides ovatus, Proteus vulgaris, Enterobacter cloacae,, Eschericia coli, Enterobacter, aerogenes, Clostridium perfringens, Closteridium sordellii, Veillonella parvula, Streptococcus pneumoniae, Staphylococcus aureus, Pseudomonas aerogenosa, Streptococcus bovis, Enterococcus faecalis, Staphlycoccus epidermidis, Moorella thermoautotrop, Shigella boydii, Proteus mirabilis, Salmonella typhimurium, Citrobacter brakii, Lactobacillus acidophilus, Moraxella osloensis, Moorella thermoacetica, Alcaligenes sp., and Klebsiella oxytoca.

               Development of probes against clinically important intestinal organisms such as those listed above. These, coupled with the quantitative version of the XEntrIX TM Oxalobacter formigenes Monitor, will provide for a panel of clinically important diagnostic tests for enteric bacteria.

     Development of a quantitative kit version of the XEntrIX TM Oxalobacter formigenes Monitor.

     In June of 1998, we agreed in principle with the University of Florida Diagnostic Referral Laboratories for them to offer a service to physicians using our XEntrIX TM Oxalobacter formigenes Monitor under the provisions of the FDA's analyte specific reagent regulation. The Diagnostic Referral Laboratories are responsible for marketing the new service, which costs $295 per sample. No reimbursement is yet available for patients requesting this test. Sales to date have been immaterial.

         We expect to file an application under Section 510(k) of the FDA Act for clearance to market the XEntrIX TM Oxalobacter formigenes Monitor directly. There is no assurance that the Ixion Oxalobacter formigenes Monitor will qualify for 510(k) procedure, in which case we will have to file an application for premarket approval with the FDA. If we must follow the premarket approval route, the approval process may be lengthy.

         IxC1-62/47 Enzyme Therapy for Oxalate-Related Disease. In addition to the XEntrIX TM Oxalobacter formigenes Monitor and other potential diagnostic products described above, Ixion is developing IxC1-62/47, an orally administered therapeutic product consisting of the recombinant form of two enzymes normally found in O. formigenes: oxalyl-CoA decarboxylase ("oxc") and formyl-CoA transferase ("frc"). The enzymatic therapy is based upon the re-establishment of oxalate degrading mechanisms in the body. IxC1-62/47 is targeted at oxalate-related disorders including kidney stones, enteric hyperoxaluria, oxalosis, cardiomyopathy, cardio conductance disorders, cystic fibrosis, Crohn's disease, and possibly vulvodynia. Very few satisfactory treatments currently exist for these disorders.

         Both the oxc and frc genes have been successfully cloned into E. coli and expressed in active form as verified using activity assays developed by
Ixion's  scientists.   Physicochemical  analyses  such  as  SDS-PAGE,  IEF,  and
N-terminal sequence analysis have been completed. Ixion has grown the recombinant E. coli to 80 liter scale and has initiated the process of purifying the oxc and frc enzymes for use in a variety of preclinical studies including
(1) additional physicochemical characterization, (2) formulation and drug delivery, and (3) further animal studies. We are also purifying the native form of the oxc and frc enzymes from O. formigenes, to provide comparative data to the recombinant versions. We have not determined whether the recombinant or native enzymes will be used therapeutically. The current intention is to file an investigative new drug application for the IxC1-62/47 enzymatic therapy for oxalate-related disorders when resources permit.

         The XEntrIX TM Oxalobacter formigenes Monitor has been performed in preclinical studies by Ixion lab personnel on over 300 human samples from varied populations in the Ukraine, Germany, the United States, and India. The results of those studies include the following:

         Cystic Fibrosis. Oxalate kidney stones are a known complication of cystic fibrosis. The incidence in cystic fibrosis populations over 12 years old approaches 3% to 4% as compared to 0.2% in normal populations Renal autopsies show >90% nephrocalcinosis. In an Ixion sponsored clinical study conducted in collaboration with collaborators at Northwestern University, the University Children's' Hospital, Cologne, Germany, and University Children's Hospital, Halle, Germany, 40 (18 male and 22 female) cystic fibrosis patients (aged three to 35 years) were examined for colonization with Oxalobacter formigenes. 33 of the 40 patients were non-colonized, and of these, 18 were hyperoxaluric and eight had urinary oxalate levels in the upper normal range. The seven patients who were colonized with O. formigenes all showed normal levels of urinary oxalate.

         Recurrent Stone Formers. In another currently ongoing study on O. formigenes colonization in adult calcium oxalate stone formers, preliminary data have revealed that the majority of recurrent stone formers (five or more stone episodes) are non-colonized with this bacteria. Studies in the literature suggesting a decrease in the colony forming units of O. formigenes in patients with oxalate calculi, rather than complete non-colonization, has led to the development by Ixion of a Quantitative-PCR Oxalobacter formigenes Monitor. The Quantitative-PCR Oxalobacter formigenes Monitor is now being used in additional preclinical work to detect and quantitate O. formigenes in oxalate stone formers to determine if the number of Colony Forming Units is a relevant risk factor.

         Vulvodynia. A new preclinical study is scheduled in cooperation with the Diagnostic Reference Laboratory at the Shands Hospital at the University of Florida to examine 25 to 40 vulvodynia patients for colonization with Oxalobacter formigenes.

         Over 65 percent of kidney stones are calcium-oxalate stones, and excess oxalate is implicated in other diseases as set forth above. Oxalate is present in many common foods, including tea, broccoli, and spinach. O. formigenes is involved in degradation of dietary oxalate and its secretion from plasma into the gut. We believe that a robust colony of O. formigenes prevents recurrent calcium-oxalate kidney stone formation in persons susceptible to excess oxalate absorption and may ameliorate other disease states. We believe that we are the only company world-wide which is examining the role of O. formigenes in human and animal disease states.

         Blood Oxalate Assay. The combination of the oxc and frc enzymes and cofactors also serve as the basis for a planned blood oxalate assay. The recurrence rate of calcium oxalate kidney stone formation is very high, with hyperoxaluria as the major predisposing factor to stone formation. Accurate measurements of blood oxalate levels, together with the presence or absence of
O. formigenes, are important requirements for predicting the risk of calculogenesis in an individual and stratifying urological patients for clinical intervention. Development is planned in the future on an additional oxalate product: a blood oxalate assay, to be designed for clinical use by hospitals, independent labs, and doctors.

         The following table summarizes the current status of our oxalate product research and development program.

                     Product Development-Oxalate Technology

----------------- ---------------------------------------------- ---------------

   Product                   Planned Research Products              Status (1)
----------------- ---------------------------------------------- ---------------
Oxalobacter           Detection of O. formigenes in stool          Preclinical
formigenes            for vulvodynia and kidneystone research
Monitor

----------------- ---------------------------------------------- ---------------
Blood Oxalate         Measurement of oxalate levels in blood for   Concept
Assay                 research in kidney stone, hyperoxaluria,
                      cystic fibrosis, Crohn's disease,
                      vulvodynia, and other oxalate-related
                      diseases


--------------------------------------------------------------------------------

                            Planned Clinical Products
------------------ --------------------------------------------- ---------------
Oxalobacter           Detection of O. formigenes in stool for      Preclinical
formigenes            oxalate-related and other oxalate-related
Monitor               disorders

------------------- -------------------------------------------- ---------------
IxC-162 Enzyme        Treatment of oxalate-related disorders:      Preclinical
Therapy                         Kidney Stones
                               Crohn's Disease
                               Cystic Fibrosis
                                Hyperoxaluria
                                  Vulvodynia
                         Other oxalate-related diseases


------------------- -------------------------------------------- ---------------
Blood Oxalate Assay   Diagnostic oxalate detection kit for blood     Concept

------------------- -------------------------------------------- ---------------
Dialysis Cartridge    Rapid removal of excess oxalate in blood     Concept

------------------- --------------------------------------------- --------------
Oxalate-Resistant     Catheter coated to avoid oxalate             Concept
Catheter              encrustation as a method to reduce
                      the incidence of infection

------------------- -------------------------------------------- ---------------

         (1) "Concept" includes feasibility, theoretical market, and product design studies based on laboratory or other data. "Research" includes discovery research, development of the product's physical form and specifications, and its initial production. "Preclinical" denotes efficacy, pharmacology, safety, or toxicology studies in animal models. "Clinical" denotes testing for safety and efficacy.

Licensed Technology

         We have exclusively licensed from the University of Florida Research Foundation, on a world-wide basis, commercial rights in two areas: in vitro grown islet progenitor/stem cells for curing diabetes, and materials and methods for detection of oxalate and Oxalobacter formigenes.

         Under the UF Research Foundation licenses, we have been issued two US oxalate patents and one US islet patent. We have received notice of allowances of claims in one US oxalate patent and one US islet patent. Still pending are five US oxalate patent applications and one islet patent application. We have also filed internationally on each of these patent families, but no foreign patent has issued.

         The license agreements require the UF Research Foundation to file and prosecute the patents and require us to reimburse the costs. They must also take all steps to defend such patent rights, also at our expense. If the UF Research Foundation fails to take any such action, we have the right to defend such rights at our own expense.

         Except for royalty rates and certain other immaterial differences, the terms of our patent licenses with the UF Research foundation are substantially identical. The UF Research Foundation licensed its rights under on an exclusive, worldwide basis for the life of any patents granted thereunder. We have rights under the UF Research Foundation licenses to all possible uses of the patent applications, any patents issued from such applications, any divisionals and continuations of such applications, and to any claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in such applications. In order to maintain our license, we must use our best efforts to bring one or more licensed products or processes to market through a thorough, vigorous, and diligent program for exploitation of the patent rights. In addition, we must provide annual business plans showing our plan for product development.

         Under the UF Research Foundation licenses, we paid a license issue fee, are obligated to pay royalties on our net sales or net sales of our sublicensees, and must reimburse the UF Research Foundation for patent costs. There are no minimum annual royalties. We are also obliged to obtain product liability insurance prior to the sale for commercial purposes of licensed products. There is no assurance that we will be able to obtain such insurance on reasonable terms.
See "Risk Factors - Risk of Product Liability Insurance."

         A number of pharmaceutical companies, biotechnology companies, universities and research institutions, and individuals have filed patent applications or received patents to technologies that are similar to the our licensed technologies. We is aware of patent applications previously filed by and patents already issued to others that could conflict with our patents or patent applications, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to us. In addition, we can not assure you that we are aware of all patents or patent applications that may materially affect our ability to make, use, or sell any products. United States patent applications are confidential while pending in the United States Patent and Trademark Office, and patent applications filed in foreign countries are often first published months or more after filing. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents or patent applications licensed to us and limit our ability to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. We can not assure you that we will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, we could be delayed in or prevented from the development or commercialization of our product candidates, which would have a material adverse effect on us.

         We are aware of potentially significant risks relating to our islet technology and to our oxalate technology, particularly bacterial oxalyl-CoA decarboxylase, an enzyme used in the XEntrIX TM Oxalobacter formigenes Monitor and our IxC1-62/47 enzyme therapy. We may not be able to commercialize our proposed diabetic products based on our method of proliferating islets and stem cells in vitro or our proposed oxalate-related disease management products, both due to patent rights held by third parties. As a result, our position with respect to the use of islets or stem cells or products containing oxalyl-CoA decarboxylase are uncertain and involve legal and factual questions that are unknown or unresolved. Although we believe our patents and patent applications provide a competitive advantage in our efforts to discover, develop, and commercialize useful products, if any of these questions is resolved unfavorably, we may not have the right to commercialize products relating to certain aspects of islet technology or products containing oxalyl-CoA decarboxylase in the absence of a license from one or more third parties, which may not be available on acceptable terms or at all. Our inability to commercialize any of these products would have a material adverse effect on us.

         In 1981, the Ontario Cancer Institute filed a patent application in the United States and was issued a patent in 1984 covering a method for producing pancreatic islet-like structures having histology and insulin-producing properties corresponding to those of fetal pancreatic islets and islets from adult animals maintained in culture, based on discoveries by Michael Archer. The patented method is similar, but not identical, to our islet technology. Archer's patent was licensed to CytoTherapeutics, Inc. in 1991. CytoTherapeutics may have filed patent applications in foreign countries based upon Archer's patent and may have additional patent applications on the same general subject matter pending in the United States.

         We are also aware that in 1993, Human Cell Cultures, Inc., filed a first U.S. patent application which was rapidly abandoned in favor of a second U.S. continuation-in-part application, and that these U.S. applications together were the basis of an international application which claimed a cell culturing method and medium to form pancreatic "pseudotissues" composed of "pseudoislets" to treat blood sugar disorders in mammals, based on discoveries by Hayden Coon and others. Subsequently, on June 7, 1995, Human Cell Cultures filed in the U.S. a continuation of its second (now abandoned) U.S. application, and has been issued US patents. Dr. Coon's patents claim methods which are also similar, but not identical, to our islet technology. There may have been additional patent applications filed in the United States or foreign countries based upon the Dr. Coon's work.

         In the United States, one must be the first to invent a subject matter in order to be entitled to patent protection on that invention. With respect to patent applications filed prior to January 1, 1996, United States patent law provides that if a party invented a technology outside the United States, then for purposes of determining the first to invent the technology, that party is deemed to have invented the technology on the earlier of the date it introduced the invention in the United States or the date it filed our patent application. In foreign countries, the first party to file a patent application on an invention, not the first to invent the subject matter, is entitled to patent protection on that invention, assuming that the invention meets the other requirements for patentability. We can not assure you that the owners of Archer's patent nor the owners of Coon's patents will not challenge our islet patents or patent or that we will succeed in defending any such challenges. We also can not assure you that the sale of islet products by us would not be held to infringe United States and foreign patent rights of the owners Archer's patent and Coon's patent. Under the patent laws of most countries, a product can be found to infringe a third party patent either if the third party patent expressly covers the product or method of treatment using the product, or in certain circumstances, if the third party patent, while not expressly covering the product or method, covers subject matter that is substantially equivalent in nature to the product or method. If it were determined that products derived from our islet technology infringe Archer's patent or Coon's patents, we would not have the right to make, use, or sell our islet products in one or more countries in the absence of a license from the owners of such patents. We can not assure you that we could obtain a license from such owners on acceptable terms or at all.

         In June, 1995, Human Genome Sciences, Inc., filed a patent application in the United States, and thereafter in foreign countries, relating to a claimed human oxalyl-CoA decarboxylase and the DNA(RNA) encoding such polypeptide, as well as a procedure for producing such polypeptide and for producing an antibody relating to such polypeptide for use in the treatment of calcium oxalate kidney stones and hyperoxaluria. A U.S. Patent was issued on June 3, 1997. The Human Genome patent purports to relate to a human version of oxalyl-CoA decarboxylase which is stated to be 50% to 60% homologous to the oxalyl-CoA decarboxylase from the anaerobic bacteria, Oxalobacter formigenes. If the use of our bacterial oxalyl-CoA decarboxylase is found to infringe the patent owned by Human Genome Sciences, then we would not have the right to sell such products in one or more countries without a license from Human Genome Sciences. There can be no assurance that we would be able to obtain a license from Human Genome Sciences on acceptable terms or at all.

         Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents to which we has rights or to determine the scope, validity, and enforceability of other parties' proprietary rights, which may affect our product candidates and technology. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. Our licensors may also have to participate in interference proceedings declared by the Patent Office to determine the priority of an invention, which could result in substantial cost to us. There can be no assurance that our licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. Further, with respect to the technology licensed by us from the UF Research Foundation, they are primarily responsible for any litigation, interference, opposition, or other action pertaining to patents or patent applications related to the licensed technology, and we are required to reimburse them for the costs. As a result, we generally do not have the ability to institute or determine the conduct of any such patent proceedings unless they do not elect to institute or elects to abandon such proceedings. In cases where they elect to institute and prosecute patent proceedings, our rights will be dependent in part upon the manner in which they conduct the proceedings. The UF Research Foundation could elect not to vigorously pursue or defend or to settle such proceedings on terms that are not favorable to us. An adverse outcome in any patent litigation or interference proceeding could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology, any of which could have a material adverse effect on us.

         We can not assure you that any existing patent application, or any future patent application will issue or that any patents, if issued, will provide us with adequate patent protection with respect to the covered products, their uses, technology, or processes. In addition, under our licenses, we are required to meet specified diligence requirements to retain our rights. See "Risk Factors - Uncertainty Regarding Patents and Proprietary Rights."

         In January 1997, we entered into a patent license agreement obtaining exclusive rights to the issued patent of Dr. Randy S. Fischer and Dr. Roy A. Jensen, faculty members at the University of Florida, for identifying a difference which exists between the metabolic pathway of a microbial or plant target organism and a non-target host specie and then preparing a control agent which perturbs the metabolic pathway of the target without significantly perturbing the metabolic pathway of the host. This patent may be useful in the development of microbicides for drug resistant pathogens such as staphyloccus, enterococcus, and neisseria. Under the Fischer/Jensen license agreement, we paid a license issue fee of 1,000 shares of our Common stock and is obligated to pay royalties of 2% on net sales by Ixion or our sublicensees. There are no minimum annual royalties or due diligence milestones. The Fischer/Jensen license is for the remainder of the legal life of the patent (or over 11 years).

         Because the inventions covered by our licenses were made with federal assistance (which is typical of university-based discoveries), they are subject to the rights of the federal government under 35 USC Title 18, "Patent Rights in Inventions Made with Federal Assistance," including "march in" rights under which the government has the right to require us to grant an exclusive license under any of such inventions to a third party if the government determines that
(1) adequate steps have not been taken to commercialize such inventions, (2) such action is necessary to meet public health or safety needs, or (3) such action is necessary to meet requirement for public use under federal regulations. The government's rights include a non-exclusive, paid-up, worldwide license under such inventions for any governmental purpose. The law also requires any licensor of an invention that was partially funded by federal grants to obtain a covenant from our exclusive licensee to substantially manufacture products using the invention in the United States, although this covenant is subject to a discretionary waiver by the government.

Patents and Trade Secrets

     Dr. Peck, as an employee of the University of Florida, is bound by the terms of the University's patent policy, which requires that any invention conceived of or developed in the area in which he is employed belongs to the University (subject to the Government Rights described above, and to Ixion's rights under the consulting agreement it has with him). See "Management - Consulting Agreement With Dr. Peck" and "Business - Government Regulation - Florida Conflicts of Interest."

         It is our policy to require our directors, material investors, employees, consultants, outside scientific collaborators, and sponsored researchers, and other advisors to execute confidentiality agreements upon investment or upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of his or her relationship with us is to be kept confidential and not disclosed to third parties. Ixion also requires signed confidentiality or material transfer agreements from any company that is to receive confidential data or proprietary compounds. In the case of employees and consultants, the confidentiality agreements also generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as our exclusive property (subject, in the case of Dr. Peck, to the prior rights of the University of Florida). There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets or other proprietary information in the event of an unauthorized disclosure or will be effective to assign inventions.

         Certain of our research has been funded in part by Small Business Innovation Research grants and may be funded in the future by such grants and by Small Business Technology Transfer Research grants. In connection with any such funding, the U.S. Government will have the rights described above.

         In order to produce or use the XEntrIX TM Oxalobacter formigenes Monitor in its current formulation or to produce the Blood Oxalate Assay (and other immunodiagnostic products) in commercial quantities for resale, it will be necessary to license certain rights from Roche Diagnostics, Inc., the holder of patents on the nucleic acid amplification process known as the polymerase chain reaction ("PCR") process. If Ixion finds it necessary to use PCR to produce commercial products, it will enter into such a license with Roche, which makes non-exclusive licenses generally available. Ixion does not anticipate that the terms of such license will have a materially adverse effect on us.

Competition

         The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Our competitors include major pharmaceutical, chemical, and specialized biotechnology companies, many of which have larger R&D budgets, as well as substantially greater experience in developing products, in obtaining regulatory approvals, and in manufacturing and marketing diagnostic and pharmaceutical products. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development, and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies, and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures.

         Our products under development are expected to address a broad range of markets. Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. See "Business - Government Regulation." In addition, the first pharmaceutical product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which Ixion or our future corporate partners can develop products, complete the preclinical and clinical trials and approval processes, and supply commercial quantities of the products to the market are expected to be important competitive factors. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, develop and implement production and marketing plans, contract for and manage third-party service providers, obtain and maintain patent protection, and secure adequate capital resources. We expects our products, if approved for sale, to compete primarily on the basis of product efficacy, safety, patient convenience, reliability, value, and scope of patent rights. See "Risk Factors - Intense Competition."

Government Regulation

         In the United States, the FDA regulates distribution, manufacture, labeling, and promotion of drugs, medical devices, and biologics. In addition, manufacturers of these products are subject to other federal, state, and local environmental and safety laws and regulations. Governments in other countries may impose additional requirements.

         FDA Authorization to Market. Drugs, medical devices, or biologics may not be commercially distributed in the United States unless they have FDA authorization. Obtaining FDA authorization to market a regulated product generally involves the submission of preclinical, product characterization, clinical, and manufacturing information. The process can take a number of years and the expenditure of significant resources, and there is no guarantee that the FDA will ever authorize marketing of the product.

         Drugs and Biologics. Some of our planned products, such as the diabetes treatment products, will be regulated as drugs and biologics. The Food, Drug, and Cosmetic Act and the Public Health Service Act provide that drugs and biologics may not be commercially distributed within the United States unless they have been approved by the FDA. The process required by the FDA before drugs and biologics may be marketed in the United States generally involves five steps:

                    preclinical laboratory and animal testing, submission to the FDA of an investigational new drug application which must be effective prior to the initiation of human clinical studies, adequate and well-controlled clinical trials to establish safety and efficacy for its intended use, submission to the FDA of an new drug application or biologics license application, and review and approval of the new drug application or biologics license application by the FDA.

         Preclinical testing covers laboratory evaluation of product chemistry and formulation as well as animal studies to assess the safety, pharmacology, toxicology, and efficacy of the product. The results of these tests are submitted to the FDA as part of the investigational new drug application. If a company is not notified by the FDA within 30 days of submission, the company may initiate Phase I clinical trials. Clinical trials are typically conducted in three sequential phases, although the phases may overlap.

                       Phase I represents the initial administration of the drug
                      or biologic to a small group of humans, healthy volunteers, to test for safety, dosage tolerance, absorption, distribution, metabolism, excretion, and clinical pharmacology.
                       Phase II involves  studies in a small  number of patients
                      to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range, and to gather additional data relating to safety and potential adverse effects.
                       Once an  investigational  drug  is  found  to  have  some
                      efficacy and an acceptable safety profile in the targeted patient population, Phase III studies are initiated to establish safety and efficacy in an expanded patient population and multiple clinical study sites.

The FDA reviews both the clinical plans and the results of the trials and may request that a company discontinue or expand the trials at any time if there are significant safety issues.

         The results of the preclinical tests and clinical trials of drugs and biologics are submitted to the FDA in the form of a new drug application (in the case of a drug) or biologic license application (in the case of a biologic). The FDA may request additional information, including additional animal studies or clinical trials that may extend the review process and delay marketing approval. The manufacturer must also pass a premarket inspection of its compliance with good manufacturing practices. There can be no assurance that the FDA will authorize marketing of the product, or that it will do so in a timely manner. Once granted, an new drug application or product license application may place substantial restrictions on how the product is marketed. After FDA approval of the new drug application or biologic license application for the initial indications, further clinical trials may be necessary to gain approval for the labeling of the product for additional indications.

         Medical Devices. Many of our planned products (e.g., the in vitro diagnostic products such as the XEntrIX TM Oxalobacter formigenes Monitor), will be regulated as medical devices. The FDA regulates the clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been approved or cleared by the FDA.

         In the United States, medical devices are classified into one of three classes (class I, II, or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (for example, labeling, premarket notification, and adherence to good manufacturing practices), and class II devices are subject to general and specific controls (for example, performance standards, patient registries and FDA guidelines). Generally, class III devices are those which must receive a premarket approval by the FDA to ensure their safety and effectiveness (for example, life sustaining, life-supporting, and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

         There are two review procedures by which medical devices can receive such approval or clearance. Some products may qualify for clearance under a
Section 510(k) procedure, in which the manufacturer provides a premarket notification that it intends to begin marketing the product, and shows that the product is substantially equivalent to another legally marketed product (i.e., that it has the same intended use and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device). In some cases, the submission must include data from human clinical studies. Marketing may commence when the FDA issues a clearance letter finding such substantial equivalence.

         If the medical device does not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device required by the statute and implementing regulations to have an approved application for premarket approval), the FDA must approve a premarket approval application before marketing can begin. Premarket approval applications must demonstrate, among other matters, that the medical device is safe and effective. A premarket approval application is typically a complex submission, usually including the results of preclinical and clinical studies, and preparing an application is a detailed and time-consuming process. Once a premarket approval application has been submitted, the FDA's review may be lengthy and may include requests for additional data. The manufacturer must also pass a premarket inspection of its compliance with the quality systems regulations. There can be no assurances that the FDA will authorize marketing of the product under a 510(k) or a premarket approval, or that it will do so in a timely manner. After FDA approval of the initial indication, further clinical trials may be necessary to gain approval of the product for additional indications.

         Clinical investigations of most devices are subject to the investigational device exemption requirements, which usually involve FDA review of the investigation before it may begin. Clinical investigations of many in vitro diagnostic tests are exempt from the investigational device exemption requirements, provided the testing meets certain exemption criteria, including labeling as an "investigational use only" product. In addition, in vitro devices may be distributed for "research use only," provided they are intended for laboratory research and labeled for research use. The FDA's current policy is to encourage manufacturers of in vitro devices for "investigational use only" or "research use only" to establish a certification program under which these in vitro devices are distributed to or utilized only by individuals, laboratories, or health care facilities that have provided the manufacturer with a written certification of compliance indicating that the "investigational use only" or "research use only" product will be restricted in use and will, among other things, meet institutional review board and informed consent requirements.

         Once granted, a 510(k) clearance or premarket application approval may place substantial restrictions on how a device is marketed. Even where a device is exempted from 510(k) clearance or premarket application approval, the FDA may impose restrictions on marketing. For example, FDA has exempted many analyte specific reagents not sold as finished test kits from obtaining 510(k) clearance or premarket application approval. These reagents, however, may be marketed only to clinical laboratories certified under the Clinical Laboratories Improvements Act to conduct tests of high complexity and are subject to a number of labeling requirements.

         Ixion's Products. We have agreed, as discussed above, with the University of Florida Diagnostic Referral Laboratories for them to offer a service to urologists and other physicians based on our XEntrIX TM Oxalobacter formigenes Monitor. We believe this agreement is permitted under the provisions of the FDA's analyte specific reagent regulation; however, we can not assure you that our reliance on that regulation will be accepted by the FDA.

         The XEntrIX TM Oxalobacter formigenes Monitor and Blood Oxalate Assays, when manufactured by or for us, will be distributed initially for research use and will not require FDA review prior to distribution for those uses. To market these products for diagnostic use, we intend to request authorization under the 510(k) procedure for the XEntrIX TM Oxalobacter formigenes Monitor and perhaps the Blood Oxalate Assay. Premarket approval applications may, however, be required for each of these products.

         We believe that our diabetes treatment products and enzyme therapy for treatment of oxalate-related disorders will require either an new drug application or a biologic license application before they may be commercially distributed. There can be no assurance that the FDA will accept our views on the regulatory status of our products, or that the FDA will authorize marketing or clinical investigation of any product, or that it will do so in a timely manner. Additional studies or other information may be requested during the FDA review period that may delay marketing authorization. The law or government regulations may change in ways that could prevent or delay marketing authorization for our products. Delays in receipt of, failure to receive, or loss of previously received approvals could have a material adverse effect on our business, financial condition, and results of operations.

         Other FDA Obligations. Each manufacturing facility for drugs, medical devices, or biologics, must be registered with the FDA, and the products manufactured at that facility must be listed with the FDA. A manufacturer's quality control and manufacturing procedures must conform on an ongoing basis with good manufacturing practices. Certain adverse effects and product malfunctions must be reported to the FDA. Product labeling and advertising must comply with FDA requirements. In some cases, postmarket testing may be required, or other requirements imposed. Complying with these requirements requires substantial time, money, and effort. We intends to rely on our strategic partners for assistance with these matters.

         FDA Enforcement. The FDA inspects manufacturers of drugs, medical devices, and biologics on a regular basis. Failure to comply with applicable requirements can, among other consequences, result in civil penalties, injunctions, suspensions and losses of regulatory approvals, product recalls, seizure of products, refusal to allow us to enter into supply contracts with the government, and criminal prosecution.

         Non-U.S. Marketing. For marketing outside the United States, we is also subject to foreign regulatory requirements. Requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. The time required to obtain approvals by foreign countries may be longer or shorter than that required for FDA approval, and regulatory requirements for foreign countries may differ significantly from those of the FDA. In some cases, products may not be exported until FDA approval is obtained. We intends to rely on our strategic partners both in the United States and abroad for assistance with these matters.

     Florida Conflicts of Interest. Because Dr. Peck, our Chief Scientist, Dr. Schuster, Dr. Khan, and Dr. Schatz, members of our Scientific Advisory Board, are employees of the Florida State University System, they, and consequently we, are subject to Florida statutes relating to conflicts of interest. In order for Ixion to conduct business with the University (including licensing University technology or entering into research support agreements), we must obtain and maintain an exemption for Dr. Peck from the application of the Florida conflict of interest statutes, obtain approvals for outside activities for Drs. Schuster, Khan, and Schatz.

         Exemptions for Dr. Peck are issued pursuant to a monitoring plan which requires us, among other things, to promptly disclose every material transaction between us and any employee of the University. Dr. Peck obtained his initial exemption from the Florida conflict of interest statutes on January 5, 1995, relating to the academic year ended June 30, 1995. Exemptions must be renewed annually at the beginning of each academic year (or upon material alterations in the terms of the relations between us and Dr. Peck). The approval of the request for renewal for the academic year ended June 30, 1997 was received on September 29, 1997. The requests to renew Dr. Peck's exemption for the academic years ended June 30, 1998 and June 30, 1999 have been filed and are pending. The approval process can take 12 or more months. While we have no reason to believe that Dr. Peck's requests for renewal will not be approved, there is no assurance that the exemption will be renewed, or, if renewed, that it will be renewed on reasonable terms. Furthermore, it is not clear what the effect of a non-renewal will be should the University decline to renew the exemptions on a timely basis or at all.


Manufacturing and Marketing

         We have no experience in manufacturing or marketing products on a commercial scale. Marketing rights for products may be licensed to corporate partners. Co-marketing arrangements may also be feasible for some products.
Ixion intends to seek distribution arrangements for our products in other countries outside of the United States. While using third parties for distribution or marketing permits us to avoid the costs of establishing a distribution or marketing network in a particular area, this strategy also makes us more dependent on the efforts of third parties, involves a potential reduction in profit margins, and may complicate negotiations and other matters associated with technology licenses.

         Target Markets. We believe there will be demand for the XEntrIX TM Oxalobacter formigenes Monitor in the research market and, upon acceptance by urologists and nephrologists as a clinically useful test, by certain specialized kidney, nephrogenic, and urologic reference labs. The target markets for a new blood oxalate assay include approximately 5,000 hospital labs, the several major independent labs, and the same specialized kidney, nephrogenic, and urologic reference labs as for the XEntrIX TM Oxalobacter formigenes Monitor.

         For the use of the XEntrIX TM Oxalobacter formigenes Monitor, the blood oxalate assay, and our IxC1-62/47 enzyme therapy in the management of kidney stones, we plan to target the country's approximately 7,300 in-office urologists. For the use of the XEntrIX TM Oxalobacter formigenes Monitor and IxC1-62/47 enzyme therapy for managing kidney stone risk in cystic fibrosis patients, we plan to target the cystic fibrosis treatment centers in the United States. For the use of the XEntrIX TM Oxalobacter formigenes Monitor and IxC1-62/47 enzyme therapy in the diagnosis and treatment of vulvodynia, we intend to approach the market through the 35,000 gynecologists practicing in the United States.

         Marketing Strategy. The strategy for marketing islet-related products will depend on collaborations with third parties with greater marketing resources than we.

         The marketing strategy for the XEntrIX TM Oxalobacter formigenes Monitor depends upon educating urologists and nephrologists of its clinical usefulness. Over 65% of all kidney stones are composed predominantly of calcium oxalate. Oxalate plays a crucial role in the formation of renal stones and in this respect hyperoxaluria constitutes a special problem in management of kidney stones. The XEntrIX TM Oxalobacter formigenes Monitor would be used to screen and manage known stone formers in order to assist the urologist in stratifying and treating kidney stone patients. The use of the XEntrIX TM Oxalobacter formigenes Monitor will allow the urologist to make a determination of which of his or her hyperoxaluric patients have an exogenous hyperoxaluria caused by hyperabsorption from the diet, resulting from diminished or decimated populations of O. formigenes. The clinical relevance of the resulting data is the urologist's capability to identify a specific cause of urolithiasis and to treat it effectively. Ix XEntrIX TM ion Oxalobacter formigenes Monitor data will be more meaningful than 24 hour urinary oxalate data alone in that it accurately identifies and quantifies the high-risk population of kidney stone formers and stratifies them with respect to cause.

         Kidney stones, while prevalent, are not generally recognized as predictable or avoidable by many physicians and their patients. Consequently, the promotional task will be difficult. To meet this challenge, we intend to invest in both physician education programs, and, assuming funds are available, consumer awareness campaigns. We can reach the country's over 7,300 in-office urologists through a direct mail campaign. In addition, working with specialized companies in the urology market, we propose to inform urologists about our planned new kidney stone disease management products. In addition, the
Scientific Advisory Board members and other recognized scientists will be encouraged to write articles for peer review scientific journals to stimulate interest and establish further credibility in the scientific and medical communities.

         A similar approach will be used to approach the gynecological market for our vulvodynia products and the cystic fibrosis market for the management of kidney stone risk.

     In each case, we intend to participate in urology, nephrology, gynecology, and other industry trade meetings and to exploit on-line medical databases and our own web site. Finally, as stated above, we intend to use third-party sales forces to amplify our efforts. See "Business - Business Strategy."




Facilities

         In October 1998, we leased approximately 3,600 rentable square feet of equipped laboratory space and approximately 1,413 rentable square feet of office space at 13709 Progress Blvd., Alachua, Florida, across the street from our old location in the business incubator owned by the University of Florida at the Biotechnology Development Institute. Our lease has a three-year term, expiring in September 2001, with two one-year renewal options. We are developing a small scale facility in our lab suite to produce preclinical quantities of our XEntrIX TM Oxalobacter formigenes Monitor TM as well as IxC1-62/47. Commercial scale production will be subcontracted to contract manufacturers. See "Business - Business Strategy" Annual payments (not including utilities) are approximately $84,000.

     For a fee of $1,000 for 1999, we have a graduate membership agreement with the Biotechnology Development Institute under which we have access to specialized facilities such as animal rooms, small-scale fermentation capabilities, and glass washing and autoclaving facilities. As a graduate member, we may also use the specialized equipment located in the centralized instrument lab in the Biotechnology Development Institute at no extra cost, and we may use the services of the University's Core Laboratories including the Recombinant Protein Expression Core, the Flow Cytometry Core, the Protein Chemistry Core, and the Electron Microscopy Core at a special graduate membership rate.

     We believe these facilities will be adequate for the foreseeable future.

     Contract Suppliers and Manufacturers. It is our present intention to enter into agreements with contract testing and manufacturing entities to test and manufacture commercial quantities of our planned products in order to avoid the expenditure of significant funds to hire and train personnel and comply with the extensive regulations, including "good manufacturing practice" requirements applicable to such a facility.
Legal Proceedings

     We are not a party to any legal proceedings and are not aware of any threatened litigation or regulatory action that could have a material adverse effect on our business, financial condition, or results of operations.

Employees

     We have five full time employees. Our six part time employees include Dr. Peck, who is an exclusive consultant, Mr. Peck, President and Chief Financial Officer, and Ms. Ramsey, Controller. Ixion is not subject to any collective bargaining agreements and believes that our relationship with our employees is good.

Scientific Advisory Board

     None of the members of the Scientific Advisory Board are our employees. Scientific advisors spend only a small portion of their time to our affairs and have commitments to other institutions that may conflict or compete with their obligations to us. Scientific advisors collaborate with us on research grant applications, review and evaluate our research programs, advise us about technical matters, consult on product planning and feasibility studies, assist in establishing research priorities, provide guidance on clinical evaluation programs, alert us to potential collaborators, advise us on new developments, and recommend personnel.

     The Scientific Advisory Board meets periodically as a group. In addition, some members may meet in smaller groups or individually with our scientists. Ixion has confidentiality agreements with each scientific advisor providing that all confidential information shall be our exclusive property. Scientific advisors are not paid in cash, but are reimbursed expenses, and, pursuant to the 1994 Board Retainer Plan, receive 5,000 restricted shares of Ixion's common stock upon joining, and 1,000 restricted shares annually thereafter. They also receive stock options for 2,500 shares annually after their initial year.

     The current members of the Scientific Advisory Board are the following:

     Milton J. Allison, Ph.D. Dr. Allison has long been a pioneer in oxalate research, having discovered and named Oxalobacter formigenes. He is presently Professor of Microbiology, Immunology, and Preventive Medicine, Iowa State University and Microbiologist Emeritus of the National Animal Disease Center, USDA, Ames, Iowa. He earned his Ph.D. from the University of Maryland.

     Marguerite Hatch, Ph.D. Dr. Hatch is a Professor in the College of Medicine, Nephrology Division, and Director of the Kidney Stone Center at the University of California, Irvine College of Medicine since 1990.Previously she was Director of the New York Kidney Stone Center, SUNY Health Science Center.
She earned her B.Sc. with Honors from the University College, Dublin, Ireland and her Ph.D. in 1978 from Trinity College, Dublin, Ireland.

     Saeedur R. Khan, Ph.D. Dr. Khan is Associate Professor of Pathology at the University of Florida College of Medicine and a leader in the field of oxalate research and molecular/microscopy. His current and previous committee memberships include the NIH Ad hoc Reviewer on Urinary Stone Grants; member, Center for the Study of Lithiasis and Pathological Calcification; and member of the Shands Stone Center Committee. He earned his undergraduate degree from Agra University in Agra, India, his masters of science degree from the Peshawar University, Peshawar, Pakistan, and his Ph.D. from the University of Florida.

     Desmond Schatz, M.D. Dr. Schatz is the Medical Director of the Diabetes Center and Associate Professor of Pediatric Endocrinology at the University of Florida Medical School. He is a Diplomate of the American Board of Pediatric Endocrinology and a member of the American Diabetes Association, the International Diabetes Federation, and the Immunology of Diabetes Society. He received his undergraduate degree from St. David's College in Johannesburg, South Africa, and his medical degree from the University of the Witwatersrand Medical School in Johannesburg.

     Sheldon M. Schuster, Ph.D. Dr. Schuster is Biotechnology Program Director for the University of Florida's biotechnology program and Associate Director for Research for the University of Florida Cancer Center. He is a member of the American Association for the Advancement of Science and the American Society of Biological Chemistry and Molecular Biology. He was a co-founder of BioNebraska, Inc., and is a co-founder and chairman of the scientific advisory board of AquaGene, Inc. He received his B.S. in biochemistry from the University of California, Davis and his Ph.D. in biochemistry and pharmacology from the University of Arizona.

     Hans Wigzell, M.D., D.Sc. Dr. Wigzell is presently the Rector of Stockholm's famed Karolinska Institute. He received his medical degree and doctorate of science. from Karolinska. From 1982 onwards, he has been Chairman of the Department of Immunology at Karolinska. Among his many honors was his service as Chairman of the Nobel Committee of Karolinska from 1990 to 1992.

MANAGEMENT

Officers, Directors, and Key Employees

         The following table sets forth certain information with respect to our officers, directors, and significant employees and consultants.

  Name                           Age     Position
  Weaver H. Gaines (1)           55      Chairman and Chief Executive Officer
  David C. Peck (1,2)            51      President, Chief Financial Officer, and
                                          Director
  Ammon B. Peck, Ph.D.           53      Senior Vice President and Chief
                                          Scientific Officer and Chairman
                                          of the Scientific Advisory Board
  David M. Margulies, M.D. (2)   47      Director
  Vincent P. Mihalik (2)         48      Director
  Karl-E. Arfors, Ph.D. (2)      62      Director
  Vijay K. Ramiya, Ph.D.         38      Director of Research, Diabetes Division
  Harmeet Sidhu, Ph.D.           40      Director of Research, Oxalate Division
  Janet Cornelius, MS            58      Associate Director of Research,
                                          Diabetes Division
  Kimberly A. Ramsey             41      Controller

  (1)  Member of Executive Committee
  (2)  Member of Audit and Benefits Committee

         Certain of our key personnel are part-time employees or consultants who, at our present stage of development are not required full time. Mr. Peck, our President and Chief Financial Officer devotes time to our affairs as needed (on the average approximately 10 days per month). Dr. Peck, Senior Vice President, Chief Scientist, and Chairman of the Scientific Advisory Board, devotes four days per month (see "Peck Consulting Agreement"). Janet Cornelius, Associate Director of Research, Diabetes Division devotes four days per month (the remainder of her time is in Dr. Peck's laboratory at the University) and Ms. Ramsey, the Controller, approximately one day per week. With the exception of Dr. Peck (whose availability to us is limited by the University of Florida to not more than 48 days per year), each other officer, employee, or consultant is available when required and is not limited as to the time spent on Company affairs.

     Mr. Gaines is a co-founder of Ixion and has been our Chairman and Chief Executive Officer and a Director since April, 1993. He is Ixion's only full-time officer. He was also our President from April, 1993 to April, 1994. From April to November 1992, he was a Senior Advisor on the Washington campaign staff of Bush/Quayle 92. From 1985 to 1992, he held various executive positions with The Mutual Life Insurance Company of New York and its operating subsidiaries, including Executive Vice President and General Counsel of MONY and President of Unified Management, a broker/dealer in Indianapolis. He is also a director of AquaGene, Inc., and past Chairman of the Board of BIO+Florida, the Florida biotechnology trade association. Mr. Gaines is a graduate of Dartmouth College and the University of Virginia School of Law.

     Mr. David Peck is a co-founder of Ixion, its President since April, 1994, Chief Financial Officer since May, 1995, and a Director since March 1993. From September 1995, Mr. Peck has also been Chief Executive Officer of BACOMPT, a printing company located in Carmel, Indiana. He has a long history of executive positions in management, marketing, and planning with prominent financial firms including Merrill Lynch, Citicorp, Bank of America, and Chemical Bank. Mr. Peck has served with several national consulting firms (including Arthur D. Little, Inc. and the Naisbitt Group) in the areas of operations, systems, planning, marketing, and technology (clients included Hoffman-LaRoche, Bristol-Myers, Johnson & Johnson, and Merck) and has held faculty positions with eight universities, including Syracuse, Rutgers, Pace, and Fordham. He is the author of two books on financial services and investments. Mr. Peck earned his BA and MBA degrees from Syracuse University. Mr. Peck is Dr. Peck's brother. He is employed as a consultant.

     Dr. Ammon Peck is the scientific founder of Ixion and has been its Senior Vice President and Chief Scientist and Chairman of the Scientific Advisory Board since April, 1993. He was a director from March, 1993, to May, 1995. Dr. Peck has been at the University of Florida since 1979 and is presently Professor of Pathology and Laboratory Medicine at Florida's College of Medicine and former President of the medical faculty. (See "Management - Consulting Agreement with Dr. Peck.") He received a B.S. in Bacteriology & Russian Studies and an additional B.S. in Computer Science from Syracuse University. His Ph.D. in Medical Microbiology was received from the University of Wisconsin. He is a member of the American Association of Immunologists, the American Association for the Advancement of Science, the American Diabetes Association, the Juvenile Diabetes Foundation, and the New York Academy of Sciences. Dr. Peck is Mr. Peck's brother. He is employed as a consultant.

     Dr. Margulies, a Director since 1994, is currently Executive Vice President and Chief Scientist as well as a director-nominee of Synetic, Inc., a publicly-held company in two principal lines of business: plastics technologies and healthcare communications. From July 1996 to January 1997, Dr. Margulies was a founder and Chairman and CEO of CareAgents, Inc., a developer of Internet-based clinical commerce applications, which was acquired by Synetic in January 1997. From 1991 to July 1996, Dr. Margulies was a Director, an Executive Vice President, and Chief Scientist of Cerner Corporation, a publicly-held company that supplies enterprise-level clinical applications. He received his B.A. from Amherst College and M.D. from Harvard Medical School.

     Mr. Mihalik, a Director since 1995, is presently Senior Vice President and General Manager, Lab Systems and Molecular Biochemicals, Roche Diagnostics. From November of 1996 until June 1998, he was Executive Vice President, Group Personnel, Corange International Holding BV, the parent company of Boehringer Mannheim Corporation. From November 1995 to November of 1996, he was Senior Vice President Global Marketing for the Diabetes Care Business Unit of Boehringer Mannheim Corporation. From August 1994 to November 1995, he was Senior Vice President, Strategic Business Development/Commercial Operations for Diabetes Care - Americas of Boehringer Mannheim. He is a member of the International Diabetes Federation, the American Diabetes Association, the American Association of Clinical Chemistry, and the Clinical Laboratory Management Association. He earned his B.S. in Biology from Pennsylvania State University and his M.B.A. from the Kellogg Graduate School of Management.

     Mr. Arfors became a director in June, 1998. From 1993 to the present he has been President of Experimental Medicine, Inc., a company he founded. Previous experience includes various research positions with Pharmacia, AB, of Uppsala, Sweden, president and co-founder of the La Jolla Institute for Experimental Medicine, and executive director for biological sciences for the Liposome
Company. He received his undergraduate degree from the University of Uppsala, his B.M. (med kand) from the Medical Faculty at the University of Uppsala, and his Fil. Lic. (genetics) from the University of Uppsala.

     Vijayakumar K. Ramiya, Ph.D., joined us in 1998 as Director of Research, Diabetes Division. From 1996 to 1998, he was a visiting Assistant Professor at the Laboratory of Immuogenetics at the University of Illinois. Prior to that he was a Research Assistant Professor at the University of Florida. Dr. Ramiya earned his Ph.D. in immunology, and his master of science and bachelor of science degrees from the Madurai Kamaraj University, Madurai, India. Dr. Ramiya has extensive experience in insulin-dependent diabetes, having overseen diabetes-related research projects at the University of Florida and basic immunology projects at the University of Illinois, Cambridge University and the University of Kentucky. He is a member of the American Diabetes Association.

     Dr. Harmeet Sidhu joined us as a full-time consultant in May of 1995 and became a full-time employee and Director of Research, Oxalate Division in January of 1997. From May 1995 to January 1997, Dr. Sidhu held the position of postgraduate fellow and visiting scientist at the University of Florida on a fellowship funded entirely by Ixion. From 1992 to May 1995, she was an Assistant Professor in the Biochemistry Department at the Postgraduate Institute of Medical Education and Research ("P.G.I.M.E.R.") in Chandigarh, India. She has been actively involved in the area of biochemical mechanisms and medical management of hyperoxaluria for many years. She is a graduate of Delhi University with a B.Sc. in Chemistry and received her M.Sc. and a Ph.D. in biochemistry from P.G.I.M.E.R.

     Ms. Janet C. Cornelius joined us on July 1, 1997 as a part-time employee. Previously, since 1995, she was Scientific Research Manager in Dr. Peck's laboratory in the Department of Pathology, University of Florida Medical School, where she was responsible for the islet technology work in collaboration with Dr. Peck. She is a co-inventor of the islet technology for developing a cure for diabetes. From 1975 to 1995 she held the title of Biological Scientist in the same department. Ms. Cornelius received her B.S. in Biology from Dalhousie University, Halifax, Nova Scotia, and her Masters Degree in Medical Science from the University of Florida.

     Kimberly A. Ramsey joined Ixion in June 1995 as a part time employee. From September 1993 to date, she has been a supervisory accountant at Environmental Consulting & Technology in Gainesville, Florida. From 1992 to 1993 she was a staff accountant with the Jaymark Companies of Orlando, Florida. She is a member of the Institute of Management Accountants. She received her B.S. in Accounting from the University of Florida.

     All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected annually to serve, subject to the discretion of the Board of Directors, until their successors are elected or appointed. Our Bylaws authorize the Board of Directors from time to time to determine the number of its members. The Board currently consists of five members whose terms expire in 1999. Successors to those directors whose terms have expired are required to be elected by stockholder vote; vacancies in unexpired terms and any additional positions created by board action are filed by action of the existing Board of Directors.

     The Executive Committee, consisting of Messrs. Peck and Gaines, is responsible for all matters which arise between meetings of the Board to the extent permitted by Delaware law. The Audit and Benefits Committee, composed of Mr. Mihalik, Dr. Margulies, and Dr. Arfors, recommends to the Board of Directors the appointment of our independent auditors, reviews the compensation of such auditors, and reviews with them the plans for and results and scope of their auditing engagement. It also determines the salaries and incentive compensation of our officers, key employees, and key consultants and administers our 1994 Stock Option Plan and 1994 Board Retainer Plan. A majority of its members must be outside directors.

     The following table summarizes the compensation of those persons who were, at December 31, 1998, our Chairman and Chief Executive Officer, our President, and our Senior Vice President and Chief Scientist for the years ended December 31, 1996, 1997, 1998.
                           Summary Compensation Table

                             Annual Compensation             Long-Term
                                                         Compensation Awards
                                                               Restricted    Securities
                              Deferred  Cash    All Other        Stock       Underlying
Name                   Year   Salary    Salary  Compensation     Awards      Options/SARs

Weaver H. Gaines (1)   1996   $25,000  $60,000      $0            $0            0
Chairman and CEO       1997   $23,750  $71,250      $0            $0            0
                       1998   $95,000     0         $0            $0         19,000

David C. Peck (2)      1996   $25,000  $35,000      $0            $0            0
President & CFO        1997   $20,000  $40,000      $0            $0            0
                       1998   $60,000     0         $0            $0         12,000

Ammon B. Peck (3)      1996   $ 5,000  $35,000      $0            $0            0
Sr. V.P. & Chief       1997   $16,667  $33,333      $0            $0            0
Scientist              1998   $50,000     0         $0            $0         10,000

           (1) Mr. Gaines joined Ixion at its inception in March 1993.
           (2) Mr. Peck joined Ixion in April 1994. He is paid a consulting fee rather than a salary. (3) Dr. Peck began consulting for Ixion in June 1994. He is paid a consulting fee rather than a salary.

         In July 1998, we granted incentive stock options under our 1994 Stock Option Plan to the executive officers shown above. They are exerciseable at $10.00 per share. All of the granted options have 10 year terms.

Annual Bonus Plan

         In August, 1994, the Board of Directors adopted an annual incentive compensation plan (the "Annual Bonus Plan"), administered by the Audit and Benefits Committee, pursuant to which officers, employees, and key consultants may be awarded cash bonuses (if we has sufficient cash to pay such bonuses prudently) or deferred bonuses, based on our financial performance. For 1998, the Audit and Benefits Committee determined that awards could range up to 50% of a participant's base salary or consulting fee. Awards under the Annual Bonus Plan may be made during the last quarter of each year relating to the prior year at the discretion of the Committee, based on achievement of goals set by the Committee. For each participant, the award ranges from the maximum award if we achieve our approved goals, to no award if we achieve less than 70% of its approved goals. Although the Committee recommended awards relating to 1997, none has been granted as a result of our efforts to conserve resources.

Deferred Compensation Plan

         In January, 1994, the Board of Directors adopted a Deferred Compensation Plan for Ixion's officers, key employees, and consultants, permitting such persons to defer the receipt of all or a portion of their compensation. Under the Deferred Compensation Plan, an unfunded deferred compensation account is established for each participant. Our only obligation regarding such account is to make the payments when they become payable. Any amount credited to such account is solely for record-keeping, and is not considered to be held in trust or in escrow or in any way vested in the participant. Payments under the Deferred Compensation Plan are to be made only upon termination of employment (which may be by death, disability, retirement, or otherwise) and may be in a lump sum or as an annuity. In the case of certain senior participants, if termination is by death or dismissal without cause, at the election of the participant, the balance in his account may be converted into common stock of at a price per share not greater than the lowest price per share (adjusted for stock splits, stock dividends, the issuance of convertible securities, warrants, or options, or other dilution) at which shares of our common stock have been issued (or agreed to be issued) at any time in the 365 days preceding the date of termination. A termination is deemed without cause for substantially the same occurrences described under "Employment Agreements," below. Amounts in the account bear interest, compounded annually, at a rate established by the Board of Directors, currently 6.54%.

         At December 31, 1998, balances in the deferred accounts for Ixion's executive officers and key consultant were as follows:

Name                   Capacities in                    Deferred Compensation
                       Which Served                     Balance (1)

-----------------  ------------------------------  -----------------------------

Weaver H. Gaines       Chairman and Chief Executive
                         Officer                             $356,965
David C. Peck          President and Chief Financial
                         Officer                             $223,411
Ammon B. Peck, Ph.D.   Senior Vice President, Chief
                         Scientist, and Chairman,
                         Scientific Advisory Board           $110,761

(1) Includes accrued interest.

Employment Agreements

         We have entered into written agreements (the "Employment Agreements") with two of our executive officers, Messrs. Gaines and D. Peck, which currently provide for annual base compensation of $95,000 and $60,000, respectively. Base compensation levels are to be reviewed at least annually. Upon a determination by the Board that we have obtained adequate financing, base compensation may be increased to not less than the average cash base compensation reported by an appropriate salary survey (as determined by the Board) for executive officers at biotechnology companies of equivalent size and status. The effective date of the Employment Agreements is August 31, 1994, and the current term of each expires December 31, 2000. The Employment Agreements are renewable automatically for one-year terms unless either party gives written notice of termination at least 92 days before the end of the then current term. Annual bonus compensation, if any, shall be determined by the Board of Directors.

         The Employment Agreements provide that either we or the executive has the right to terminate the agreement at any time upon 60 days' notice. A termination by Ixion "for cause" or by the executive not for "Good Reason" is effective without further benefits, upon a finding by the Board of Directors. Termination without cause (as defined in the Employment Agreements), or termination by the executive for "Good Reason" (as defined in the Employment Agreements) requires us to pay severance benefits equal to the aggregate base salary at the then current rate payable through the end of the then current term, but not less than two times the executive's base compensation. In addition, the employee is eligible for annual bonus compensation calculated in accordance with the Annual Bonus Plan. Finally, all restricted stock is immediately vested, all outstanding stock options are immediately vested and accelerated, and the executives have the right to purchase common stock pursuant to the terms of the Deferred Compensation Plan. Termination is deemed without cause or for "Good Reason" if there is a reduction in the executive's annual aggregate compensation or benefits, there is a diminution in the executive's position, powers, authority, duties, or responsibilities, or there is a material breach of the Employment Agreement by Ixion.

         The Employment Agreements contain covenants that an executive must refrain from engaging in any business competitive with us during the period of his employment and for six months after termination or resignation and must not use, disclose or make accessible to any third party any of our proprietary information during the period of his employment, or thereafter. All inventions relating to biotechnology generally conceived while rendering services us must be assigned to us.

Consulting Agreement with Dr. Peck

         We have an exclusive consulting agreement expiring on December 31, 2000 with Dr. Ammon B. Peck for consulting services relating to our business and technology. The fee is $50,000 per year. Dr. Peck is obligated to devote 48 days of service per year to us, including travel time, and has agreed not to engage in competitive activities with Ixion during the term of the agreement, or for two years thereafter. Generally, under the terms of Dr. Peck's employment by the University of Florida, the latter has a right of first refusal to any intellectual property and must approve waivers by Dr. Peck of the University's intellectual property rights in any consulting agreement. Dr. Peck has agreed to assign to us any inventions or intellectual property rights developed by him while performing services under the consulting agreement in any inventions or intellectual property rights waived by the University. See "Government Regulation - Florida Conflicts of Interest." The consulting agreement may be canceled by either party on 30 days' written notice. We have a life insurance policy on the life of Dr. Peck in the amount of $500,000 payable to us.


1994 Stock Option Plan

         In August 1994, the Board of Directors adopted and the shareholders approved the 1994 Stock Option Plan (the "Plan"). The Plan was amended in June 1997. The purpose of the Plan is to provide incentive to officers, directors, consultants, members of the Scientific Advisory Board, and key employees who are, or will be given responsibility for the management or administration of our business and growth, and to provide those personnel with an opportunity to participate in our growth, development, and financial success.

         The Plan reserves an aggregate of 250,000 shares (approximately 6.0% of the 4.0 million authorized shares) of our authorized but unissued Common stock for grants of options to employees and an additional 75,000 shares for grants of options to members of the Board of Directors and members of the Scientific Advisory Board under the Board Retainer Plan. At September 30, 1998, options to purchase 100,900 shares were outstanding, and 224,100 shares remained reserved for grants of options under the Plan.

         The Plan permits the grant of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code (the "Code") and nonqualified stock options. The Committee, in its discretion, may grant options to our employees, consultants, non-employee directors, and members of the Scientific Advisory Board; provided, however, that only employees may be granted incentive stock options. The Committee must be composed of at least two outside directors (if there are two outside Directors, otherwise such number of outside directors as are available for service) and has complete discretion to select the eligible individuals who are to receive option grants. Outside directors who are members of the Committee may not be awarded discretionary grants, but are awarded options for 2,000 shares upon election to the Committee and options for 2,500 shares, all exercisable at the then fair market value, annually thereafter.

         Generally, options become exercisable as to 20% of the shares subject to option after the optionee's first full year of continuous service with us and as to 1/12 of 20% of the shares at the end of each additional full month of continuous service thereafter. Options granted to members of the Scientific Advisory Board generally vest at the rate of 25% at the end of each three-month period following the grant.

         No incentive stock option may be exercised more than ten years after its grant date, or in the case of nonqualified stock options, ten years and one day after the date of its grant. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee, his or her guardian, or legal representative. Subject to certain exceptions, vested incentive stock options expire one year after the optionee's death or disability. Vested nonqualified options expire one year after termination of employment for any reason including death.

         The exercise price of incentive stock options may not be less than the fair market value of the shares on the date of grant (or 110% of the fair market value for incentive stock options granted to holders of 10% or more of our stock or any subsidiary of ours). The price may be paid in cash, by promissory note, or previously owned shares.



1994 Board Retainer Plan

         We do not pay cash compensation to outside members of the Board of Directors or to members of the Scientific Advisory Board, but we do reimburse expenses incurred in connection with meetings. Accordingly, the Board of Directors adopted the 1994 Board Retainer Plan (amended June 1997) to grant shares of common stock to such members as well as to permit grants of stock as hiring bonuses for key employees. Members of both boards are also eligible for grants under the 1994 Stock Option Plan.

         Unvested shares granted are subject to reacquisition by us at no cost if the grantee ceases to be a director. With respect to directors, the reacquisition option will typically lapse as to 20% of the shares granted after the grantee's first full year of continuous service with us and as to 1/12 of 20% of the granted shares at the end of each additional full month of continuous service thereafter. Scientific Advisors' shares are not subject to reacquisition by us after a year.

         New outside members of the Board or the Scientific Advisory Board receive 5,000 shares upon joining, and each will receive 1,000 shares annually thereafter during the pendency of the Board Retainer Plan. The Audit and Benefits Committee of the Board may change the amount granted each eligible person at any time in its complete discretion. 75,000 shares were reserved by the Board for award to Directors of Members of the Scientific Advisory Board under the Board Retainer Plan, of which 74,000 shares have been issued. No specific number of shares have been reserved for grants to key employees in connection with the commencement of employment. 25,050 shares have been issued to employees as hiring bonuses

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The following is a summary of certain transactions among Ixion and related persons.

         Commencing with our founding, Messrs. Gaines and D. Peck made loans to us pursuant to the terms of a subordinated convertible promissory note. The amount outstanding varied from month to month. On June 30, 1996, $16,159.04 (the entire outstanding balance including accrued interest) of the Subordinated Notes were converted into 21,544 shares of common stock (17,560 shares to Mr. Gaines and 3,984 shares to Mr. D. Peck). The subordinated convertible promissory notes were converted pursuant to their terms at a price per share not greater than the lowest price per share (adjusted for stock splits, stock dividends, or other dilution) at which shares of Ixion's common stock had been issued during the 12 month period immediately prior to the notice of election to convert, in this case at a price of $.75 per share. Prior to their conversion, the loans bore interest at 8.0%, compounded monthly by additions to principal. No cash interest was ever paid on the subordinated convertible promissory notes.

         On August 31, 1994, Messrs. Gaines and D. Peck each converted $9,000 of principal amount of subordinated convertible promissory notes into an aggregate of 900,000 shares of Ixion's common stock, at a price of $0.02 per share. That price was determined by the Board of Directors to be the fair market value of such stock on such date.

         On August 31, 1994, the Board of Directors accepted Dr. Ammon B. Peck's offer to assign to us all his interest in oxalate technology (subject to prior rights of the University of Florida under the University's patent policy) and to agree to execute an exclusive consulting agreement with us in exchange for an aggregate of 650,000 shares of common stock at a price of $0.02 per share. The Board of Directors valued the assignment of such rights at not less than $13,000, and determined that amount to be the fair market value of the shares on such date. This transaction was consummated on October 17, 1994.

         As of October 10, 1994, members of the immediate families of Ixion's founders, including a partnership in which Mr. Gaines has an undivided 25%
interest, purchased an aggregate of 140,000 shares of Ixion's common stock pursuant to an Agreement to Purchase Shares dated as of such date, for a price of $0.10 per share, or $14,000 in the aggregate.

         As of January 1, 1996, we purchased used laboratory equipment with a replacement value in excess of $60,000 from Carl Therapeutic, Inc. (controlled by one of our vice presidents), pursuant to a chattel mortgage agreement in the amount of $32,309. None of this equipment had been acquired by Carl Therapeutic within the previous two years. The agreement calls for monthly payments of $897.47 commencing August 1, 1996. There is no interest on the outstanding balance. The loan is secured by a security interest in the laboratory equipment.

         On April 16, 1996, the Chairman and Chief Executive Officer and the President each entered into a revolving agreement to extend us up to $25,000 in the form of bridge loans. Under these agreements, we borrowed a total of $32,099.56, all of which was repaid in cash on June 14, 1996. Outstanding loans bear cash interest at the rate 8% (subject to adjustment as to outstanding balances each January 1), paid monthly and upon repayment of the principal. In addition, the Chairman, on June 21, 1996, agreed to increase his bridge loan commitment to an amount up to $150,000. During 1998, we borrowed a total of $350,000 in bridge loans from these officers. The officers have been lending money to us to fund operations; however, they have no commitment to lend additional funds in the future.

         On October 24, 1997, the Board of Directors approved a competitive bid by BACOMPT, a printer in Carmel, Indiana, of which Mr. Peck is a part owner and the chief executive officer, to provide prospectus printing and fulfillment services in connection with the Offering, for an amount not to exceed $25,000. We believe that the terms of the Bacompt transaction are at least as fair to us as could have been obtained from unaffiliated third parties. Under this agreement, we have paid Bacompt a total of $11,533 as of the date of this prospectus.

         Because of their managerial positions and stock holdings in Ixion, and their activities related to our organization, Messrs. Gaines and Peck, and Dr. Peck may be deemed to be "promoters" as that term is used under the Securities Act.

         It is our policy that any material transactions or loans, and any forgiveness of loans, between officers, directors, or material shareholders and us must be approved by a majority of our independent directors, if any, who do not have an interest in the transaction. Furthermore, all such transactions or loans must be entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. All of the above transactions were entered into in compliance with our policy.


                             PRINCIPAL SHAREHOLDERS

         The table below sets forth information as of the date of this prospectus and, as adjusted, assumes the sale of all of the common stock offered pursuant to this prospectus. The table also assumes, with respect to each individual stockholder, the exercise of all warrants, options or conversion of all convertible securities held by such stockholder, and exercisable within 60 days of the date of this prospectus. It does not assume the exercise or conversion of securities held by any other holder of securities. The table is based on information obtained from the persons named below with respect to the beneficial ownership of shares of common stock by (1) each person known by us to be the owner of more than 5% of the aggregate outstanding shares of common Stock, (2) each officer and director and (iii) all officers and directors as a group.

                              Amount and Nature of
                       Beneficial Ownership


                                                           Percentage of
                                                           Shares Owned
     Name and Address of          Number of         Prior to          After
     Beneficial Owners (1)        Shares            Offering      Offering(2)

     Ammon B. Peck, Ph.D.         655,000(3)           26%              24%
     David C. Peck                416,234(4)           16%              15%
     Weaver H. Gaines             553,512(5)           22%              20%
     David M. Margulies            21,875(6)           (7)              (7)
     Vincent P. Mihalik            14,400(8)           (7)              (7)
     Karl-E. Arfors                 5,000              (7)              (7)
     All officers and           1,667,021              65%              62%
      directors as a group
      (6 persons)

          (1) Address is 13709 Progress Blvd., Box 13, Alachua, FL 32615 unless otherwise indicated. (2) Assumes sale of all Units offered hereby, but does not assume exercise or conversion of other securities held by anyone other than the named persons. (3) Includes 50,000 shares held by Dr. Peck's wife in trust for her brothers as to which Dr. Peck disclaims beneficial ownership, and 5,000 shares issuable upon conversion of unsecured convertible notes held by members of Dr.
          Peck's immediate family sharing his household as to which Dr. Peck disclaims beneficial ownership, but excludes 10,000 shares issuable under options not currently exercisable. (4) Includes 12,000 shares issuable upon conversion of unsecured convertible notes held by members of Mr. Peck's immediate family sharing his household as to which Mr. Peck disclaims beneficial ownership, but excludes 12,000 shares issuable under options not currently exercisable. (5) Includes 40,000 shares held by WABS Associates, a general partnership composed of Mr. Gaines and his three siblings. Mr. Gaines disclaims beneficial ownership of 30,000 of such shares and 5,952 shares issuable upon conversion of unsecured convertible notes held by Mr. Gaines, but excludes 19,000 shares issuable under options not currently exercisable.. (6) Includes 4,875 shares issuable upon exercise of currently exercisable options, but excludes 5,125 shares issuable under options not currently exercisable. (7) Less than 1.0%. (8) Includes 3,400 shares issuable upon exercise of currently exercisable options but excludes 5,100 shares issuable under options not currently exercisable.

                            DESCRIPTION OF SECURITIES

Units

         Each Unit consists of one share of common stock and 0.25 Charitable Benefit Warrant to purchase an additional share of common stock. The common stock will be immediately separated from the Charitable Benefit Warrants, and will be immediately transferable.

Common Stock

         As of the date of this prospectus, Ixion's authorized capital consists of 4,000,000 shares of common stock, $0.01 par value. As of January 31, 1999, there were 2,514,014 shares of common stock outstanding, held of record by approximately 100 shareholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution, or winding up of Ixion, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered hereby will also be fully paid and nonassessable.

Charitable Benefit Warrants Included in the Units

         Each whole Charitable Benefit Warrant entitles the holder to purchase one share of common stock at a price of $20.00 per share. Four Units are required to acquire one whole Charitable Benefit Warrant. Approved qualified charitable organizations may exercise Charitable Benefit Warrants at any time until the expiration date (December 9, 2007, unless extended); holders other than approved qualified charitable organizations may not exercise except between December 9, 2006, and the December 9, 2007. The Charitable Benefit Warrants will be detached from the common stock immediately on purchase.

         The Charitable Benefit Warrant included in the Units will be issued pursuant to a warrant agreement among Ixion and SunTrust Bank, Atlanta, as warrant agent, and will be in registered form. The registered holder is the person in whose name any certificate representing the Charitable Benefit Warrants shall be registered on the books maintained by the warrant agent. Charitable Benefit Warrants may not be resold and may only be transferred to an approved qualified charitable organization; provided, however, that transfer to a testamentary trust, legatee, or heir by will or by descent upon the death of a registered holder, will be permitted upon proper proof as decided by us in its absolute discretion. A registered holder may transfer Charitable Benefit Warrants to an approved qualified charitable organization at any time from the time of issuance and prior to the close of business on December 9, 2007.

         The Charitable Benefit Warrant has been designed to permit purchasers of Units in the offering to make tax deductible contributions of the value of the Charitable Benefit Warrant to an approved qualified charitable organization as a new way to channel funds to medical research. An approved qualified charitable organization means a charitable organization, institution, foundation, or research institute described in Section 501(c)(3) of the Internal Revenue Code (the "Code"), which is excluded from the definition of a private foundation as referred to in Section 509(a) of the Code, which is eligible to receive tax-deductible contributions under Section 170 of the Code, and which has been approved by us as described below.

         The following are the approved qualified charitable organizations as of the date of this prospectus.

                               Juvenile Diabetes Foundation
                               Joslin Diabetes Center, Inc.
                               American Kidney Fund
                               National Vulvodynia Association
                               Crohn's & Colitis Foundation of America
                               Cystic Fibrosis Foundation
                               Oxalosis and Hyperoxaluria Foundation
                               Mycological Society of America
                               Intestinal Disease Foundation
                               National Kidney Foundation
                               National  Institute of Diabetes and Digestive and
                               Kidney   Diseases  North   American   Mycological
                               Society    University    of   Florida    Research
                               Foundation, Inc.
                               Florida Cystic Fibrosis, Inc.

         Qualified charitable organizations may be added to the approved list by us, in our absolute discretion, from time to time until December 9, 2007. In order to be added to the approved list, a charitable organization must be tax exempt, and it must be eligible to receive tax deductible contributions in accordance with Section 170 of the Code. Charitable organizations may be added at the election of us, or they may be nominated by a registered holder. Registered holders wishing to nominate a charitable organization must send their nomination in writing to us, together with proof of such charitable organization's status as an organization described in Section 501(c)(3) of the Code which is excluded from the definition of a private foundation as referred to in Section 509(a) of the Code and which is eligible to receive tax deductible contributions in accordance with Section 170 of the Code. Charitable organizations that fall into the excluded categories are generally those that either have broad public support or actively function in a supporting relationship to such organizations.

         In order to be tax-exempt, an organization must be organized and operated exclusively for one or more of the purposes set forth in Section 501(c)(3), and none of the earnings of the organization may inure to any private shareholder or individual. In addition, the organization may not attempt to influence legislation as a substantial part of its activities, nor may it participate at all in campaign activities for or against political candidates. We will favor charitable organizations that dedicate a material portion of their assets or revenue to research activities connected with the cure and treatment of diabetes and oxalate-related diseases.

         Each of the Warrants will entitle the holder to purchase one share of common stock at a price of $20.00 per share. An approved qualified charitable organization may exercise at any time from the date of issuance and prior to the close of business on December 9, 2007. A holder who is not an approved qualified charitable organization may not exercise during the first nine years. Such holder may only exercise during the period commencing December 9, 2006, and ending at the close of business on December 9, 2007. No fractional shares will be issued upon the exercise of the Charitable Benefit Warrants. The exercise price of the Charitable Benefit Warrants bears no relationship to any objective criteria and should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The exercise price of the Charitable Benefit Warrants, and the number and kind of shares of common stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock dividend or a subdivision or combination of the common stock. Additionally, we will make an adjustment upon a reclassification or in case of a consolidation or merger with or into another company or the sale of all or substantially all of our assets, in order to enable approved qualified charitable organization holders of Charitable Benefit Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon exercise of the Charitable Benefit Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Charitable Benefit Warrant.

         Charitable Benefit Warrants do not confer upon the holder any voting or any other rights of a stockholder. Upon notice to the Warrant holders, we have the right to reduce the exercise price or extend the expiration date of the Charitable Benefit Warrants.

         The Charitable Benefit Warrants may be exercised only upon surrender of the Charitable Benefit Warrant certificate on or prior to the expiration date of such Warrant at the offices of the warrant agent, with the form of "Subscription Form" on the reverse side of the Charitable Benefit Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of Charitable Benefit Warrants being exercised.




Unsecured Convertible Notes

         In 1996 Ixion issued $787,270 of unsecured convertible notes due 2001. $215,600 of the unsecured convertible notes pay interest at 10% and $571,670 of the unsecured convertible notes do not pay cash interest but are converted at declining conversion prices. The unsecured convertible notes were issued under a note purchase agreement, dated as of September 13, 1996, between Ixion and the initial purchasers of the unsecured convertible notes. The 10% unsecured convertible notes accrue interest at the stated rate until maturity, or conversion, and pay interest quarterly. The 10% unsecured convertible notes are convertible into shares of our common stock at any time prior to maturity at a conversion price of $4.20 per share. The variable unsecured convertible notes are non-interest bearing and are convertible into shares of our common stock, at any time prior to maturity, at variable conversion prices ranging from $4.20 to $2.10. The variable conversion prices are based on the length of time the investor holds the Variable Unsecured convertible notes prior to conversion, as shown in the table below:


Converted at
End of          1996       1997       1998       1999        2000         2001
------          ----       ----       ----       ----        ----         ----
November       $4.10      $4.00      $3.60      $3.20       $2.80        $2.40
February                  $3.90      $3.50      $3.10       $2.70        $2.30
May                       $3.80      $3.40      $3.00       $2.60        $2.10
August                    $3.70      $3.30      $2.90       $2.50

Outstanding Common Stock Purchase Warrants

         As of December 31, 1998, there were outstanding warrants to purchase 23,630 shares of common stock. Warrants for 17,630 shares entitle the registered holder to purchase common stock at a price of $2.00 per share through August 31, 2000. Warrants for 6,000 shares entitle the registered holder to purchase 3,000 shares of common stock at a price of $5.00 per share through February 2002 and 3,000 shares at the same price through October 2002.The exercise price of the warrants and the number of shares of common stock to be obtained upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock dividend to holders of common stock, a subdivision or combination of outstanding shares of common stock, or the issuance of capital stock in a reclassification or reorganization of common stock. The exercise price of the warrants is subject to adjustment in the event that we issue,  sell,  or  otherwise  distribute  common stock at a price which is less than the then current market price of the common stock, issue  options  (other than  options  issued under the 1994 Stock
              Option Plan or the 1994 Board Retainer Plan) whose exercise price is less than the then current market price of the common stock, issue convertible  securities whose conversion price is less than the then current market price of the common stock, or
               pay a dividend of cash or other  property in any one year greater than 10% of the then current market price of the common stock.

Ixion must give advance notice to warrant holders of any of the above events as well as any merger, sale, transfer, dissolution, or winding up.

         The warrants do not confer upon the holder any voting or other rights of a shareholder. Upon notice to the holders of the warrants, we have the right to reduce the exercise price or extend the expiration date of the warrants. See "Shares Eligible for Future Sale - Registration Rights" for a description of the registration rights of holders of certain of the warrants.

Limitation of Liability

         As permitted by Delaware law, the Certificate of Incorporation provides that no director of ours will be liable for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to us or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for approval of certain unlawful dividends or stock purchases or redemptions, and for any transaction from which the director derived an improper personal benefit.

In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law.

         We intend to purchase and maintain directors' and officers' insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of ours regardless of whether we have the power to indemnify the director against such liability under applicable law.

         We have been advised that it is the opinion of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, or to claim indemnification for such liability, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Transfer Agent and Registrar and Warrant Agent

         The transfer agent and registrar for the common stock and the warrant agent for the Charitable Benefit Warrants is SunTrust Bank, Atlanta.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain federal income tax considerations relevant to the acquisition, holding, and disposition of Units, common stock, and Charitable Benefit Warrants pursuant to this offering. This discussion is not a complete analysis of all potential tax considerations to prospective purchasers. The discussion is limited solely to U.S. federal income tax matters and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings, and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

         This discussion is limited to those initial purchasers of Units who would hold the common stock and Charitable Benefit Warrants as "capital assets" for U.S. federal income tax purposes. This discussion does not address U.S. federal income tax consequences that may be applicable to particular categories of Unit holders, including insurance companies, tax-exempt persons, financial institutions, dealers in securities, persons with significant holdings of Company stock, and non-United States persons, including foreign corporations, foreign partnerships, and nonresident alien individuals. This discussion does not address any tax considerations under the laws of any state, locality, or jurisdiction, or foreign country.

         We will not seek a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion.

         Because the U.S. federal income tax consequences discussed below depend upon each holder's particular tax status, prospective investors should consult their own tax advisors regarding the application of the tax considerations discussed below to their particular situations, as well as the application of any state, local, foreign, or other tax laws.

The Units

         Because the original purchasers of common stock also will acquire Charitable Benefit Warrants, each share of common stock likely will be treated for federal income tax purposes as having been issued as part of an "investment unit" consisting of the common stock and associated Charitable Benefit Warrants. The purchase price of an investment unit is allocated between its component parts based on their relative fair market values at the time of purchase. The portion of the purchase price allocable to the common stock and Charitable Benefit Warrants, respectively, will be the holder's initial tax basis in the common stock and Charitable Benefit Warrants, respectively.

The Common Stock

         Dividends. Ixion does not currently intend to make distributions with respect to the common stock. However, any distributions that are made by Ixion with respect to the common stock will be characterized as dividends and, therefore, will be includable in the recipient's gross income to the extent of our current or accumulated earnings and profits, if any, as determined for U.S. federal income tax purposes. To the extent that a distribution on the common stock exceeds the holder's allocable share of our current or accumulated earnings and profits, such distribution first will be treated as a return of capital that will reduce the holder's adjusted tax basis in such common stock, and the excess will be treated as taxable gain. The availability of current or accumulated earnings and profits, if any, in future years will depend on future profits and losses which cannot be accurately predicted. Thus, there can be no assurance that all or any portion of a distribution on the common stock will be characterized as a dividend for U.S. federal income tax purposes. Corporate stockholders will not be entitled to claim the dividends received deduction with respect to distributions that are not characterized as dividends. See the discussion regarding the dividends received deduction below.

         Subject to important restrictions, dividends received by a corporate holder of common stock generally will qualify for the 70 percent dividends received deduction provided by Section 243(a)(1) of the Code. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends received deduction. Also, under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the nontaxed portion of such dividend. Corporate holders are advised to consult their tax advisors concerning possible limitations on the availability of the dividends received deduction, as well as the potential application of
Section 1059 of the Code with respect to dividends received from us.

         Sale or other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition (other than a redemption) of common stock, a holder generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale or disposition and (ii) the holder's adjusted tax basis in the common stock being sold. The holder's adjusted tax basis in the common stock will be that amount of the purchase price of a Unit allocated to the common stock as described above.

         Redemption of Common Stock. We have no plans to redeem common stock. A redemption of common stock generally will be a taxable event to the redeemed stockholder. The amount received in the redemption will be treated as a distribution taxable as a dividend to the redeemed stockholder (and may constitute an extraordinary dividend under Section 1059) unless the redemption:
(a) is treated as a distribution "not essentially equivalent to a dividend" with respect to the stockholder; (b) is "substantially disproportionate" with respect to the stockholder; (c) "completely terminates" the stockholder's equity interest in us; or (d) is of stock held by a noncorporate stockholder and is in partial liquidation of Ixion. In determining whether any of those tests has been met, there generally must be taken into account common stock actually owned and certain common stock constructively owned by the stockholder. If any of those tests is met as to a stockholder, the redemption of the common stock generally would be treated as to that stockholder as an exchange giving rise to capital gain or loss (measured by the difference between the amount received and the holder's tax basis in the redeemed common stock). Even in such a case, however, payments received upon redemption which represent accrued but unpaid dividends may be taxed as ordinary income dividends, and the extraordinary dividend rule discussed above could apply. Prospective purchasers should consult their own tax advisors as to the application of the foregoing rules.

The Charitable Benefit Warrants

         Exercise of the Charitable Benefit Warrants. The exercise of a Charitable Benefit Warrant will not result in a taxable event to the holder. Upon exercise of a Charitable Benefit Warrant, the holder's aggregate basis in the common stock received upon exercise will be the sum of (1) its basis in the Charitable Benefit Warrant and (2) the cash paid upon exercise of the Charitable Benefit Warrant. The holding period for capital gain and loss purposes for the shares received upon exercise will not include the period during which the Charitable Benefit Warrant was held by such holder.

         Expiration of the Charitable Benefit Warrants. Upon the expiration of an unexercised Charitable Benefit Warrant, the holder will recognize a loss equal to the adjusted tax basis of the Charitable Benefit Warrant in the hands of the holder. Such loss will be a capital loss, provided the shares received upon exercise would have been a capital asset in the hands of the Charitable Benefit Warrant holder had the Charitable Benefit Warrant been exercised, and will be long-term capital loss with respect to Charitable Benefit Warrants held for more than one year at the time of the expiration.

         Adjustments Under the Charitable Benefit Warrants. Pursuant to the terms of the Charitable Benefit Warrants, the number of shares that may be purchased upon exercise of the Charitable Benefit Warrants is subject to adjustment from time to time upon the occurrence of certain events. Under
Section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a Charitable Benefit Warrant holder may be treated as a distribution with respect to any holder whose proportionate interest in our assets or earnings and profits is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Charitable Benefit
Warrants may be treated as a taxable distribution to the Charitable Benefit Warrant holders to the extent of our current or accumulated earnings and profits, without regard to whether such holders receive any cash or other property. If the Charitable Benefit Warrant holders receive such a taxable distribution, their bases in the Charitable Benefit Warrants will be increased by an amount equal to the taxable distribution.

         The rules with respect to adjustments are complex and Charitable Benefit Warrant holders should consult their own tax advisors in the event of an adjustment.

         Charitable Contribution of Charitable Benefit Warrants. Upon charitable contribution of a Charitable Benefit Warrant to an approved qualified charitable organization, the transferor will be entitled to a deduction in respect of a charitable contribution in an amount equal to the fair market value of the Charitable Benefit Warrant to such transferor at the time of such contribution, subject to the usual requirements for deductions in respect of charitable contributions, including, without limitation, certain annual limitations on deductions based on adjusted gross income and other requirements referred to below.

         The fair market value of the Charitable Benefit Warrant at the time of any such contribution will be based on the value of the Charitable Benefit Warrant in the hands of the transferor at that time. That is, the Charitable Benefit Warrant will be valued as a warrant that may be exercised only during the period commencing December 9, 2006 and ending on the December 9, 2007, notwithstanding that an approved qualified charitable organization may exercise the Charitable Benefit Warrant at any time after issuance. The holder shall value the Charitable Benefit Warrant at the price at which it would change hands between a buyer and seller, neither able to exercise the warrant outside of the one-year period commencing December 9, 2006 and ending on the December 9, 2007, neither under any compulsion to buy or sell, and both with reasonable knowledge of the relevant facts. The holder shall consider all relevant facts as of the applicable valuation date in valuing the Charitable Benefit Warrant, including our history and prospects, our publicly available financial data, the market price of the common stock, the size of the Charitable Benefit Warrant block to be valued, and the nature of the restrictions upon the Charitable Benefit Warrant. Individuals and certain other transferors are required to obtain an appraisal of the fair market value of property contributed if the deduction claimed for the contribution of such property and all similar property exceeds $5,000 in any one taxable year (including donations to different donees). Certain other substantiation requirements apply as well.

         The amount of any deduction in respect of a charitable contribution of appreciated property is reduced by, among other things, the amount of gain which would not have been long-term capital gain if the property contributed had been sold by the taxpayer at its fair market value (determined at the time of such contribution). To avoid that reduction, a holder must hold the property for a period of time such that its disposition would result in long-term capital gain, which currently is any period longer than one year.

         The substantiation and other requirements for a deduction in respect of charitable contribution are, in part, highly technical. Accordingly, a holder of Charitable Benefit Warrants who is planning to contribute Charitable Benefit Warrants to an approved qualified charitable organization is urged to consult his or her own tax advisor with respect to those requirements.


Backup Withholding

         Federal income tax backup withholding at a rate of 31% on dividends and proceeds from a sale, exchange, or redemption of common stock will apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates that fact) or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At the completion of this offering, there will be 2,629,594 shares of common stock outstanding if all Units are sold. There will be 100,400 shares of common stock issuable upon the exercise of outstanding options, 61,130 issuable upon the exercise of outstanding warrants, and up to 323,557 shares of common stock issuable upon conversion of our unsecured convertible notes. There is no current market for our securities, and it is unlikely there will be one at the conclusion of this offering.

         Should we elect to register our securities in the future, we cannot predict whether a market for our securities will develop, or, if one develops, the effect, if any, that market sales of restricted shares of common stock (described below) or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely adversely affect any prevailing market price for the common stock and could impair our ability to raise capital through the sale of its equity securities.

Sales of Restricted Securities

         All 2,479,594 outstanding shares of common stock which are not registered in this offering, all outstanding warrants (not including the Charitable Benefit Warrants) and options, and all unsecured convertible notes, as well as the shares of common stock issuable upon exercise of such warrants and options or conversion of the unsecured convertible notes were or will be issued and sold by us in private transactions not involving a public offering in reliance upon exemptions under the Securities Act. These securities are treated as "restricted securities" and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

Registration Rights

         Pursuant to the agreement to purchase shares dated as of October 10, 1994, the holders of 140,000 shares of common stock are entitled to certain contingent piggyback registration rights, subject to the terms and conditions of the agreement to purchase shares. Under that agreement, if at any time during the period ending October 9, 2004, Ixion registers any shares of common stock on certain SEC forms, one or more holders of the October 10 purchasers may request that all or a part of their securities be included in the registration statement. We are required to bear all registration and selling expenses (other than underwriter's fees, discounts, or commissions) in connection with the registration of those shares. See "Certain Relationships and Related Transactions."

         Pursuant to the employment agreements, Messrs. D. Peck and Gaines, holders of record of an aggregate of 911,544 shares of our common stock as of September 30, 1998 are entitled to certain demand registration rights, subject to the terms and conditions of their employment agreements. Subject to certain exceptions, if we are a public company, at any time during the contract term (and until the third anniversary of termination), either or both of Messrs. D. Peck and Gaines may demand that we register at least 100,000 shares on an appropriate SEC form. Each executive is entitled to only one demand registration under his employment agreement. Each executive may also request inclusion of all or a portion of his registerable securities in any registration by us under the Act. We will bear all registration and selling expenses (other than underwriter's fees, discounts, or commissions) in connection with the registration of their registerable securities. See "Management - Employment Agreements."

         Holders of 17,630 outstanding warrants have certain piggyback registration rights for the common stock issuable upon exercise of such warrants, subject to the terms and conditions of the warrants. Pursuant to the terms of such warrants, until June 30, 2001, if we registers any sales of common stock under the Securities Act, it must notify the warrant holders in order that they may request inclusion in such registrations statement. We will pay the expenses of the registration (other than transfer taxes, underwriting commissions, and fees of warrant holders' counsel).

         Under the note purchase agreement relating to the unsecured convertible notes, until August 31, 2006, note holders who convert their unsecured convertible notes into shares of common stock are also entitled to contingent piggyback registration rights. We will pay the expenses of the registration (other than transfer taxes, underwriting commissions, and fees of the converting note holders' counsel).

                              PLAN OF DISTRIBUTION

         We propose to sell up to 150,000 Units composed of 150,000 newly issued shares of common stock and 37,500 newly issued Charitable Benefit Warrants at a price of $10.00 per Unit directly to members of the public residing in selected states. Announcements of this offering, in the form prescribed by Rule 134 of the Securities Act, will be communicated to selected persons. There is no required minimum number of Units to be sold, and all funds received will go immediately to us. If only a few Units are sold, the result could be that all the proceeds will be used to pay the expenses of the offering. The offering began on December 10, 1997 and will continue until December 10, 1999, or all of the Units offered are sold or such earlier date as we may close or terminate the offering. All Units will be sold at the public offering price of $10.00 per share and a minimum purchase of 500 Units ($500.00) is required. Since there is no minimum number of Units to be sold, there is no escrow account for the deposit of subscribers' funds and no arrangements to return the funds if all of the Units offered are not sold.

         We have been offering and plan to continue to offer and sell the Units directly to investors. We have not retained any underwriters, brokers, dealers, or placement agents in connection with the offering except in Florida, as described below. However, we reserve the right to use brokers, dealers, or placement agents, particularly when the securities laws of a state require sales to be made through a broker-dealer qualified in such state. We could pay commissions equal to as much as 10 percent of the gross proceeds although we do not currently intend to pay more than $75,000 in aggregate commissions. We will effect offers and sales of Units through printed copies of this prospectus delivered by mail and electronically, by contacting prospective investors by publicizing the offering through a posting on our Internet site (which was first established in July of 1996), by publicizing the offering through newspaper advertisements, and by contacting additional potential investors by direct email and regular mail solicitation. Any voice or other communications will be conducted in certain states through our executive officers, and in other states, where required, through a designated sales agent, licensed in those states. Under Rule 3a4-1 of the Exchange Act, none of these employees of ours will be deemed a "broker," as defined in the Exchange Act, solely by reason of participation in this offering, because none is  subject  to any of the  statutory  disqualifications  in
               Section 3(a)(39) of the Exchange Act, in connection with the sale of the Units offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities, none is an associated person (partner, officer, director, or employee) of a broker or dealer, and each meets all of the following conditions: (a) primarily performs substantial duties for the issuer otherwise than in connection with transactions in securities; (b) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) will not participate in selling an offering of securities for any issuer more than once every 12 months.

     We intend to register the Units, and where required, itself as a broker/dealer under the securities laws of some, but not all states. At present, we do not intend to offer Units or to qualify as a broker/dealer in the following states: Arizona, Hawaii, Kentucky, Louisiana, Nebraska, North Carolina, North Dakota, Oregon, and Vermont, because qualification in those states is unduly difficult or expensive under their respective securities laws. We reserve the right to seek qualification in such states at any time prior to the termination of the Offering. We plan to seek to or continue to qualify the Units for sale in California, the District of Columbia, Florida, Georgia, Indiana, , Massachusetts, New Jersey, New York, Virginia, and other states, if qualification can, in the opinion of management, be obtained for reasonable cost or on reasonable terms. We will not make any sales to residents of any states where the offering is not approved.

     Residents of Florida must purchase Units through a broker/dealer registered in Florida. We have agreed with Unified Management Corporation, whose address is 429 N. Pennsylvania St., Indianapolis, IN 46204, phone 317-634-3300 or 800-862-7283 for them to sell Units to Florida residents. Unified Management has no commitment to purchase Units from us for resell or to otherwise sell Units, on a firm commitment basis, on a best efforts basis, or any other basis, but will be paid a commission of 2.0% of the gross proceeds of all sales of Units to residents of Florida resulting from the offering, and will be reimbursed by us for reasonable expenses, if any. We have agreed to indemnify Unified Management against certain liabilities, including liabilities under the Securities Act. Mr. Gaines, our Chairman is a member of the Board of Directors of Unified Financial Services, Inc., the parent of Unified Management. Mr. Gaines will not benefit, directly, or indirectly, from the commissions paid to Unified Management.

     Residents of California purchasing Units must meet one of the following suitability requirements. An investor must:

               be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933; or a person who (a) has an income of $65,000 and a net worth of $250,000 or (b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles; or a bank, savings and loan association, trust company registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or other entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants of not less than $14,000,000 and subsidiaries of the foregoing; or (4) a person (other than a person formed for the sole purpose of purchasing the Units offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the Units.

         Residents of Virginia purchasing Units must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10% of their readily marketable assets in the offering.

         To subscribe for Units, each prospective investor must complete, date, execute and deliver to us a unit purchase agreement and have paid the purchase price of the Units subscribed for by check payable to Ixion Biotechnology, Inc. A copy of the unit purchase agreement is included with this prospectus and is available on line at our web site.

         We reserve the right to reject any unit purchase agreement in its entirety or to allocate Units among prospective investors. If any unit purchase agreement is rejected, funds received by us for such subscription will be returned to the subscriber without interest or deduction.

         Within five days of its receipt of a unit purchase agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by us. Not more than thirty days following the mailing of its written confirmation, a subscriber's common stock and Charitable Benefit Warrant certificates will be mailed by first class mail. We shall not use the proceeds paid by any investor until the common stock and Charitable Benefit Warrant certificates evidencing such investment have been mailed.

         There is no public market for the common stock, and it is unlikely that any such market will develop after the offering. We do not currently meet the requirements for listing on an organized stock exchange or quotation of over-the-counter market maker trades on the NASDAQ market. After completion of the offering, we may apply for a listing on a United States regional exchange, if we meet the listing requirements. However, there can be no assurance that we will be listed or that a market will develop or be sustained. If it does not, we has been advised that a registered securities broker-dealer may provide an order matching service for persons wishing to buy or sell shares, upon completion of the offering. However, there is currently no agreement between us and such a registered securities broker-dealer. We may in the future also seek to provide a passive, bulletin board system on the Internet providing information to buyers and sellers of our common stock to facilitate trading. The system would not affect transactions and would be obliged to meet the requirements of the SEC. We have not constructed such a system at the date of this prospectus. In the absence of a public trading market, purchasers may be unable to resell the common stock for an extended period of time, if at all.

Determination of Offering Price

     We have unilaterally and arbitrarily determined the offering price. Among the factors we considered in determining such price were offering prices of other early stage biotech initial public offerings during 1997, our capital requirements, our negative book value, the percentage of ownership to be held by investors following the offering, the prospects for our business and the biotech industry, the early stage of our products, the lack of revenue and the prospects for future revenues, and the current state of the economy in the United States.

The offering price does not necessarily bear any relationship to our assets, negative book value, or other investment criteria, and you should not be consider it an indication of the actual value of our securities. If a public market for our shares were to develop or if we were to merge with another company, the public market price or the merger price for our shares could be substantially less than the offering price.

                                  LEGAL MATTERS

         Certain legal matters in connection with validity of the Units offered hereby will be passed upon for us by Bruce Brashear, Esq., Gainesville, Florida. Certain tax matters in connection with the investment in Charitable Benefit Warrants will be passed on for us by Thacher Proffitt & Wood, New York, New York. James R. Shorter, Jr., a partner in Thacher, Proffitt & Wood is the beneficial owner of approximately 1.2% of our common stock.

                                     EXPERTS

         The balance sheet as of December 31, 1997 and the statements of operations, capital deficiency and cash flows for the years ended December 31, 1997 and 1996, and for the period March 25, 1993 (date of inception) to December 31, 1997 included in this prospectus have been so included in reliance on the report, which includes an explanatory paragraph indicating substantial doubt as to our ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC covering the Units offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about Ixion and the Units we are offering in this prospectus, refer to the registration statement and its exhibits and to our annual reports, quarterly reports, and proxy statements also filed with the SEC. The statements we make in this prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement or other reports to the SEC. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement or other reports.

         At your request, we will provide you, without charge, a copy of any exhibits incorporated by reference in this prospectus. If you want more information, write, call, or email us at:

                            Ixion Biotechnology, Inc.
                          13709 Progress Blvd., Box 13
                             Alachua, FL 32615-9495
                             Telephone: 904-418-1428
                                Fax: 904-418-1583
                          Email: Info@ixion-biotech.com


         You may read and copy any reports, statements, or other information we file at the public reference facilities of the SEC in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                             UNIT PURCHASE AGREEMENT

[To purchase any of the Units, you must be a resident of a state where the sale of Units is permitted under the state's securities laws.]

           Send to: Ixion Biotechnology, Inc., 13709 Progress Blvd.,
                         Box 13, Alachua, FL 32615-9495
Phone: 904-418-1428 - - -Fax: 904-418-1583 - - - Email: Infor@ixion-biotech.com

Florida Subscribers Only:
    Send to: Ixion Biotechnology, Inc., c/o Unified Management Corporation -
               429 N. Pennsylvania Street, Indianapolis, IN 46204.
                      Phone: 800-862-7283 Fax: 317-632-7805

I have received and had an opportunity to read the Prospectus by which the Units are offered.

Enclosed is payment for____________ Units (minimum 100), at $10.00 per unit, totaling $____________.

Make check payable to Ixion Biotechnology, Inc.

Signature(s)___________________________________       Date _____________________

Register the Units in the following name(s) and amount(s):

     Name(s)___________________________________     Number of Units ____________

As (check one):

    Individual _____    Joint Tenants _____      Trust _____       IRA _____

    Tenants in Common _____  Corporation _____    Keogh _____     Other _____

For the person(s) who will be registered owners(s):

     Mailing Address:___________________________________________________________

     City, State & Zip Code: ___________________________________________________

     Business Phone: (____)____________      Home Phone: (____)_________________

     Social Security or Taxpayer ID Number: ____________________________________

CALIFORNIA AND VIRGINIA SUBSCRIBERS - SEE REVERSE OF THIS AGREEMENT

     (Please attach any special mailing instructions other than shown above)

            NO UNIT PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE

(You will be mailed a signed copy of this Agreement to retain for your records.)

Subscription accepted by Ixion Biotechnology, Inc.

----------------------------------------    ------------------------------------
Authorized Officer                          Date

CALIFORNIA SUBSCRIBERS

     California   subscribers  must  meet  one  of  the  following   suitability
requirements:

     I certify that I am  (initial one)

     ____ an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933; or

     ____ a person who (a) has an income of $65,000 and a net worth of $250,000 or (b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles; or

     ____ a bank, savings and loan association, trust company registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or other entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants of not less than $14,000,000 and subsidiaries of the foregoing; or

     ____ a person (other than a person formed for the sole purpose of purchasing the Units offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the Units.


VIRGINIA SUBSCRIBERS


     Virginia subscribers must meet the following suitability requirement:

     I certify that I am (initial blank)

     ____ a person who (a) has an annual income of $60,000 and a net worth of at least $60,000 or (b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles and that I am not investing not more than 10% of my readily marketable assets in this Offering.

                          INDEX TO FINANCIAL STATEMENTS








Audited Financial Statements                                                Page

  Report of Independent Accountants..........................................F-2

  Balance Sheet as of December 31, 1997......................................F-3

  Statements of Operations for the years ended
  December 31, 1996 and 1997 and for the period
  March 25, 1993 (date of inception) through December 31, 1997...............F-4

  Statements of Capital Deficiency for the period
  March 25, 1993 (date of inception) through
  December 31, 1997..........................................................F-5

  Statements of Cash Flows for the years ended
  December 31, 1996 and 1997 and for the period March 25, 1993
  (date of inception) through December 31, 1997..............................F-7

  Notes to Financial Statements..............................................F-9

Condensed Unaudited Financial Statements

  Balance Sheet as of September 30, 1998....................................F-16

  Statements of Operations for the nine month periods ended
  September 30, 1997 and 1998 and for the period March 25, 1993
  (date of inception) through September 30, 1998............................F-17

  Statements of Cash Flows for the nine month periods ended
  September 30, 1997 and 1998 and for the period March 25, 1997
  (date of inception) through September 30, 1998............................F-18

  Notes to Condensed Financial Statements...................................F-20

Report of Independent Accountants



The Board of Directors
Ixion Biotechnology, Inc.



We have audited the balance sheet of Ixion Biotechnology, Inc. (A Development Stage Company) as of December 31, 1997, and the related statements of operations, capital deficiency and cash flows for the years ended December 31, 1997 and 1996 and for the period March 25, 1993 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ixion Biotechnology, Inc. at December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and for the period March 25, 1993 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company requires additional financing to continue its development stage activities which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




   /S/


Orlando, Florida
February 26, 1998, except as to
Note 12 for which the date is March 27, 1998

Ixion Biotechnology, Inc.
(A Development Stage Company)

Balance Sheet

December 31, 1997


                                     Assets

Current Assets:
     Cash and cash equivalents .........................        $        44,443
     Accounts receivable ...............................                  1,770
     Prepaid expenses ..................................                  1,402
     Other current assets ..............................                    500
                  Total current assets .................                 48,115

Property and Equipment, net ............................                 35,695

Patents and Patents Pending, net .......................                216,504

Deferred Offering Costs ................................                 78,974

Other ..................................................                  8,121

                                                                $       387,409

                       Liabilities and Capital Deficiency

Current Liabilities:
     Accounts payable .....................................     $        64,422
     Current portion of notes payable .....................              85,570
     Accrued expenses .....................................              46,445
                  Total current liabilities ...............             196,437

Long-Term Liabilities:
     Notes payable ........................................             584,142
     Liability under research agreement ...................              42,317
     Deferred rent ........................................               6,486
     Deferred fees and salaries, including accrued
       interest, payable to related part ..................             476,416
                  Total long-term liabilities .............           1,109,361
                  Total liabilities .......................           1,305,798

Commitments (Note 11)

Capital Deficiency:
     Common stock, $.01 par value; authorized
        4,000,000, issued and
        outstanding 2,465,544 shares ......................              24,655
     Additional paid-in capital ...........................           1,239,003
     Deficit accumulated during the development stage .....          (1,979,359)
     Less unearned compensation ...........................            (202,688)
                  Total capital deficiency ................            (918,389)

Total Liabilities and Capital Deficiency ..................     $       387,409


See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)

Statements of Operations



                                                                                       For the Period
                                                                                           March 25,
                                                                                          1993 (Date
                                                                                         of Inception)
                                                             Year Ended                     through
                                                             December 31,                December 31,
                                                      1997              1996               1995

Revenues:
     Income under research agreement .....   $       135,922     $     139,079   $        275,001
     Income from SBIR grant ..............            71,650            20,000             91,650
     Interest income .....................            10,147             7,760             22,967
     Other income ........................             3,733             4,366             14,548
                 Total revenues ..........           221,452           171,205            404,166

Expenses:
     Operating, general and administrative           336,572           276,642          1,098,110
     Research and development ............           554,751           392,010          1,086,131
     Interest ............................           112,083            56,192            199,284
                 Total expenses ..........         1,003,406           724,844          2,383,525

Net Loss .................................   $      (781,954)    $    (553,639)   $    (1,979,359)


Net Loss per Share (Basic) ...............   $        -0.32      $      -0.23

Weighted Average Common Shares ...........         2,458,440         2,407,224


See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)

Statements of Capital Deficiency

For the Period March 25, 1993 (Date of Inception) through December 31, 1997



                                                                           Deficit
                                                                         Accumulated
                                                            Additional   During the                 Unearned
                                          Common Stock       Paid-In     Development      Note       Compen-
                                        Shares    Amount     Capital       Stage       Receivable    sation         Total
   Initial sale of common stock, ....  100,000  $ 1,000   $     --     $     --       $    --     $    --     $     1,000
        $.01 per share
   Sale of common stock, $.01 per ...   50,000      500         --           --            --          --             500
        share
   Net loss for the period March 25,
        1993 (date
      of inception) through December      --        --          --        (54,268)         --          --         (54,268)
           31, 1993

Balance, December 31, 1993 ..........  150,000    1,500         --        (54,268)         --          --         (52,768)

   Conversion of subordinated notes
        payable,
      $0.02 per share ...............  900,000    9,000        9,000         --            --          --          18,000
   Issuance of stock under Board
        Retainer
      Plan, $0.02 per share .........    5,000       50           50         --            --          --             100
   Sale of stock, $0.02 per share ...    5,000       50           50         --            --          --             100
   Issuance of stock in exchange for
        certain
      intellectual property, $0.02 ..  650,000    6,500        6,500         --            --          --          13,000
           per share
   Conversion of deferred consulting
        fees,
      $0.10 per share ...............   10,000      100          900         --            --          --           1,000
   Sale of stock, $0.10 per share ...  140,000    1,400       12,600         --            --          --          14,000
   Net loss .........................     --        --           --      (215,286)         --          --        (215,286)

Balance, December 31, 1994 ..........1,860,000   18,600       29,100     (269,554)         --          --        (221,854)

   Sale of stock, $0.75 per share ...  500,000    5,000      370,000         --            --          --         375,000
   Issuance of stock under Board
        Retainer
      Plan, $0.75 per share .........   10,000      100        7,400         --            --          --          7,500
   Issuance of 9,608 common stock ...     --        --         9,608         --            --          --          9,608
        warrants
   Sale of stock, $3.00 per share ...    3,000       30        8,970         --            --          --          9,000
   Note received from shareholder
        for common
      stock and warrants ............     --        --           --          --        (6,000)         --         (6,000)
   Net loss .........................    --         --           --      (374,212)         --          --       (374,212)

Balance, December 31, 1995 ..........2,373,000   23,730      425,078     (643,766)     (6,000)         --       (200,958)

   Issuance of stock under Board
        Retainer
      Plan, $3.00 per share .........   20,000      200        59,800        --            --       (26,166)      33,834
   Issuance of stock, $3.00 per share   14,000      140        41,860        --            --       (36,540)       5,460
   Issuance of stock under Board
        Retainer
      Plan, $10.00 per share ........   15,000      150       149,850        --            --       (50,000)     100,000
   Issuance of 8,022 common stock ...    --         --         10,857        --            --          --         10,857
        warrants
   Conversion of subordinated notes
        payable to
      related parties, $0.75 per ....   21,544      215        15,943        --            --          --         16,158
           share
   Issuance of variable notes with
        beneficial
      conversion feature ............    --         --        285,835        --            --          --        285,835
   Net loss .........................    --         --           --      (553,639)         --          --       (553,639)

Balance, December 31, 1996 ..........2,443,544   24,435       989,223  (1,197,405)     (6,000)     (112,706)    (302,453)

   Issuance of stock, $10.00 per ....   14,000      140       139,860        --            --      (111,382)      28,618
        share
   Issuance of stock under Board
        Retainer
      Plan, $10.00 per share ........    7,000       70        69,930        --            --       (43,000)      27,000
   Payment received from shareholder
        for note
      received for common stock and .    --         --           --          --         6,000          --          6,000
           warrants
   Amortization  of unearned
        compensation
      over service period ...........    --         --           --          --            --        64,400       64,400
   Stock warrants issued for services    --         --         30,000        --            --          --         30,000
   Sale of stock, $10.00 per share ..    1,000       10         9,990        --            --          --         10,000
   Net loss .........................    --         --           --      (781,954)         --          --       (781,954)

Balance, December 31, 1997 ..........   24,655  $24,655   $ 1,239,003  $1,979,359     $    --     $(202,688)  $ (918,389)


See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)

Statements of Cash Flows



                                                                                                    For the Period
                                                                                                       March 25,
                                                                                                      1993 (Date
                                                                                                     of Inception)
                                                                              Year Ended               through
                                                                              December 31,           December 31,
                                                                           1997          1996           1997

Cash Flows from Operating Activities:
     Net loss                                                         $ (781,954)    $ (553,639)   $(1,979,359)
     Adjustments to reconcile net loss to net cash used in
        operating activities:
           Depreciation                                                   11,471          8,546         24,400
           Amortization                                                    3,019            738          3,844
           Stock warrants issued under license agreement                      -          10,857         20,465
           Amortization of debt discount                                  57,168         19,056         76,224
           Stock warrants/options issued for consulting services          30,000             -          30,000
           Stock compensation                                            110,018        139,295        256,813
           Decrease (increase) in employee advance                            -             900             -
           Decrease (increase) in prepaid expenses and
              other current assets                                         6,376          7,932         (1,727)
           Decrease (increase) in accounts receivable                      6,389         (8,159)        (1,770)
           Increase (decrease) in deferred revenue                      (100,000)       100,000             -
           Increase in liability under research agreement                 42,317             -          42,317
           Increase in accounts payable and
              accrued expenses                                            28,881         24,869         95,193
           Increase in deferred fees and salaries                         91,378         83,256        449,864
           Increase in deferred rent                                       6,486             -           6,486
           Increase in interest payable                                       -           2,325         33,198
                 Net cash used in operating activities                  (488,451)      (164,024)      (944,052)

Cash Flows from Investing Activities:
     Purchase of property and equipment                                   (5,757)       (13,993)       (31,897)
     Organization costs                                                       -              -            (436)
     Payments for patents and patents pending                            (90,289)       (67,053)      (209,770)
                 Net cash used in investing activities                   (96,046)       (81,046)      (242,103)

Cash Flows from Financing Activities:
     Proceeds from issuance of subordinated notes
        payable to related parties                                        75,000             -         105,307
     Proceeds from issuance of convertible notes payable                      -         787,270        787,270
     Proceeds from sale of common stock                                   10,000             -         416,700
     Proceeds from collection of note receivable                           6,000             -           6,000
     Payment of loan costs                                                    -         (11,080)       (11,080)
     Payment of deferred offering costs                                  (62,629)            -         (62,629)
     Principal reductions in note payable                                (10,970)            -         (10,970)
                 Net cash provided by financing activities                17,401        776,190      1,230,598

Net Increase in Cash and Cash Equivalents                               (567,096)       531,120         44,443

Cash and Cash Equivalents at Beginning of Period                         611,539         80,419             -

Cash and Cash Equivalents at End of Period                            $   44,443    $   611,539    $    44,443


See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)

Statements of Cash Flows - Continued



                                                                                                        For the Period
                                                                                                           March 25,
                                                                                                          1993 (Date
                                                                                                         of Inception)
                                                                              Year Ended                   through
                                                                              December 31,               December 31,
                                                                         1997             1996              1997

Supplemental Disclosure of Cash Flow Information:

     Cash paid during the year for:
        Interest                                                      $    21,887     $     5,761      $    28,156


Supplemental Disclosure of Noncash Investing and
     Financing Activities:

        Common stock issued for subordinated notes
           payable                                                    $       -       $    16,158      $    34,158

        Common stock, stock warrants and stock options
           issued for services or technology                          $    30,000     $    10,857      $    49,457

        Common stock issued for note receivable                       $       -       $        -       $    (6,000)

        Common stock issued for purchase of patent                    $    10,000     $        -       $    10,000

        Equipment purchased under an installment
           note arrangement                                           $       -       $    28,022      $    28,022

        Common stock issued under Board Retainer Plans                $    70,000     $   210,000      $   287,500

        Other common stock issued as compensation                     $   130,000     $    42,000      $   172,000

        Deferred offering costs included in
           accounts payable                                           $    16,345     $        -       $    16,345


See accompanying notes to financial statements.

1.     Significant Accounting Policies:

       Organization - Ixion Biotechnology, Inc., a Delaware corporation (the "Company"), was incorporated on March 25, 1993 and has been in the development stage since its formation. The Company is in business to develop pharmaceutical products and medical devices to detect, diagnose, treat or prevent diabetes and oxalate-induced diseases. The Company has not generated significant revenues to date and has experienced operating losses since its inception. The Company expects to incur additional operating losses for the next several years as the Company expands its research and development and regulatory activities and prepares for the manufacturing and marketing of its products.

       Basis of Presentation - The Company is in the development stage since it is devoting substantially all of its efforts to establishing its business and its planned principal operations have not commenced. Successful completion of the Company's development program, and its transition to profitable operations, is dependent upon obtaining approval to market its products from the United States Food and Drug Administration and achieving revenues from the commercial development of its products.

       The Company's financial statements for the year ended December 31, 1997 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $781,954 for the year ended December 31, 1997 and, as of December 31, 1997, had a total capital deficiency of $1,979,359.

       In December, 1997, the Company commenced the public offering of 400,000 units of newly issued securities for an aggregate of $4,000,000. Each unit consists of one share of common stock, $.01 par value, and a .25 Charitable Benefit Warrant. Each whole Charitable Benefit Warrant entitles the holder to purchase one share of the common stock at a price of $20.00 per share. The Company requires the proceeds of the public offering to meet its planned operating requirements through December 31, 1998. The Company had received proceeds of $10,000 as of December 31, 1997. If the proceeds from the offering prove to be insufficient, then the Company would be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners, or through other sources.

       There can be no assurance that the Company will be successful in obtaining the required financing. Under current circumstances, the Company's ability to continue as a going concern depends upon obtaining additional financing.

       Cash and Cash Equivalents - The Company considers all highly liquid instruments with a maturity of three months or less at time of purchase to be cash equivalents.

Ixion Biotechnology, Inc.
(A Development Stage Company)

Notes to Financial Statements - Continued

YearsEnded  December  31,  1997 and 1996 and the Period  March 25, 1993 (Date of
     Inception) through December 31, 1997








1.     Significant Accounting Policies - Continued:

       Income Taxes - Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

       Property and Equipment - Property and equipment are stated at cost. Gains and losses on disposition are recognized in the year of the disposal. Expenditures for maintenance and repairs are expensed as incurred.

       Depreciation  is  computed  using  the  straight-line   method  over  the
       estimated lives of the assets (5 years).

       Patents and Patents Pending - Patents pending consist of direct costs incurred in connection with the applications for patents. Amortization of these costs over the estimated life will begin upon issuance or they will be expensed immediately if rejected. At December 31, 1997, the Company has received final approvals on one patent and purchased another through the issuance of 1,000 shares of common stock. Patents are being amortized over 13-17 years. The Company periodically evaluates the recoverability of intangibles and measures any impairment by comparison to estimated undiscounted cash flows from future operations. The factors considered by management in performing this assessment include current operating results, trend and prospects as well as the effects of obsolescence, demand, competition and other economic factors.

       Research and Development - Research and development costs are charged to expense as incurred.

       Other Assets - Other assets consists of organizational costs and loan costs associated with convertible notes. The organizational costs are being amortized on a straight-line basis over five years. Loan costs are being amortized over the term of the notes payable.

       Deferred Offering Costs - Fees, costs and expenses related to the public offering have been capitalized. These costs will be offset against the proceeds from the offering or expensed should the offering be abandoned.

1.     Significant Accounting Policies - Continued:

       Deferred Rent - Deferred rent represents a portion of the rent payable under the Company's facilities license with the Biotechnology Development Institute ("BDI") and accrued interest thereon. The deferred amount bears non-cash interest at 12% on the outstanding balance, compounded annually. The Company will repay the liability through a 1% royalty on net sales of any products developed during its tenancy at the BDI, such royalty not to exceed the outstanding balance.

       Net Loss Per Share - Basic net loss per share is computed using the weighted average number of common shares outstanding for the period. Diluted net loss per share is not presented, as the effects of including common equivalent shares from stock options, warrants and convertible notes payable in the computation is antidilutive.

       Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2      Property and Equipment:

       Property and equipment consists of the following as of December 31, 1997:

               Computers and equipment                          $        57,084
               Computer software                                            515
               Library
                                                                          1,104
                                                                         58,703
               Less accumulated depreciation
                                                                        (23,008)

                                                                $         35,695

3.     Notes Payable:

       On March 15, 1996, the Company entered into a written agreement to purchase certain laboratory equipment for a sales price of $32,309, payable in 36 monthly installments of $897, including interest, beginning August 1, 1996. As of December 31, 1997, $17,052 in principal remains outstanding under this agreement.

       In September, 1996, the Company completed the private placement of $787,270 in Convertible Unsecured Notes due 2001. The private placement provided investors with the option of either 10% Convertible Unsecured
       Notes ("10% Notes") or Variable Conversion Rate Convertible Unsecured Notes ("Variable Notes"). The 10% Notes accrue interest at the stated rate until maturity, or conversion, and pay interest quarterly commencing on November 30, 1996. The 10% Notes are convertible into shares of the Company's common stock, at any time prior to maturity, at a conversion price of $4.20 per share. The Variable Notes are non-interest bearing and are convertible into shares of the Company's common stock, at any time prior to maturity, at variable conversion prices ranging from $4.20 to $2.10. The variable conversion prices are based on the length of time the investor holds the notes prior to conversion, declining at the rate of $.10 per quarter commencing November, 1996 from the initial conversion price of $4.20 which is greater than the market value of the common stock at the date of issuance. The fair value of the beneficial conversion feature of $285,835 at September, 1996 has been recorded as debt discount, reducing notes payable and increasing additional paid-in capital. The debt discount is being amortized using the effective interest method over the term of the Variable Notes and to the date of the deepest discount. As of December 31, 1997, there were $215,600 of 10% Notes and $571,670 of the Variable Notes outstanding ($362,059 net of unamortized debt discount of $209,611 at December 31, 1997. Accrued interest on the 10% Notes totaled $1,796 as of December 31, 1997.

       In December, 1997, the Company entered into short-term loan agreements with its officers for a total of $75,000. The loans accrue interest at 8% and are due on demand (Note 8).

       Future principal maturities of notes payable for each of the five years subsequent to December 31, 1997 are as follows:



               Year Ending
                     1998                                     $        85,570
                     1999                                               6,482
                     2000                                                -
                     2001
                                                                      787,270

                           Total                              $       879,322

4.     Income Taxes:

       The components of the Company's net deferred tax asset and the tax effects of the primary temporary differences giving rise to the Company's deferred tax asset are as follows as of December 31, 1997:

               Deferred compensation                                $  188,000
               Net operating loss carryforward                         598,000
                                                                      ---------

               Deferred tax asset                                      786,000
               Valuation allowance                                    (786,000)

               Net deferred tax asset                               $     -



       Any tax benefits for the years ended December 31, 1997 and 1996 and the period March 25, 1993 (date of inception) through December 31, 1997 computed based on statutory federal and state rates are completely offset by valuation allowances established since realization of the deferred tax benefits are not considered more likely than not.



5.     Common Stock Warrants:

       During 1996, the Company issued warrants to purchase 8,022 shares of common stock to the University of Florida Research Foundation ("UFRFI"). The warrants were issued as part of a license agreement with UFRFI whereby the Company is authorized to occupy space at a UFRFI facility. The agreement calls for the Company to pay $18 per square foot annually for the space that the Company currently occupies, payable at $11 per square foot in cash and $7 per square foot through issuance of common stock warrants.

       The 8,022 warrants issued in connection with the UFRFI license agreement in 1996 are accounted for under the provisions of Statement of Financial Accounting Standards Board No. 123, Accounting for Stock Based Compensation. This standard requires equity instruments issued in exchange for goods or services to be accounted for at the fair value of goods or services received or equity investments issued, whichever is more measurable. In connection with the issuance of the 1996 warrants, the Company received cash license payment reductions of $10,857, the value assigned to the warrants, or $1.35 per warrant, which was charged to rent (prepaid or expense).

       During 1997, the Company issued warrants to purchase 6,000 shares of common stock to a consulting firm as part of a consulting agreement (Note
       8). The warrants are accounted for under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, as noted above. The value assigned was $5.00 per warrant, based on the difference between the exercise price of $5.00 and a $10.00 market value at date of grant, for a total of $30,000 to consulting expense. The value assigned approximates that derived from a Black-Scholes valuation model assuming an average discount rate of 5.5%, a volatility factor of 30% and an expected term of one year.

       Common stock warrants outstanding at December 31, 1997 are as follows:

           Number             Exercise                  Expiration
                               Price                       Date

           17,630              $2.00                  August 31, 2000
            6,000              $5.00           February, 2002 - October, 2002


6.     Stock Option Plan:

       In August, 1994, the Board of Directors adopted the 1994 Stock Option Plan, under which 250,000 shares of common stock were reserved for issuance upon exercise of options granted to non-employee directors, officers, employees, members of the Scientific Advisory Board and consultants. Options vest at the rate of 20% per year and are exercisable generally within ten years after date of grant. Activity under the Company's stock option plan is set forth below:

                                                                       Exercise
                                                       Shares           Price

    Outstanding at January 1, 1994                        -               -
       Granted                                          2,000           $0.02
       Exercised                                                   -
                                                            ---------------
                                                                   -
    Outstanding at December 31, 1994                    2,000           $0.02
       Granted                                          3,500           $0.75
       Exercised                                                   -
                                                            ---------------
                                                                   -
    Outstanding at December 31, 1995                    5,500      $0.02 - $0.75
       Granted                                         13,000           $3.00
       Exercised                                                   -
                                                            ---------------
                                                                   -
    Outstanding at December 31, 1996                   18,500     $0.02 - $ 3.00
       Granted                                         25,400     $6.00 - $10.00
       Exercised
                                                                   -
               Outstanding at December 31, 1997        43,900

       The status of options outstanding at December 31, 1997 is as follows:

                                                          Weighted               Weighted
                 Exercise                                  Average               Average              Number
                  Price                Shares           Remaining Life        Exercise Price        Exercisable
                   $.02                 2,000             6.5 years                 $.02                 1,333
                   $.075                3,500             7.5 years                 $.075                1,808
                  $3.00                13,000             8.5 years                $3.00                 3,900
                  $6.00                 3,000             9.33 years               $6.00                   -
                  $7.50                 2,000             9.4 years                $7.50                   -
                 $10.00                20,400             9.5 years               $10.00                 6,250
                                       ------                                                           ------
                                       43,900                                                           13,291






       The Company applies APB Opinion No. 25 and related Interpretations in accounting for stock issued to employees under this plan. Compensation expense resulting from stock options is measured at the grant date based upon the difference between the exercise price and the market value of the common stock. All stock options issued to employees were granted at an exercise price equal to the market value at the date of grant.



       Given the limited time period that the Company's stock has been publicly traded, as well as the lack of history to estimate patterns of exercise and option term, fair value disclosures required under FASB Statement No. 123 are provided as a range from low to high for the expected term and volatility. Fair value is estimated using the Black-Scholes option pricing model and the following assumptions:




                                      1997                      1996
                                 Low         High        Low           High
       Discount Rate            6.09%        6.38%       6.74%         7.04%

       Volatility                30%          60%         30%           60%

       Option Life (Years)       5             9           5             9

6.     Stock Option Plan - Continued:

       The weighted average fair value of options granted to other than non-employee consultants during fiscal year 1997 and 1996 was in the range of $3.82 to $7.31 and $1.17 to $2.21 per option, respectively. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for these awards consistent with the method of FASB Statement No. 123, the Company's reported net loss and loss per share for fiscal year 1997 and 1996 would have been as follows:


                                                   Low                   High

               1997 Net Loss                $      792,985       $      802,995
               1997 Loss Per Share                 (0.32)                (0.33)

               1996 Net Loss                       555,414              556,991
               1996 Loss Per Share                 (0.23)                (0.23)


       The Company applies Statement of Financial Accounting Standards No. 123 for stock options issued to non-employee consultants. In 1997, the Company granted 5,000 options at exercise prices of $6.00 - $7.50 per share and will record consulting expense as the options vest for the difference between the exercise price and the market values at grant date of $10.00.



7.     Board Retainer Plan:

       The Company does not pay cash compensation to outside members of the Board of Directors or to members of its Scientific Advisory Board. Accordingly, in August, 1994, the Board of Directors adopted the 1994 Board Retainer Plan, under which 75,000 shares of common stock were reserved for non-employee directors and members of the Scientific Advisory Board.

       New outside members of the Board or the Scientific Advisory Board receive 5,000 shares upon joining, and all will receive 1,000 shares annually during the pendency of the Board Retainer Plan. Shares either vest upon delivery or time of service. For the shares which vest over time of service, unearned compensation equivalent to the fair value at the date of grant is credited to capital deficiency and amortized over the service period to compensation expense. Shares which vest upon delivery are recorded as compensation expense upon issuance. At December 31, 1997, a total of 57,000 shares had been granted under this Plan. Compensation expense recognized in connection with such awards for the years ending December 31, 1997 and 1996 was $83,000 and $133,834, respectively. Unearned compensation of $202,688 remains to be recognized as expense over future periods of service.

8.     Related-Party Transactions:

       Commencing with the founding of the Company, two executives, the Chairman/Chief Executive Officer and the President, made loans to the Company pursuant to the terms of a convertible promissory note (the "Subordinated Note Agreement"). Under the terms of the Subordinated Notes, principal amounts were convertible into common stock at a price per share not greater than the lowest price per share (adjusted for stock splits, stock dividends, or other dilution) at which shares of the Company's common stock have been issued during the 12-month period immediately prior to the notice of election to convert.

       On September 30, 1994, these officers each converted $9,000 of Subordinated Notes into an aggregate of 900,000 shares of the Company's common stock, at a price of $0.02 per share. On June 30, 1996, the remaining obligation on these notes was converted by the officers into a total of 21,544 shares of the Company's common stock, at a price of $0.75 per share.

       In addition, the Company has agreed to defer the payment of the 1993, 1994 and part of the 1995, 1996 and 1997 salaries of the Chairman/Chief Executive Officer and the President pursuant to agreements between the Company and such executives. Similar agreements are in effect with the Company's Senior Vice President and Chief Scientist. Payments are to be made only upon termination of employment (which may be by death, disability, retirement, or otherwise) and may be in a lump sum or as an annuity. Amounts bear interest, compounded annually, at a rate established by the Board of Directors, currently 8.0%.
       These obligations are unfunded recorded liabilities.

       On October 10, 1994, Dr. A.B. Peck, who is an executive officer and consultant, assigned to the Company all his interest in certain oxalate technology (subject to prior rights of the University of Florida) and agreed to an exclusive consulting agreement with the Company in exchange for an aggregate of 650,000 shares of common stock at a price of $0.02 per share. The Company has a consulting agreement with Dr. Peck for 48 days of service per year for $50,000 per year which expires on December 31, 1999.

       On November 10, 1994, members of the immediate families of the founders of the Company, including a partnership in which the Chairman/Chief Executive Officer has an undivided 25% interest, purchased an aggregate of 140,000 shares of the Company's common stock pursuant to an Agreement to Purchase Shares dated as of such date, for a price of $0.10 per share, or $14,000 in the aggregate.

8.     Related-Party Transactions - Continued:

       On April 16, 1996, the Chairman/Chief Executive Officer and the President of the Company each entered into an agreement to extend the Company up to $25,000 in the form of a bridge loan. Interest on the notes is at 8%, but can be reset annually, at the election of either party, to prime rate in effect on January 1 of any given year, plus 3%. In addition, on June 21, 1996, the Chairman/Chief Executive Officer agreed to increase his loan commitment to an amount up to $150,000, if necessary, to enable the Company to continue operations. At December 31, 1997, there are total loans of $75,000 outstanding to these officers (Note 3).

       In December, 1996, the Company entered into a consulting agreement, terminable upon 90 days notice by either party, with a company whose president is an officer of the Company. The Company is to be paid $5,000 monthly and could receive warrants for up to 20,000 shares of common stock upon the achievement of certain milestones. Through December 31, 1997, the consultants had been paid $60,000 and were issued warrants for 6,000 shares of common stock (Note 5).

       In 1997, the Company engaged the services of a printer in connection with the offering. The printer is partially owned by the Company's Chief Executive Officer. Through December 31, 1997, the printer has not rendered any services, and accordingly, has not been paid.



9.     Sponsored Research Agreement:

       On June 5, 1996, the Company entered into an agreement with Genetics Institute, Inc. ("GI") relating to Islet Producing Stem Cells Technology. Under the agreement, GI sponsored certain research by the Company and provided funding of $275,000 over a 12-month period, plus patent expenses of approximately $35,000. The agreement with GI was not extended after the initial 12-month period. The revenue under this contract was recognized on a pro rata basis consistent with the period over which the research was conducted as well as upon delivery of certain research reports. Under the agreement, the Company is required to reimburse GI for certain patent costs if GI does not exercise its option for an exclusive license for the technology. As of December 31, 1997, GI has not exercised their right for an exclusive license to this technology and such costs are recorded as a liability.

10.    Risks and Uncertainties:

       Approximately 61% of 1997 revenues and 80% of 1996 revenues consisted of revenues related to a single sponsored research agreement which expired in 1997.

       The Company's product candidates are in an early stage of development. The Company has not completed the development of any products and, accordingly, has not received any regulatory approvals or commenced marketing activities. No revenues have been generated from the sale of its products.

       The Company's development and commercialization rights for its proposed products are derived from its license agreements with the University of Florida and others. A deterioration in the relationship between the Company and the University of Florida could have a material adverse effect on the Company.

       The Company is aware of potentially significant risks regarding the patent rights licensed by the Company relating to Islet Progenitor/Stem Cells and to its oxalate technology. The Company may not be able to commercialize its proposed diabetic products due to patent rights held by third parties other than the Company's licensors.



11.    Commitments:

       The Company issued 1,000 shares of restricted common stock in exchange for a patent in February, 1997. In addition to the issuance of stock, the Company will be required to pay royalties of 2% of net sales, if any, generated from the patented technology.



12     Subsequent Events:

       Through March 27, 1998, the Company has received proceeds of $180,500 by selling 18,050 units of common stock and Charitable Benefit Warrants in an initial public offering at $10.00 per unit.

Ixion Biotechnology, Inc.
(A Development Stage Company)

Balance Sheet

September 30, 1998

Unaudited

                                     Assets
Current  Assets:
   Cash and cash equivalents                                                            $           39,073
   Accounts receivable                                                                               1,811
   Prepaid expenses                                                                                    140
   Other current assets                                                                                500
                                                                                        ------------------
                 Total current assets                                                               41,524

Property and Equipment, net                                                                         30,349

Other Assets:
    Patents and patents pending, net                                                               280,466
    Other, net                                                                                       6,513
                 Total other assets                                                                286,979
                                                                                        ------------------
                  Total Assets                                                                   $ 358,852
                                                                                        ==================

                       Liabilities and Capital Deficiency

Current Liabilities:
    Accounts payable                                                                    $           61,721
    Bridge loans payable to officers                                                               250,000
    Current portion of notes payable                                                                 8,975
    Accrued expenses                                                                                48,501
    Interest payable                                                                                 1,797
                                                                                        ------------------
         Total current liabilities                                                                 370,994

Long-Term Liabilities:
    Notes payable                                                                                  620,535
    Liability under research agreement                                                              42,317
    Deferred rent, including accrued interest                                                       17,822
    Deferred fees and salaries, including accrued interest                                         666,385
                                                                                        ------------------
                   Total long-term liabilities                                                   1,347,059
                     Total liabilities                                                           1,718,053

Capital Deficiency:
    Common stock, $.01 par value; authorized 4,000,000, issued and
       outstanding 2,508,144 shares at September 30                                                 25,081
    Common stock warrants outstanding                                                               35,494
    Additional paid-in capital                                                                   1,571,322
    Deficit accumulated during the development stage                                            (2,649,623)
    Less unearned compensation                                                                    (341,475)
                                                                                        -------------------
                  Total capital deficiency                                                      (1,359,201)
                                                                                        -------------------
Total Liabilities and Capital Deficiency                                                $          358,852
                                                                                        ===================

See accompanying notes to condensed financial statements

Ixion Biotechnology, Inc.
(A Development Stage Company)

Notes to  Condensed Financial Statements

Nine Month Period Ended September 30, 1998


Ixion Biotechnology, Inc.
(A Development Stage Company)

Statements of Operations

                                                                                                          For the Period
                                                                                                              March 25,


                                                                                                             1993 (Date
                                                                                                            of inception)
                                                                Nine Months Ended                                through
                                                                   September 30,                            September 30,
                                                           __1998__             __1997__                    ____1998____
                                                                     Unaudited                                Unaudited
Revenues:
   Income under research agreement                   $       0               $    135,922               $    275,001
   Income from SBIR Grant                                    0                     71,650                     91,650
   Interest income                                         367                      9,223                     23,334
   Other income                                          3,257                      2,752                     17,805
                                                     ------------------          -----------               ------------

            Total revenues                               3,624                    219,547                    407,790
                                                     ------------------          -----------               ------------


Expenses:
  Operating, general and administrative                307,097                    290,271                  1,405,038
  Research and development                             269,474                    432,378                  1,355,744
  Interest                                              97,317                     83,858                    296,601
                                                     -----------------          -------------              ------------

                 Total expenses                        673,888                     806,507                 3,057,413
                                                     -----------------          -------------              ------------


Net Loss                                             $(670,264)             $     (586,960)             $ (2,649,623)
                                                      ==================        ==============              =================

Basic and Diluted Net Loss per Share                 $   (0.27)             $        (0.24)
                                                      ==================        ==============

Weighted Average Common Shares                       2,482,687                    2,456,412
                                                      ==================        ==============


















See accompanying notes to condensed financial statements

Ixion Biotechnology, Inc.


Ixion Biotechnology, Inc.
(A Development Stage Company)

Statements of Cash Flows

                                                                                                             For the Period

                                                                                                             March 25, 1993
                                                                           Nine Months                     (Date of inception)
                                                                         Ended September 30                     through
                                                                   __1998__             __1997__          September 30, 1998
                                                                           Unaudited                           Unaudited
Cash Flows from Operating Activities:
    Net loss                                                       $(670,264)           $(586,960)           $  (2,649,623)
    Adjustments to reconcile net loss to net cash used in
        operating activities:
         Depreciation                                                  8,412                8,542                   32,812

         Amortization                                                  2,367                2,235                    6,211

         Amortization of debt discount                                42,876               42,875                  119,100

         Stock warrants issued under license agreement                  -                     -                     20,465

         Stock options/warrants issued for consulting services          -                     -                     30,000

         Stock compensation                                           68,274              121,640                  325,087
         Decrease (increase) in prepaid expenses and
                other current assets                                   1,262                7,666                     (465)

         Decrease (increase) in accounts receivable                      (41)               3,637                   (1,811)

         Increase (decrease) in deferred revenue                         -               (100,000)                     -
         -
         Increase (decrease) in liability under
                research agreement                                       -                 42,317                   42,317

         Increase (decrease) in accounts payable and
                accrued expenses                                      15,700               12,322                  110,893

         Increase in deferred fees and salaries                      189,969               22,828                  639,833

         Increase in deferred rent                                    10,445                  -                     16,931

         Increase in interest payable                                   -                   1,593                   33,198
                                                              ----------------------    ----------

                  Net cash used in operating activities             (331,000)            (421,305)              (1,275,052)
                                                              ----------------------     ---------              -----------

Cash Flows from Investing Activities:
     Purchase of property and equipment                               (2,302)              (5,758)                 (34,199)

     Organization Costs                                                  -                    -                       (436)

     Payments for patents and patents pending                        (62,154)             (50,450)                (271,924)
                                                              ----------------------     ----------

                  Net cash used in investing activities              (64,456)             (56,208)                (306,559)
                                                              ----------------------     -----------


Cash Flows from Financing Activities:
     Bridge loans payable to officers                                175,000                 -                     280,307

     Proceeds from issuance of convertible notes payable                 -                   -                     787,270

     Proceeds from issuance of common stock                          275,500                 -                     698,200

     Principal reductions in notes payable                            (6,482)              (9,874)                 (17,452)

     Deferred registration costs - IPO                                  -                 (42,049)                    -
         -
     Payment of deferred registration costs - IPO                    (53,932)                -                    (116,561)

     Decrease (increase) in note receivable from shareholder             -                  6,000                     -
         -
     Payment of loan costs                                               -                   -                     (11,080)
                                                              ------------------        ---------                -----------

                  Net cash provided by (used in)
                        financing activities                         390,086             (45,923)                1,620,684
                                                              ------------------        ----------

Net Increase (Decrease) In Cash and Cash Equivalents                  (5,370)           (523,436)                   39,073

Cash and Cash Equivalents at Beginning of Period                      44,443             611,539
                                                              ----------------           --------
-
Cash and Cash Equivalents at End of Period                    $       39,073           $  88,103                  $ 39,073
                                                               ==============           =========                 =========

See accompanying notes to condensed financial statements

Ixion Biotechnology, Inc.
(A Development Stage Company)

Notes to Condensed Financial Statements - Continued
(Nine Month Period Ended September 30, 1998)



1.   Basis Of Presentation:

     The accompanying unaudited condensed financial statements for the three and nine months ended September 30, 1998 and 1997, and for the period March 25, 1993 (date of inception) through September 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim financial statements should be read in conjunction with the December 31, 1997 financial statements and related notes included elsewhere in this prospectus. In our opinion, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring accruals, necessary to present fairly our financial position, results of operations, and cash flows for the periods presented. The results of operations for the interim period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

2.   Income Taxes:

     The components of our net deferred tax asset and the tax effects of the primary temporary differences giving rise to our deferred tax asset are as follows as of September 30, 1998:


                  Deferred compensation                                                 $263,000
                  Net operating loss carryforward                                        783,000
                                                                                        ---------
                  Deferred tax asset                                                   1,046,000
                  Valuation allowance                                                $(1,046,000)
                                                                                       ------------

                  Net deferred tax asset                                             $    __0_
                                                                                       ==============

3.    Stockholder's Equity

     In December, 1997, we commenced the public offering of up to 400,000 Units of newly-issued securities for an aggregate of $4,000,000. Each Unit consists of one share of common stock, $0.01 par value, and a .25 Charitable Benefit Warrants. Each whole Charitable Benefit Warrant entitles the holder to purchase one share of the common stock at a price of $20.00 per share. We require the proceeds of the public offering to meet its planned operating requirements through December 31, 1999. We have received proceeds of $285,500 through September 30, 1998. The offering will continue until all Units have been sold or until December 10, 1998, unless sooner terminated or extended. If the proceeds from the offering prove to be insufficient, then we would be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners, or through other sources.

     There can be no assurance that we will be successful in obtaining the required financing. Under current circumstances, our ability to continue as a going concern depends upon obtaining additional financing.

     Offering costs of $116,561 have been offset against the proceeds of the offering through September 30, 1998.

     In February of 1998, 8,400 shares of stock previously issued to an employee in exchange for services to be rendered were returned to us when the employee resigned. This resulted in a reversal of paid-in capital and unearned compensation, but had no net effect on capital deficiency.

     On July 1, 1998, we granted an additional 17,000 shares of stock under the Board Retainer Plan. Compensation expense recognized in connection with these awards for the nine months ended September 30, 1998 was $18,500 and unearned compensation of $151,500 remains to be recognized.

4.    Stock Options

       On July 1, 1998, we granted ten-year options under the 1994 Stock Option Plan to purchase 62,000 shares of common stock at an exercise price of $10.00 per share. Stock options are exercisable only if vested. 12,500 of such options, granted to members of the Scientific Advisory Board, vest over one year; the remainder vest over five years. In addition, as of September 30, 1998, 5,500 options previously granted to terminated employees expired unexercised.

5.    Related Party Transactions

     In 1997, we engaged the services of a printer in connection with its public offering. The printer is partially-owned by our President, who is also CEO of the printer. Through September 30, 1998, the printer has charged $11,533 in connection with its services.

     In addition, the Chairman and Chief Executive Officer and the President have agreed to extend us not less than $150,000 and not less than $155,000, respectively, in bridge loans. Interest on the bridge loans from officers is at 8% but can be reset annually, at the election of either party, to the prime rate in effect on January 1 of any given year, plus 3%. Under these agreements, we borrowed a total of $250,000, which was still outstanding at September 30, 1998.

6.    Subsequent Events

     Through November 11, 1998, we have received proceeds of $291,500 through the sale of 29,150 units of common stock and Charitable Benefit Warrants in its initial public offering at $10.00 per unit

     On October 8, 1998, upon the expiration of our lease at the Biotechnology Development Institute, we relocated to comparable rental facilities across the street from its former location. The new lease will be for increased space and rent and for a three-year term with two one-year renewal options. The estimated annual payments under the new lease (including amortization of tenant improvements and an emergency generator) will be approximately $84,000 per year (not including utilities) compared to the current annual rent (including utilities) of $43,200. We will continue to have access, as a graduate affiliate, to the Biotechnology Development Institute's specialized facilities, centralized equipment, and core laboratories. Relocation will not materially affect our research and development operations; however, we has incurred relocation expenses and will be obliged to purchase or lease laboratory and office furnishings and equipment. We estimate that the principal amount of such lease or purchase is approximately $100,000.

         No other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Units offered hereby. Neither the delivery of this prospectus, nor any sale made pursuant hereto shall, under any circumstances, create any impression that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                                TABLE OF CONTENTS

                                             Page
Prospectus Summary                            3
Risk Factors                                  6
Special Note Regarding
     Forward-Looking Statements              12
Use of Proceeds                              13
Dilution                                     14
Dividend Policy                              14
Capitalization                               15
Selected Financial Data                      18
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations                           17
Business                                     23
Management                                   42
Certain Relationships and
     Related Party Transactions              47
Principal Shareholders                       48
Description of Securities                    49
Certain Federal Income
     Tax Consequences                        52
Shares Eligible for Future Sale              55
Plan of Distribution                         56
Legal Matters                                58
Experts                                      58
Where You Can Get
     More Information                        58
Unit Purchase Agreement                      59
Index to Financial Statements               F-1

All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







                                  150,000 Units
                            Minimum Purchase 50 Units












                                      IXION


                             Each Unit Consisting of
                          One Share of Common Stock and
                         .25 Charitable Benefit Warrant



                                   PROSPECTUS














                                      1999

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     The Certificate of Incorporation (the "Certificate") of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of the Company or serves or served any other enterprise at the request of the Company.

     In addition, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; or (iii) a transaction from which the director derived an improper personal benefit.

     The Company intends to purchase and maintain directors' and officers' insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of the Company regardless of whether the Company has the power to indemnify the director against such liability under applicable law.

Item 25.  Other Expenses of Issuance and Distribution.

     SEC registration fee..........................................$  1,818
     Printing expenses.............................................  20,000
     Distribution .................................................  18,000
     Advertising ..................................................  50,000
     Fees and expenses of counsel..................................  30,000
     Fees and expenses of accountants..............................  20,000
     Premium on D & O insurance....................................  25,000
     Transfer agent and registrar fees.............................   4,000
     Warrant agent fees............................................   1,500
     Blue sky fees and expenses....................................  40,000
     Miscellaneous.................................................  11,394
          Total....................................................$221,712


     Except for the SEC registration, all of the foregoing expenses have been estimated. All expenses will be paid by the Company.

Item 26.  Recent Sales of Unregistered Securities.

     Set forth below is information as to securities sold by Ixion within the past three years which were not registered under the Securities Act of 1933 (the "Act"). No underwriters were involved in any of the sales so there were no underwriting discounts or commissions. All outstanding securities are deemed to be restricted securities for the purposes of the Act. All certificates representing such issued and outstanding restricted securities of the Company have been properly legended and the Company has issued "stop transfer" instructions to its transfer agent with respect to such securities, which legends and stop transfer instructions are presently in effect unless such securities have been registered under the Securities Act or have been transferred pursuant to an appropriate exemption from the registration provisions of the Securities Act.

     (a) On September 30, 1994, two directors and senior officers of the Company, who may be deemed promoters, converted an aggregate of $18,000 of cash loans made to the Company under the terms of a subordinated convertible note agreement into a total of 900,000 shares of Common Stock, at a price of $0.02 per share, and the Company's tax advisor was issued 5,000 shares of Common Stock in exchange for services valued at $100 or $0.02 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.

     (b) Restricted shares of Common Stock have been issued to Members of the Board of Directors, Members of the Scientific
     Advisory Board, and key employees under the Company's Board
     Retainer Plan as follows:

          On September 30, 1994, 5,000 shares of Common Stock to a director for service as a director valued at $100 or $0.02 per share.

          On May 31, 1995, 10,000 shares of Common Stock (5,000 shares to each of two directors) for services as directors valued at an aggregate of $7,500 or $.75 per share.

          On June 10, 1996, 34,000 shares of Common Stock (5,000 shares to each of two directors, 5,000 shares to each of two members of the Scientific Advisory Board, for services as directors or scientific advisors and 14,000 shares of Common Stock to its Vice President - Research and Development as a hiring bonus for services to be rendered) valued at an aggregate of $92,000 (a portion of which is unearned compensation) or $3.00 per share.

          On September 15, 1996, 10,000 shares of Common Stock (5,000 shares to each of two members of the Scientific Advisory Board) for services as scientific advisors valued at $100,000 (a portion of which is unearned compensation) or $10.00* per share.

          On October 10, 1996, 5,000 shares of Common Stock to a member of the Scientific Advisory Board for services as a scientific advisor valued at $50,000 (a portion of which is unearned compensation) or $10.00* per share.

          On February 11, 1997, 10,000 shares to its Director of
          Research, Oxalate Division, as a hiring bonus for services to be rendered valued at $100,000 (a portion of which is unearned compensation) or $10.00* per share.

          On June 27, 1997, 7,000 shares of Common Stock (1,000 shares to each of two directors, and 1,000 shares to each of five members of the Scientific Advisory Board, for services as directors or scientific advisors) valued at $70,000 (a portion of which is unearned compensation) or $10.00* per share.

          On July 1, 1997, 3,000 shares to its Associate Director of Research, Diabetes Division, as a hiring bonus for services to be rendered (a portion of which is unearned compensation) valued at $30,000 or $10.00* per share.

     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement and the exemption provided by Rule 701 promulgated under the Act.

     (c) On October 17, 1994, a director and senior officer of the Company, who may be deemed a promoter, received 650,000 shares of Common Stock in exchange for all his interest in certain oxalate technology and his agreement to an exclusive consulting agreement with the Company, valued at the price of $13,000 or $0.02 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.

     (d) On October 31, 1994, a consultant to the Company canceled $1,000 of deferred consulting fees in exchange for 10,000 shares of Common Stock at the price of $0.10 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.


     (e) On November 10, 1994, 10 members of the immediate families of the founders of the Company, as well as a partnership whose general partners include a director and senior officer of the Company and members of his immediate family, purchased a total of 140,000 shares of Common Stock for a price of $14,000 or $0.10 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 504 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $1,000,000.

     (f) From March 20, 1995 to May 31, 1995, the Company sold an aggregate of 500,000 shares of Common Stock to 26 accredited investors and three unaccredited investors for an aggregate of $375,000 or $.75 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 504 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $1,000,000.


     (g)     On September 21, 1995, the Company sold 3,000 shares of
     Common Stock (together with 2,000 warrants to purchase Common
     Stock at an exercise price of $2.00 per share expiring in 2000) to an accredited investor for $5,000 in cash and a note due April
     1997 for $6,000 or a price of $3.00 per share and $1.00 per warrant. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.


     (h) Warrants have been issued to an institution in partial payment of rent for the Company's facilities pursuant to the License
     Agreement between the University of Florida Research Foundation,
     Inc., and the Company as follows:

          On November 11, 1995, the Company issued warrants to purchase 7,608 shares of Common Stock at an exercise price of $2.00 per share expiring in 2000 , valued at $1.00 per warrant.

          In August, October, and November, 1996, the Company issued warrants to purchase an aggregate of 8,022 shares of Common Stock at an exercise price of $2.00 per share expiring in 2000, valued at $1.35 per warrant.

     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as transactions to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.



     (i) On June 30, 1996, two directors and senior officers of the Company, who may be deemed promoters, converted an aggregate of $16,158 of cash loans made to the Company under the terms of a subordinated convertible note agreement into a total of 21,544 shares of Common Stock, at a price of $.75 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.


     (j) In October and November, 1996, the Company issued an aggregate of $787,270 of Convertible Unsecured Notes due 2001 to 35 accredited and one unaccredited investors. The Notes are convertible at any time prior to maturity into a maximum of 323,557 shares of Common Stock at conversion prices ranging from $4.20 to $2.10. The conversion prices are based on the length of time the investor holds the Notes prior to conversion.
     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 505 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $5,000,000 and were made to fewer than 35 investors.


     (k) On February 11, 1997, the Company issued 1,000 shares of Common Stock to two inventors in exchange for an exclusive license of a patent entitled "Method for the Selective Control of Weeds, Pests and Microbes," valued at $7,500 or $7.50 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.


     (l) Warrants have been issued to Brandywine Consultants, Inc., pursuant to the Consulting Agreement between the Company and Brandywine Consultants, Inc., dated December 12, 1996, for certain milestones as follows:

          On June 23, 1997, 3,000 warrants at an exercise price of $5.00 per share of Common Stock, expiring June 2002.

          On October 24, 1997, 3,000 warrants at an exercise price of $5.00 per share of Common Stock, expiring October 2002.

     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation, or general advertisement.



     *  Based upon an assumed offering price of $10.00 per share.


Item 27.  Exhibits
         Exhibits marked by asterisk(s) have not been included with this Post Effective Amendment, but instead have been incorporated by reference to other documents filed by the Company with the SEC.

  Exhibit                           Description
*****1.1    Agreement with Unified Management Corporation, dated March 18, 1998
    *3.1    Certificate ofIncorporation of Registrant
    *3.2    Certificate of Amendment to Certificate of Incorporation of
             Registrant
    *3.3    Certificate of Amendment to Certificate of Incorporation of
             Registrant
*****3.4    Bylaws  of  Registrant,   as  amended  and  restated
   **4.1    Form  of Registrant's Common Stock Certificate
*****4.2    Form of Registrant's  Charitable Benefit Warrant Certificate
*****4.3    Charitable Benefit Warrant Agreement, dated
    *4.4    Warrant Agreement with Jeffrey W. Seel, dated November 7, 1995
    *4.5    Warrant Agreement with the University of Florida Research
             Foundation, Inc., dated November 7, 1995
    *4.6    Warrant Agreement with the University of Florida Research
             Foundation, Inc., dated August 1, 1996
    *4.7    Warrant Agreement with the University of Florida Research
             Foundation, Inc., dated October 1, 1996
    *4.8    Warrant Agreement with the University of Florida Research
             Foundation, Inc., dated November 7, 1996
   **4.9    Warrant Agreement with Brandywine Consultants, Inc., dated
             June 23, 1997
   **4.10   Warrant Agreement with Brandywine Consultants, Inc., dated
             October 24, 1997
  ***5.1    Opinion of Bruce Brashear, Esq. Regarding legality
   **5.2    Opinion of Thacher Proffitt & Wood regarding certain tax matters
   *10.1    Chattel Mortgage Agreement with Carl Therapeutic, Inc., dated as of
             January 1, 1996
   *10.2    Consulting Agreement with Brandywine Consultants, Inc., dated
             December 12, 1996
   *10.3    Consulting Agreement with Ammon B. Peck, dated February 21, 1997
   *10.4    Consulting Agreement with David C. Peck, dated July 1, 1996
   *10.5    Convertible Promissory Note with Weaver H. Gaines, dated
             March 31, 1993
   *10.6    Convertible Promissory Note with David C. Peck, dated
             October 15, 1993
   *10.7    Demand Promissory Note, Bridge Loan with Weaver H. Gaines, dated
             April 15, 1996
   *10.8    Demand Promissory Note, Bridge Loan with David C. Peck, dated
             April 15, 1996
   *10.9    Deferred Compensation Plan Agreement with Weaver H. Gaines, dated
             January 1, 1994
   *10.10   Deferred Compensation Plan Agreement with Ammon B. Peck, dated
             June 1, 1994
   *10.11   Deferred Compensation Plan Agreement with David C. Peck, dated
             April 1, 1994
   *10.12   Agreement to Purchase Shares, dated as of October 10, 1994
   *10.13   Note Purchase Agreement, dated as of September 13, 1996
   *10.14   Incubator License Agreement with the University of Florida Research
             Foundation, Inc., dated June 26, 1995
   *10.15   Amendment No. 1, dated July 31, 1996 to Incubator License Agreement with the University of Florida Research Foundation, Inc.
   *10.16   Amendment No. 2, dated October 1, 1996 to Incubator License
             Agreement with the University of Florida Research Foundation, Inc.
   *10.17   Amendment No. 3, dated November 7, 1996 to Incubator License
             Agreement with the University of Florida Research Foundation, Inc.
   *10.18   Amendment No. 4, dated January 21, 1997 to Incubator License
             Agreement with the University of Florida Research Foundation, Inc.
   *10.19   Patent License Agreement with Randy S. Fischer and Roy A. Jensen for U.S. Patent No. 5,187,071, "Method for the Selective Control of Weeds, Pests, and Microbes," dated February 11, 1997
****10.20   Patent License Agreement with Research Component with the
             University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated January 11, 1995 (1)
****10.21   Amendment No. 1 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated December 20, 1995
****10.22   Amendment No. 2 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated October 9, 1996 (1)
****10.23   Patent License Agreement with Research Component with the
             University of Florida Research Foundation, Inc. relating to Pancreatic Stem Cells, dated February 17, 1995 (1)
****10.24   Amendment No. 1 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Pancreatic Stem Cells, dated October 9, 1996 (1)
****10.25   Patent License Agreement with Milton J. Allison, dated
             June 23, 1997. (1)
****10.26   Sponsored Research Agreement with Genetics Institute, Inc., dated
             June 5, 1996 (1)
   *10.27   Employment Agreement with Weaver H. Gaines, dated August 31, 1994
   *10.28   Employment Agreement with David C. Peck, dated August 31, 1994
   *10.29   1994 Stock Option Plan, as amended
  **10.30   1994 Board Retainer Plan, as amended
   *10.31   Consulting Agreement with Ammon Peck, dated October 6, 1994
   *10.32   Amendment No. 5 to Incubator License Agreement
   +10.33   Office Lease agreement with Echelon International Corporation dated as of September 18, 1998
   +10.34   Amendment No. 3 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated December 17, 1998(1)
   +10.35   BDI Graduate Membership Agreement with the Biotechnology
             Development Institute dated November 5, 1998.
   +10.36   Consulting Agreement with Amersham Pharmacia Biotech, Inc., dated as of January 4, 1999.
   +11.1    Statement regarding computation of earnings per share (included as
             Note 1 in financial statements)
  ++24.1    Consent of Independent Accountants.
  ++24.2    Consent of Bruce Brashear, Esq.
   +24.3    Consent of Thacher Proffitt & Wood
   +25      Power of Attorney (included with the signature page to the registration statement)
  ++27      Financial Data Schedule


         (1) Confidential information has been omitted from these document and filed separately with the Commission pursuant to a request for Confidential Treatment.

+     Filed herewith
* Incorporated by reference to Form SB-2, File No. 333-334765, dated August 29, 1997.
**    Incorporated by reference to Amendment 1 to Form SB-2, File No.
       333-334765, dated November 7, 1997.
***   Incorporated by reference to Amendment 2 to Form SB-2, File No.
       333-334765, dated December 2, 1997.
****  Incorporated by reference to Amendment 3 to Form SB-2, File No.
       333-334765, dated December 9, 1997.
***** Incorporated by reference to Post Effective Amendment No. 1 to Form
       SB-2, File No. 333-34765, dated January 23, 1998.
++    To be filed by Amendment

                                   SIGNATURES

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment to be signed on its behalf by the undersigned, in the city of Alachua, state of Florida, on the 12th day of February, 1999.

IXION BIOTECHNOLOGY, INC.


  By: /s/ Weaver H. Gaines
     Weaver H. Gaines,
     Chairman of the Board and Chief
     Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment has been signed by the following persons in the capacities indicated on February 12, 1999.


SIGNATURE                                          TITLE


  /s/ Weaver H. Gaines                   Chairman of the Board, Chief Executive
  Weaver H. Gaines                       Officer, and Director


    *
                                         President, Chief Financial Officer and
                                         Director
  David C. Peck


  /s/ Kimberly A. Ramsey                 Controller
  Kimberly A. Ramsey

    *
  David M. Margulies                     Director     *
  Vincent P. Mihalik                     Director

  /s/ Weaver H. Gaines*                 (attorney in fact) Weaver H. Gaines

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Weaver H. Gaines and David C. Peck, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of IXION BIOTECHNOLOGY, INC.) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


/s/ Karl-E. Arfors                                            Director
Karl-E. Arfors